UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BIOGEN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2018 Annual Meeting of

Stockholders and Proxy Statement

        Tuesday, June 12, 2018

        9:00 a.m. Eastern Time

        To be held at our offices located at 225 Binney Street,

        Cambridge, Massachusetts 02142 and

        online at www.virtualshareholdermeeting.com/BIIB2018

Letter from our Chairman

April 27, 2018

To My Fellow Stockholders:

On behalf of the Board of Directors, I want to thank you for your investment in Biogen and for the confidence you put in this Board to oversee your interests in this business.

Biogen’s mission is clear: We are pioneers in neuroscience. We believe that no other disease area holds as much need or as much promise for medical breakthroughs with approximately one billion people affected by neurological disorders worldwide.

Our philosophy of Caring Deeply. Working Fearlessly. Changing Lives.™ informs our policies and business practices. We work to have an impact beyond our medicines as we strive to improve patient health outcomes, solve social and environmental challenges, cultivate a workplace that enables our employees to thrive, support local communities and inspire future generations of scientists.

The Board takes its role in overseeing Biogen’s long-term business strategy very seriously. In 2017 the Board stewarded a successful leadership succession plan with the transition to our new CEO, Michel Vounatsos, who has begun implementing our newly focused strategy as we continue to work toward our goal of broadening our leadership role in neuroscience.

We are proud of our accomplishments in 2017, including:

•	Generating record revenues of $12.3 billion for the year, performing well across our multiple sclerosis portfolio and delivering one of the most impressive launches in the history of the biotech industry with SPINRAZA, the first and only approved treatment for spinal muscular atrophy.

•	Continuing apace in the accrual of patients in all clinical programs, including our pivotal trials of aducanumab in Alzheimer’s disease.

•	The addition of seven new clinical-stage programs across our core and emerging growth areas.

•	Our perfect score of 100% on the Human Rights Campaign’s Corporate Equality Index (a national benchmarking tool on corporate policies and practices pertinent to LGBTQ employees) for the fourth consecutive year.

•	Our continued commitment to operational carbon neutrality highlighted by the use of 100% renewable electricity globally.

•	The dedication and commitment of the over 2,600 employees who volunteered from 26 countries in our annual Care Deeply Day.

•	The engagement of 44,000+ students in hands-on learning to inspire their passion for science since the inception of Biogen’s Community Labs.

On behalf of the Board, I am pleased to invite you to attend our 2018 annual meeting of stockholders, which will be held at our offices located at 225 Binney Street, Cambridge, Massachusetts 02142 on Tuesday, June 12, 2018, beginning at 9:00 a.m. Eastern Time. For those who cannot attend in person, we are offering a virtual stockholder meeting in which you can view the meeting, submit questions and vote online at www.virtualshareholdermeeting.com/BIIB2018. You will need the 16-digit control number included with these proxy materials to attend the annual meeting virtually via the Internet. Stockholders who attend the annual meeting virtually via the Internet will have the opportunity to participate fully in the meeting on an equal basis with those who attend in person.

The following notice of our annual meeting of stockholders contains details of the business to be conducted at the meeting. Only stockholders of record at the close of business on April 17, 2018, will be entitled to notice of, and to vote at, the annual meeting.

On behalf of the Board of Directors, I thank you for your continued support and investment in Biogen.

Very truly yours,

STELIOS PAPADOPOULOS

Chairman of the Board

On behalf of the Board of Directors of Biogen Inc.

Notice of 2018 Annual Meeting of Stockholders

Date:	Tuesday, June 12, 2018

Time:	9:00 a.m. Eastern Time

Place:	Biogen Inc. 225

Binney Street Cambridge,

Massachusetts 02142

Record Date:	April 17, 2018. Only Biogen stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the annual meeting.

Items of Business:	1.	To elect the 11 nominees identified in the accompanying Proxy Statement to our Board of Directors to serve for a one-year term extending until the 2019 annual meeting of stockholders and their successors are duly elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	To hold an advisory vote on executive compensation.

4.	To consider and vote on a stockholder proposal requesting certain proxy access bylaw amendments, if properly presented at the annual meeting.

5.	To consider and vote on a stockholder proposal requesting a report on the extent to which risks related to public concern over drug pricing strategies are integrated into incentive compensation arrangements, if properly presented at the annual meeting.

6.	To transact such other business as may be properly brought before the annual meeting and any adjournments or postponements.

Virtual Meeting:	To participate in the annual meeting virtually via the Internet, please visit www.virtualshareholdermeeting.com/BIIB2018. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials. Stockholders will be able to vote and submit questions virtually via the Internet during the annual meeting.

Voting:	Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, we urge you to vote as promptly as possible by telephone or Internet or by signing, dating and returning a printed proxy card or voting instruction form, as applicable. If you attend the annual meeting, you may vote your shares during the annual meeting even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders

To Be Held on June 12, 2018:

The Notice of 2018 Annual Meeting of Stockholders, Proxy Statement and 2017 Annual Report on Form 10-K

are available at the following website: www.proxyvote.com.

By Order of Our Board of Directors,

SUSAN H. ALEXANDER,

Secretary

225 Binney Street

Cambridge, Massachusetts 02142

April 27, 2018

This Notice and Proxy Statement are first being sent to stockholders on or about April 27, 2018. Our 2017 Annual Report on Form 10-K is being sent with this Notice and Proxy Statement.

Proxy Statement Table of Contents

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Proxy Statement Table of Contents (continued)

5	Executive Compensation Matters	Proposal 3 – Advisory Vote on Executive Compensation	28
		Compensation Discussion and Analysis	29
		Executive Summary	30
		Roles and Responsibilities	35
		Executive Compensation Philosophy and Objectives	35
		External Market Competitiveness and Peer Group	36
		Compensation Elements	37
		Compensation Mix	37
		Performance Goals and Target Setting Process	38
		2017 and 2018 Hiring- and Transition-Related Compensation Decisions	39
		2017 Base Salary	40
		2017 Performance-Based Plans and Goal Setting	40
		Long-Term Incentives (LTI)	46
		Retirement Plans	49
		Other Benefits	49
		Post-Termination Compensation and Benefits	49
		Stock Ownership Guidelines	49
		Recoupment of Compensation	50
		Insider Trading, Hedging and Pledging Policy Prohibitions	50
		Tax-Deductibility of Compensation	50
		Compensation Committee Report	50
		Summary Compensation Table	51
		2017 Grants of Plan-Based Awards	54
		Outstanding Equity Awards at 2017 Fiscal Year-End	55
		2017 Option Exercises and Stock Vested	56
		2017 Non-Qualified Deferred Compensation	57
		Potential Payments Upon Termination or Change in Control	59
		CEO Pay Ratio	63
6	Stockholder Proposals	Proposal 4 – Stockholder Proposal Requesting Certain Proxy Access Bylaw Amendments	64
		Proposal 5 – Stockholder Proposal Requesting a Report on the Extent to Which Risks Related to Public Concern Over Drug Pricing Strategies are Integrated into Incentive Compensation Arrangements	66

7	Additional Information	Stock Ownership	69
		Section 16(a) Beneficial Ownership Reporting Compliance	70
		Certain Relationships and Related Person Transactions	71
		Equity Compensation Plan Information	72
		Miscellaneous	73
		Stockholder Proposals	73
		Other Stockholder Communications	73
		Incorporation by Reference	73
		Copies of Annual Meeting Materials	73
		Manner and Cost of Proxy Solicitation	73
Appendix A — GAAP to Non-GAAP Reconciliation			A-1

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Proxy Statement Summary

This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Annual Meeting Information

DATE:	Tuesday, June 12, 2018
TIME:	9:00 a.m. Eastern Time
LOCATION:	Biogen Inc. 225 Binney Street Cambridge, Massachusetts 02142
RECORD DATE:	April 17, 2018

Voting Matters and Vote Recommendation

Voting Matter	Board Recommendation	Page Number for more detail
Item 1—Election of Directors	FOR each nominee	11
Item 2—Ratification of the Selection of our Independent Registered Public Accounting Firm	FOR	25
Item 3—Advisory Vote on Executive Compensation	FOR	28
Item 4—Stockholder Proposal Requesting Certain Proxy Access Bylaw Amendments	AGAINST	64
Item 5—Stockholder Proposal Requesting a Report on the Extent to Which Risks Related to Public Concern Over Drug Pricing Strategies are Integrated into Incentive Compensation Arrangements	AGAINST	66

How to Vote

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Proxy Statement Summary (continued)

Highlights of 2017 Company Performance

Our mission is clear: We are pioneers in neuroscience. We believe that no other disease area holds as much need or as much promise for medical breakthroughs with approximately one billion people affected by neurological disorders worldwide.

We are focused on discovering, developing and delivering worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases, including in our core growth areas of multiple sclerosis (MS) and neuroimmunology, Alzheimer’s disease and dementia, movement disorders and neuromuscular disorders, including spinal muscular atrophy (SMA) and amyotrophic lateral sclerosis. We also plan to invest in emerging growth areas such as pain, ophthalmology, neuropsychiatry and acute neurology. In addition, we are employing innovative technologies to discover potential treatments for rare and genetic disorders, including new ways of treating diseases through gene therapy in the previously mentioned areas. We also manufacture and commercialize biosimilars of advanced biologics. For additional information, please see our 2017 Annual Report on Form 10-K.

2017 Operating Performance Highlights

•	Full year total revenues of $12.3 billion, a 7% increase versus the prior year or a 15% increase excluding hemophilia revenues*.

•	We added seven clinical programs to our neuroscience pipeline in 2017, including BIIB098 (MMF prodrug) for MS, BIIB092 (anti-tau antibody) for both Alzheimer’s disease and progressive supranuclear palsy (PSP), BIIB076 (anti-tau antibody) for Alzheimer’s disease, BIIB080 (tau antisense oligonucleotide) for Alzheimer’s disease, BIIB093 (IV glibenclamide) for large hemispheric infarction and natalizumab for drug-resistant focal epilepsy.

•	We successfully launched SPINRAZA, the first and only approved treatment for SMA, in one of the most exciting worldwide biotech launches of the year. As of December 31, 2017, there were approximately 3,200 patients on therapy across the post-marketing setting, the expanded access program and clinical trials.

•	We were awarded, with our collaboration partner Ionis Pharmaceuticals Inc. (Ionis), the 2017 Prix Galien USA Award for Best Biotechnology Product for SPINRAZA.

•	We announced a new focused and well-articulated strategy with the longer term goal of becoming the leader in neuroscience. We defined priorities designed to drive future growth, including maximizing the resilience of our core MS business, accelerating our progress in SMA and creating a leaner and simpler operating model. The goal of these priorities is to drive significant cash flow generation and invest those cash flows to create new sources of value beyond MS and SMA.

•	Throughout 2017 we repurchased approximately 4.9 million shares of our common stock for a total value of $1.4 billion.

•	During 2017 we appointed several new executives, each of whom has significant experience in the biopharmaceutical industry and is a leader in his or her functional area. These appointments included:

•	Michel Vounatsos, Chief Executive Officer

•	Jeffrey D. Capello, Executive Vice President and Chief Financial Officer

•	Ginger Gregory, Executive Vice President and Chief Human Resources Officer

•	Chirfi Guindo, Executive Vice President and Head of Global Marketing, Market Access and Customer Innovation.

*	In Q1 2017 Biogen completed the spin-off of its global hemophilia business into a new company, known as Bioverativ Inc. The 15% increase in total revenues excludes all hemophilia revenues from 2016 through January 2017. Hemophilia revenues include ELOCTATE® and ALPROLIX® product revenues as well as royalty and contract manufacturing revenue related to Sobi.

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Proxy Statement Summary (continued)

Corporate Governance Matters

We strive to maintain effective corporate governance practices to ensure that our company is managed for the long-term benefit of our stockholders. To that end, we continually review and refine our corporate governance policies, procedures and practices. See Part 2 – “Corporate Governance at Biogen” for more information.

Corporate Governance Highlights

Board and Board Committees
Number of Independent Director Nominees/Total Number of Director Nominees	10/11
Number of Female Director Nominees/Total Number of Director Nominees	3/11
Average Age of Directors Standing for Election (as of April 17, 2018)	63
All Board Committees Consist of Independent Directors	Yes
Risk Oversight by Full Board and Committees	Yes
Separate Risk Committee	Yes
Separate Chairman and CEO	Yes
Regular Executive Sessions of Independent Directors	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Independent Director Evaluation of CEO	Yes
Director Education and Orientation	Yes
Annual Equity Grant to Directors	Yes
Director - Stockholder Engagement Initiative	Yes
Stockholder Rights, Accountability and Other Governance Practices
Annual Election of All Directors	Yes
Majority Voting for Directors and Resignation Policy	Yes
Proxy Access Bylaw (3% ownership, 3 years, nominees for up to 25% of our Board)	Yes
Annual Advisory Stockholder Vote on Executive Compensation	Yes
Stockholder Ability to Call Special Meetings (25% Threshold)	Yes
Stockholder Ability to Act by Written Consent	Yes
Stock Ownership Guidelines for Directors and Executives	Yes
Prohibition from Hedging and Pledging Securities or Otherwise Engaging in Derivative Transactions	Yes
Compensation Recovery in Equity and Annual Bonus Plans	Yes
Absence of a Stockholder Rights Plan (referred to as “Poison Pill”)	Yes
Strong Commitment to Environmental and Sustainability Matters	Yes
Board Oversight and Expanded Disclosure on Website Related to Corporate Political Contributions and Expenditures	Yes

Director - Stockholder Engagement Initiative

We value the views of our stockholders and other stakeholders, and we solicit input throughout the year on topics such as business strategy, capital allocation, corporate governance, executive compensation, sustainability and corporate social responsibility initiatives. During fiscal 2017, independent members of our Board of Directors conducted outreach to certain stockholders to discuss a variety of issues, including business, corporate governance and compensation related matters.

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Proxy Statement Summary (continued)

Our Director Nominees

Proposal 1 — Election of Directors

You are being asked to vote on the election of the following 11 nominees for director. All directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each director’s background, skill sets and areas of expertise can be found beginning on page 11.

			Committee Memberships*						Other Public Boards
Name, Occupation, and Experience	Age*	Independent	AC	CC	CGC	FC	RC	STC
Alexander J. Denner, Ph.D. Founding Partner, Sarissa Capital	48	Yes							1
Caroline D. Dorsa Retired Executive Vice President and Chief Financial Officer, Public Service Enterprise Group Incorporated	58	Yes							3
Nancy L. Leaming Retired Chief Executive Officer and President, Tufts Health Plan	70	Yes							—
Richard C. Mulligan, Ph.D. Mallinckrodt Professor of Genetics, Emeritus, Harvard Medical School and Portfolio Manager, Icahn Capital LP	63	Yes							—
Robert W. Pangia Partner, Ivy Capital Partners, LLC	66	Yes							—
Stelios Papadopoulos, Ph.D. Chairman, Biogen Inc., Chairman, Exelixis, Inc. and Chairman, Regulus Therapeutics Inc.	69	Yes							3
Brian S. Posner Private Investor and President, Point Rider Group LLC	56	Yes							2
Eric K. Rowinsky, M.D. President and Executive Chairman of RGenix, Inc.	61	Yes							2
The Honorable Lynn Schenk, J.D. Attorney, Former Chief of Staff to the Governor of California and Former U.S. Congresswoman	73	Yes							1
Stephen A. Sherwin, M.D. Clinical Professor of Medicine, University of California, San Francisco and Advisor to Life Sciences Companies	69	Yes							2
Michel Vounatsos Chief Executive Officer, Biogen Inc.	56	No							—

* Age and Committee memberships are as of April 17, 2018.

AC: Audit Committee	CGC: Corporate Governance Committee	RC: Risk Committee
CC: Compensation and Management Development Committee	FC: Finance Committee	STC: Science and Technology Committee

Chair:	Member:	Financial Expert:

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Proxy Statement Summary (continued)

Our Auditors

Proposal 2 – Ratification of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018. Detailed information about this proposal can be found beginning on page 25.

Executive Compensation Matters

Proposal 3 – Advisory Vote on Executive Compensation

Our Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s named executive officers (NEOs) as described in this Proxy Statement (the “say-on-pay” vote). Detailed information about the compensation paid to our NEOs can be found beginning on page 28.

Our compensation programs embody a pay-for-performance philosophy that supports our business strategy and aligns executive interests with those of our stockholders. Highlights of our compensation programs for 2017 and our compensation best practices follow.

Pay-for-Performance
Short- and long-term incentive compensation rewards financial, strategic and operational performance and the accomplishment of goals that are set to support our long-range plans.
Approximately 91% of the target compensation for Michel Vounatsos, our CEO, was performance-based and at-risk in 2017.
Approximately 84% of the target compensation for our other current full-year active NEOs (other than Gregory F. Covino) who were employed for all of 2017 was performance-based and at-risk in 2017.
Other Compensation Best Practices
We provide competitive total pay opportunities after consideration of many factors, including comparative data from a carefully selected peer group.
An independent compensation consultant assists the Compensation and Management Development Committee in setting executive and non-employee director compensation.
Our compensation programs do not encourage unnecessary and excessive risk taking, and risk assessments are conducted annually.
Payments under our annual bonus plan are performance-based and capped.
Long-term incentive awards are performance-based and subject to multi-year vesting.
Stock option awards are granted at fair market value; we do not backdate or reprice stock option awards.
We maintain robust stock ownership guidelines for executive officers and directors.
Compensation may be recouped/clawed back under our equity and annual bonus plans.
A double-trigger is required for accelerated equity vesting upon change in control for all post-2014 employee grants.
In June 2009 we adopted a policy to eliminate excise tax gross ups for newly-hired executives.

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Proxy Statement Summary (continued)

Stockholder Proposals

Proposal 4 – Stockholder Proposal Requesting Certain Proxy Access Bylaw Amendments

Our Board of Directors recommends that stockholders vote against a stockholder proposal requesting certain amendments to our Fourth Amended and Restated Bylaws relating to proxy access to remove the limit on aggregating shares to meet the stockholding requirement and remove the limitation on renomination of persons based on votes in a prior year. Detailed information about this proposal can be found beginning on page 64.

Proposal 5 – Requesting a Report on the Extent to Which Risks Related to Public Concern Over Drug Pricing Strategies are Integrated into Incentive Compensation Arrangements

Our Board of Directors recommends that stockholders vote against a stockholder proposal requesting that the Compensation and Management Development Committee of our Board of Directors report annually on the extent to which risks related to public concern over drug pricing strategies are integrated into our incentive compensation policies, plans and programs. Detailed information about this proposal can be found beginning on page 66.

Note about Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including statements relating to: our strategy and plans; potential of our commercial business and pipeline programs; capital allocation and investment strategy; clinical trials and data readouts and presentations and anticipated benefits and potential of investments, collaborations and business development activities. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “possible,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including the risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the Securities and Exchange Commission (SEC). These statements are based on our current beliefs and expectations and speak only as of the date of this Proxy Statement. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Note regarding Trademarks

SPINRAZA®, TECFIDERA®, TYSABRI® and ZINBRYTA® are registered trademarks of Biogen. ALPROLIX®, ELOCTATE®, HUMIRA® and other trademarks referenced in this report are the property of their respective owners.

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1	General Information About the Meeting

Biogen Inc.

225 Binney Street

Cambridge, Massachusetts 02142

The Board of Directors of Biogen Inc. is soliciting your proxy to vote at our 2018 annual meeting of stockholders (Annual Meeting) to be held at 9:00 a.m. Eastern Time on Tuesday, June 12, 2018, for the purposes summarized in the accompanying Notice of 2018 Annual Meeting of Stockholders. Our 2017 Annual Report on Form 10-K is also available with this Proxy Statement.

References in this Proxy Statement to “Biogen” or the “Company,” “we,” “us” and “our” refer to Biogen Inc.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon the matters that are summarized in the formal meeting notice. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the Annual Meeting.

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting at our offices at 225 Binney Street, Cambridge, Massachusetts 02142. For those who cannot attend in person, we are offering a virtual stockholder meeting in which you can view the meeting, submit questions and vote online at www.virtualshareholdermeeting.com/BIIB2018. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting virtually via the Internet. Stockholders who attend the Annual Meeting virtually via the Internet will have the opportunity to participate fully in the meeting on an equal basis with those who attend in person.

What do I need in order to be able to participate in the Annual Meeting virtually via the Internet?

You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form in order to be able to virtually vote your shares or submit questions during the Annual Meeting. If you do not have your 16-digit control number and attend the meeting online, you will be able to listen to the meeting only — you will not be able to virtually vote or submit questions during the meeting.

Who can vote?

Each share of our common stock that you own as of the close of business on the record date of April 17, 2018 (Record Date) entitles you to one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 211,007,945 shares of our common stock were outstanding and entitled to vote. We are making this Proxy Statement and other Annual Meeting materials available on the Internet or, upon request, by sending printed versions of these materials on or about April 27, 2018, to all stockholders of record as of the Record Date. For ten days before the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our offices located at 225 Binney Street, Cambridge, Massachusetts 02142 and will also be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/BIIB2018. If you would like to review the list, please call our Investor Relations department at (781) 464-2442.

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1	General Information About the Meeting (continued)

What am I voting on at the Annual Meeting?

Stockholders will be asked to vote on the following items at the Annual Meeting:

•    The election to our Board of Directors of the 11 director nominees (Proposal 1);

•    The ratification of the selection of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2);

•    The advisory vote on executive compensation (Proposal 3);

•    To consider and vote on a stockholder proposal requesting certain proxy access bylaw amendments, if properly presented (Proposal 4);

•    To consider and vote on a stockholder proposal requesting a report on the extent to which risks related to public concern over drug pricing strategies are integrated into incentive compensation arrangements, if properly presented (Proposal 5); and

•    The transaction of such other business as may be properly brought before the meeting and any adjournments or postponements.

What is the recommendation of our Board of Directors on each of the matters scheduled to be voted on at the Annual Meeting?

Our Board of Directors recommends that you vote:

•     “FOR” each of the director nominees (Proposal 1);

•     “FOR” the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2);

•      On an advisory basis, “FOR” the approval of our executive compensation (Proposal 3);

•      “AGAINST” the approval of a stockholder proposal requesting certain proxy access bylaw amendments (Proposal 4); and

•      “AGAINST” the approval of a stockholder proposal requesting a report on the extent to which risks related to public concern over drug pricing strategies are integrated into incentive compensation arrangements (Proposal 5).

How do proxies work?

Our Board of Directors is asking for your proxy authorizing the individuals named as proxies to vote your shares at the Annual Meeting in the manner you direct. You may abstain from voting on any matter. If you submit your proxy without specifying your voting instructions, we will vote your shares on the matters scheduled to be voted on at the Annual Meeting in accordance with our Board of Directors’ recommendations described above. As to any other matter that may properly come before the Annual Meeting or any adjournment or postponement, the individuals named as proxies will vote your shares at the Annual Meeting in accordance with their best judgment.

Shares represented by valid proxies received in time for the Annual Meeting and not revoked before the Annual Meeting will be voted at the Annual Meeting. You can revoke your proxy and change your vote in the manner described below (under the heading “Can I revoke or change my vote after I submit my proxy?”). If your shares are held through a bank, broker or other nominee, please follow the instructions that you were provided by your bank, broker or other nominee.

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1	General Information About the Meeting (continued)

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

       By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card. Votes submitted through www.proxyvote.com must be received by 11:59 p.m. Eastern Time on June 11, 2018.

       By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on June 11, 2018.

       By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 11, 2018, to be voted at the Annual Meeting.

       During the Annual Meeting. You may vote during the Annual Meeting by submitting a written ballot in person at the Annual Meeting. To obtain directions to attend the Annual Meeting, please contact our Investor Relations department at (781) 464-2442. We will pass out ballots at the Annual Meeting to anyone who wishes to vote in person.

You may also virtually vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/BIIB2018. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card to be able to virtually vote.

If you vote via the Internet or by telephone before the Annual Meeting, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone before the Annual Meeting, do not return your proxy card.

Beneficial Owners. If your shares are held in a brokerage account in your broker’s name, then you are the beneficial owner of shares held in “street name.” If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the bank, broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the bank, broker or other nominee. Shares held beneficially may not be voted during the Annual Meeting; instead a beneficial holder must instruct their bank, broker or other nominee in advance of the Annual Meeting.

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1	General Information About the Meeting (continued)

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the Annual Meeting by:

•    signing and returning a new proxy card with a later date, to be received no later than June 11, 2018;

•    submitting a later-dated vote by telephone or via the Internet — only your latest telephone or Internet proxy received by 11:59 p.m. Eastern Time on June 11, 2018, will be counted;

•    attending the Annual Meeting in person and voting in person or participating in the Annual Meeting virtually via the Internet and voting again; or

•    delivering a written revocation to our Secretary at Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, to be received no later than June 11, 2018.

Only your latest vote, in whatever form, will be counted.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the bank, broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

Will my shares be counted if I do not vote?

Stockholders of Record. If you are the stockholder of record and you do not vote before the Annual Meeting by proxy card, telephone or via the Internet, or during the Annual Meeting either in person or virtually via the Internet, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of shares, your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If no voting instructions are provided, these record holders can vote your shares only on discretionary, or routine, matters and not on non-discretionary, or non-routine, matters. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as “broker non-votes.”

The proposal to ratify the selection of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters. If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the proposal to ratify the selection of our independent registered public accounting firm and (2) will not be entitled to vote your shares on the other proposals. We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.

You should vote your shares by telephone or by Internet according to the instructions provided by your bank, broker or other nominee or by signing, dating and returning a printed voting instruction form to your bank, broker or other nominee to ensure that your shares are voted on your behalf.

How many shares must be present to hold the Annual Meeting?

A majority of our issued and outstanding shares of common stock as of the Record Date must be present at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Shares voted in the manner described above (under the heading “How do I vote and what are the voting deadlines?”) will be counted as present at the Annual Meeting. Shares that are present and entitled to vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

4

1	General Information About the Meeting (continued)

What vote is required to approve each proposal and how are votes counted?

•     Proposal 1: Election of Directors: Directors are elected by a majority vote of the votes cast in uncontested elections — that is, a director will be elected if more votes are cast for that director’s election than against that director — and by a plurality of votes cast in contested elections — that is, the directors receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

•   Proposal 2: Ratification of PwC: The affirmative vote of a majority of shares present in person or represented by proxy and having voting power at the Annual Meeting is required to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Abstentions will have the effect of votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of the selection of our independent registered public accounting firm, thus we do not expect any broker non-votes on this proposal.

•   Proposal 3: Advisory Vote on Executive Compensation: Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and the Compensation and Management Development Committee of our Board of Directors (sometimes referred to in this Proxy Statement as our “Compensation Committee”), which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of this vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

•   Proposal 4: Stockholder Proposal: Requesting Certain Proxy Access Bylaw Amendments: Because this proposal asks for a non-binding vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this non-binding vote, and the outcome of this vote may cause our Board of Directors to reevaluate its recommendation concerning this proposal. Abstentions and broker non-votes, if any, will not have any effect on that determination.

•   Proposal 5: Stockholder Proposal: Requesting a Report on the Extent to Which Risks Related to Public Concern Over Drug Pricing Strategies are Integrated into Incentive Compensation Arrangements: Because this proposal asks for a non-binding vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this non-binding vote, and the outcome of this vote may cause our Board of Directors to reevaluate its recommendation concerning this proposal. Abstentions and broker non-votes, if any, will not have any effect on that determination.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

5

1	General Information About the Meeting (continued)

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials on the Internet, consistent with the rules of the SEC. Accordingly, in most instances we are mailing a Notice of Internet Availability of Proxy Materials to our stockholders. You can access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or you may request printed versions of our proxy materials for the Annual Meeting. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What does it mean if I receive more than one notice regarding the Internet availability of proxy materials or more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate set of printed proxy materials, including a separate proxy card or voting instruction form, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date and return a proxy card or voting instruction form for each account.

Where do I find the voting results of the Annual Meeting?

We will publish the voting results of the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting. You may request a copy of this Form 8-K by contacting Investor Relations, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, (781) 464-2442. You will also be able to find a copy of this Form 8-K on the Internet through the SEC’s electronic data system, called EDGAR, at www.sec.gov or through the “Investors” section of our website, www.biogen.com.

Who should I call if I have any questions?

If you have any questions or require any assistance with voting your shares, please contact the bank, broker or other nominee holding your shares, or our Investor Relations department at (781) 464-2442.

6

2	Corporate Governance at Biogen

Corporate Governance Practices

We strive to maintain effective corporate governance practices to ensure that our company is managed for the long-term benefit of our stockholders. We review our corporate governance principles and practices on a regular basis. A description of our corporate governance highlights is set forth in the “Proxy Statement Summary” above.

We believe that our Board’s primary functions are to appoint, evaluate and hold accountable management, as well as assuring optimal capital allocation and strategic decisions such that long-term stockholder value is maximized.

We believe part of effective corporate governance includes active engagement with our stockholders. We value the views of our stockholders and other stakeholders, and we communicate with them regularly and solicit input on a number of topics such as business strategy, capital allocation, corporate governance, executive compensation, sustainability and corporate social responsibility initiatives.

•	Director – Stockholder Engagement Initiative. Our Corporate Governance Committee leads our Board’s efforts on director — stockholder engagement, and directs discussions with stockholders to the appropriate Board and committee members. During fiscal 2017, independent members of our Board of Directors conducted outreach to certain stockholders to discuss a variety of issues, including business, corporate governance and compensation related matters. We remain committed to investing time with our stockholders to increase transparency and better understand our stockholder base and their perspectives.

•	Corporate Responsibility. Our passion for developing medicines that make a meaningful difference in patients’ lives is reflected in our commitment to our global impact: citizenship, environmental sustainability, diversity and inclusion and other key initiatives. Our Global Citizenship Report is posted on our website, www.biogen.com, under the “Science that matters” subsection of the “Global Impact” section of the website. We believe these efforts reflect the best interests of our patients, stakeholders and the communities in which we operate and serve. Our citizenship and sustainability commitments and performance have been recognized over the years, including the most recent acknowledgements noted in the executive summary section under Compensation Discussion and Analysis below.

Director Independence

Board of Directors

All of our directors and nominees for director, other than Michel Vounatsos, our Chief Executive Officer, satisfy the independence requirements of The Nasdaq Stock Market (Nasdaq).

Committees

•	All members of the committees of our Board of Directors are independent directors, as defined by Nasdaq rules.

•	All members of our Audit Committee meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to audit committee members.

•	All members of our Compensation Committee are non-employee directors within the meaning of the rules under Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act), and outside directors for purposes of Section 162(m) of the Internal Revenue Code, and our Board of Directors has affirmatively determined that the members of our Compensation Committee satisfy the additional independence requirements specifically applicable to compensation committee members.

Leadership Structure

We separate the roles of Chairman of the Board of Directors and Chief Executive Officer. Stelios Papadopoulos, an independent director, is Chairman of our Board. Among other responsibilities, our Chairman:

•	presides at meetings of our Board of Directors, executive sessions of our independent directors and our annual meetings of stockholders;

•	reviews and assists in setting the agenda and schedule for our Board of Directors meetings in collaboration with our Chief Executive Officer;

•	advises the committee chairs in fulfilling their responsibilities to our Board of Directors;

•	recommends to our Board of Directors the retention of any advisors who report directly to our Board of Directors;

•	serves as a liaison for stockholder communications with our Board of Directors;

•	leads the process of evaluating our Chief Executive Officer; and

•	discharges such other responsibilities as our Board of Directors may assign from time to time.

7

2	Corporate Governance at Biogen (continued)

We believe that having an independent Chairman promotes a greater role for the independent directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent directors in the work of our Board of Directors, enhances our Board of Directors’ role of representing stockholders’ interests and improves our Board of Directors’ ability to supervise and evaluate our Chief Executive Officer and other executive officers.

Nominating Processes

Our Corporate Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and reviewing candidates recommended by stockholders. Stockholders may recommend nominees for consideration by our Corporate Governance Committee by submitting the names and supporting information to our Secretary, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142. Any such recommendation should include at a minimum the name(s) and address(es) of the stockholder(s) making the recommendation and appropriate biographical information for the proposed nominee(s). Candidates who are recommended by stockholders will be considered in the same manner as candidates from other sources. For all potential candidates, our Corporate Governance Committee will consider all factors it deems relevant, including at a minimum those listed below in the subsection titled “Director Qualifications, Standards and Diversity.” Director nominations are recommended by our Corporate Governance Committee to our Board of Directors and must be approved by a majority of independent directors.

In addition, our Fourth Amended and Restated Bylaws (Bylaws) contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at an annual meeting of stockholders.

•	Stockholder Nominations Not for Inclusion in Company’s Proxy Statement. Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to our Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year’s annual meeting, stockholders must provide the notice required by our Bylaws no later than March 14, 2019, and no earlier than February 12, 2019. However, if the date of the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, stockholders must provide the notice required by our Bylaws not earlier than the close of business on the 120th day before the 2019 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day prior to the 2019 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made.

•	Stockholder Nominations Under Proxy Access Bylaw. In addition, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous 3 years.

The number of stockholder-nominated candidates appearing in any annual meeting proxy statement can equal up to 25% of the number of directors then serving on our Board. If 25% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 25%, subject to a minimum of one. A nominee will be counted in determining whether the 25% maximum has been reached if the nominee was included in the proxy materials as a Board-nominated candidate, if we have received notice that such nominee has been nominated by a stockholder pursuant to our Bylaws, the nominee was submitted under the proxy access procedures and later withdrawn or the nominee was nominated in any of our three preceding annual meetings and is being recommended by our Board for reelection.

The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.

Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by our Secretary no earlier than November 28, 2018, and no later than December 28, 2018. However, if the 2019 annual meeting of stockholders is called for more than 30 days earlier or later than the anniversary of the Annual Meeting, requests to include stockholder-nominated candidates in our proxy materials for the 2019 annual meeting of stockholders

8

2	Corporate Governance at Biogen (continued)

must be received not later than (1) the 10th day after public announcement of the date of the 2019 annual meeting of stockholders or (2) the 60th day prior to the date we file our proxy statement in connection with the 2019 annual meeting of stockholders.

Annual Elections and Majority Voting

Our directors are elected annually to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Our directors must be elected by a majority of votes cast in uncontested elections (meaning any election for which the number of directors nominated does not exceed the number of directors to be elected at such meeting), and by a plurality of votes cast in contested elections (meaning any election for which the number of directors nominated exceeds the number of directors to be elected at such meeting, regardless of whether such nominees were proposed by the Company or by stockholders). In addition, following their appointment or election by stockholders to our Board of Directors, directors must submit an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which they face reelection and (2) acceptance of such resignation by our Board of Directors. If an incumbent director fails to receive the number of votes required for reelection, our Board of Directors (excluding the director in question) will, within 90 days after certification of the election results, decide whether to accept the director’s resignation taking into account such factors as it deems relevant. Such factors may include the stated reasons why stockholders voted against such director’s reelection, the qualifications of the director and whether accepting the resignation would cause us to fail to meet any applicable listing standards or would violate state law. Our Board of Directors will promptly disclose its decision in a filing with the SEC.

Director Qualifications, Standards and Diversity

•	Board Composition. Our Board is committed to ensuring that it is well-equipped to oversee the Company’s business and effectively represent the interests of stockholders. Our Board regularly reviews its composition to ensure it includes directors with the experience, skills and diversity necessary for effective, independent Board oversight. Towards this end, our Board has recently initiated a process to add new directors with capabilities that would be beneficial to the Company and stockholders.

•	General Qualifications and Standards. Our Corporate Governance Principles provide that directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values and be committed to representing the long-term interests of our stockholders. Our directors must also be inquisitive and objective and have practical wisdom and mature judgment.

•	Diversity. In accordance with our Corporate Governance Principles, we endeavor to have a Board of Directors that collectively represents diverse experience at strategic and policy-making levels in business, government, education, healthcare, science and technology and the international arena, and collectively has knowledge and expertise in the functional areas of accounting and finance, risk management and compliance, strategic and business planning, corporate governance, human resources, marketing and commercial and research and development. Consistent with our Corporate Governance Principles, in selecting nominees to our Board of Directors, our Corporate Governance Committee considers the diversity of skills and experience that a potential nominee possesses and the extent to which such diversity would enhance the perspective, background, knowledge and experience of our Board of Directors as a whole. Our Board of Directors considers personal diversity, including gender, national origin, ethnic and racial diversity, as an additional benefit to our Board of Directors as a whole.

•	Director Term and Resignation. Our Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated. Our Corporate Governance Principles provide that directors should offer their resignation in the event of any significant change in personal circumstances, including a significant change in principal job responsibilities or any circumstances that may adversely affect their ability to effectively carry out their duties and responsibilities or in the case of a significant conflict of interest that cannot otherwise be resolved. Our directors are also expected to offer their resignation to our Board of Directors effective at the annual meeting of stockholders in the year of their 75th birthday.

9

2	Corporate Governance at Biogen (continued)

•	Board and Committee Evaluations. Regular evaluations are an important determinant for continued tenure, and, to that end, our Board of Directors and its committees perform a self-evaluation on an annual basis. Our Corporate Governance Committee oversees the evaluations and reports the results to our Board.

•	Director Orientation and Continuing Education. We provide orientation for new directors, and provide directors with materials or briefing sessions on subjects that we believe will assist them in discharging their duties. We also make director education program information available to directors on a regular basis and encourage directors to attend director education programs and reimburse the costs of attending such programs.

10

3	Board of Directors

Proposal 1 – Election of Directors

Our Board of Directors currently consists of the following directors, all serving one-year terms extending until the Annual Meeting and until their successors are duly elected and qualified:

Alexander J. Denner	Robert W. Pangia	Lynn Schenk
Caroline D. Dorsa	Stelios Papadopoulos	Stephen A. Sherwin
Nancy L. Leaming	Brian S. Posner	Michel Vounatsos
Richard C. Mulligan	Eric K. Rowinsky

All directors are standing for reelection to serve a one-year term extending until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, unless they resign or are removed. Our Board of Directors has nominated these 11 directors based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board of Directors. As described in detail below, our nominees have considerable professional and business expertise. We know of no reason why any nominee would be unable to accept nomination or election.

If any nominee is unable to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees. All nominees have consented to be named in this Proxy Statement and to serve if elected.

Our Nominees for Director

(Information is as of April 17, 2018)

Alexander J. Denner, Ph.D.
•	Experience

Dr. Denner, 48, has served as one of our directors since 2009. Dr. Denner is a founding partner and Chief Investment Officer of Sarissa Capital Management LP, a registered investment advisor, which he founded in 2012. Sarissa Capital focuses on improving the strategies of companies to enhance stockholder value. From 2006 to 2011, Dr. Denner served as a Senior Managing Director at Icahn Capital. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm. Dr. Denner is also a director of The Medicines Company, a biopharmaceutical company.

•	Qualifications

Dr. Denner has significant experience overseeing the operations and research and development of healthcare companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad healthcare industry knowledge.

•	Biogen Committee Memberships

– Corporate Governance (Chair)

– Finance

•	Other Current Public Company Boards

– The Medicines Company

•	Former Public Company Directorships Held in the Past Five Years

– Ariad Pharmaceuticals, Inc. (Chair)

– Bioverativ Inc.

– Enzon Pharmaceuticals, Inc.

– Vivus, Inc.

11

3	Board of Directors (continued)

Caroline D. Dorsa

•	Experience

Ms. Dorsa, 58, has served as one of our directors since 2010. Ms. Dorsa served as the Executive Vice President and Chief Financial Officer of Public Service Enterprise Group Incorporated, a diversified energy company, from April 2009 until her retirement in October 2015, and served on its Board of Directors from February 2003 to April 2009. From February 2008 to April 2009, she served as Senior Vice President, Global Human Health, Strategy and Integration at Merck & Co., Inc., a pharmaceutical company. From November 2007 to January 2008, Ms. Dorsa served as Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc., a life sciences company. From February 2007 to November 2007, she served as Senior Vice President and Chief Financial Officer of Avaya, Inc., a telecommunications company. From 1987 to January 2007, Ms. Dorsa held various financial and operational positions at Merck & Co., Inc., including Vice President and Treasurer, Executive Director of U.S. Customer Marketing and Executive Director of U.S. Pricing and Strategic Planning. Ms. Dorsa also serves as a director of Illumina, Inc. and Intellia Therapeutics, Inc., both of which are biotechnology companies, and as a Trustee of the Goldman Sachs ETF Trust, the Goldman Sachs MLP and Energy Renaissance Fund and the Goldman Sachs MLP Income Opportunities Fund, investment funds within the Goldman Sachs Asset Management fund complex.

•	Qualifications

Ms. Dorsa has significant financial and accounting expertise and a deep knowledge of the pharmaceutical industry. Her strategic perspective on the industry is particularly valuable to our Board of Directors as it oversees our growth initiatives and reviews both internal development projects and external opportunities.

•	Biogen Committee Memberships

– Audit (Chair)

– Risk

•	Other Current Public Company Boards

– Illumina, Inc.

– Intellia Therapeutics, Inc.

– Goldman Sachs Investment Funds

•	Former Public Company Directorships Held in the Past Five Years

– None

Nancy L. Leaming
•	Experience

Ms. Leaming, 70, has served as one of our directors since 2008. Ms. Leaming has been an independent consultant since 2005. From 2003 to 2005, she served as the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. From 1986 to 2003, Ms. Leaming served in several executive positions at Tufts Health Plan, including President, Chief Operating Officer and Chief Financial Officer.

•	Qualifications

Ms. Leaming has well-developed leadership skills and financial acumen and provides insights into the healthcare reimbursement and payer market, where she served for 20 years in senior operational, financial and managerial roles.

•	Biogen Committee Memberships

– Audit

– Risk

•	Other Current Public Company Boards

– None

•	Former Public Company Directorships Held in the Past Five Years

– Edgewater Technology, Inc.

– Hologic, Inc.

12

3	Board of Directors (continued)

Richard C. Mulligan, Ph.D.
•	Experience

Dr. Mulligan, 63, has served as one of our directors since 2009. Dr. Mulligan is currently the Mallinckrodt Professor of Genetics, Emeritus, at Harvard Medical School, after serving as the Mallinckrodt Professor of Genetics and Director of the Harvard Gene Therapy Initiative from 1996 to 2013. He also currently serves as a Portfolio Manager at Icahn Capital LP, a position held since March 2017. Prior to Harvard, Dr. Mulligan was a Professor of Molecular Biology at the Massachusetts Institute of Technology, a member of the Whitehead Institute for Biomedical Research and the Chief Scientific Officer of Somatix Therapy Corporation, a drug discovery and development company that he founded. Dr. Mulligan was a founding partner of Sarissa Capital Management LP, a registered investment advisor, from 2013 to 2016. Dr. Mulligan was named a MacArthur Foundation Fellow in 1981.

•	Qualifications

Dr. Mulligan has scientific expertise in the areas of molecular biology, genetics, gene therapy and biotechnology, as well as extensive experience within the healthcare industry, including overseeing the operations and research and development of healthcare companies.

•	Biogen Committee Memberships

– Science and Technology (Chair)

– Compensation and Management Development

•	Other Current Public Company Boards

– None

•	Former Public Company Directorships Held in the Past Five Years

– Enzon Pharmaceuticals, Inc.

Robert W. Pangia
•	Experience

Mr. Pangia, 66, served as a director of the Company from 1997 to 2003 during the period the Company was operated as IDEC Pharmaceuticals, and has served as a director since 2003 following IDEC’s merger with Biogen, Inc. Mr. Pangia has been a partner in Ivy Capital Partners, LLC, the general partner of Ivy Healthcare Capital, L.P., a private equity fund specializing in healthcare investments, since 2003. From 2011 to 2016 he was also the Chief Executive Officer of Ivy Sports Medicine, LLC, a medical device company. From October 2007 to October 2009, he also served as the Chief Executive Officer of Highlands Acquisition Corp., a special purpose acquisition company. From 1996 to 2003, Mr. Pangia was self-employed as an investment banker. From 1987 to 1996, he held various senior management positions at PaineWebber, a financial services company, including Executive Vice President and Director of Investment Banking for PaineWebber Incorporated of New York, a member of the Board of Directors of PaineWebber, Inc., Chairman of PaineWebber Properties, Inc. and a member of several of PaineWebber’s executive and operating committees.

•	Qualifications

Mr. Pangia has significant financial acumen and breadth of expertise within the healthcare industry.

•	Biogen Committee Memberships

– Compensation and Management Development (Chair)

– Finance

•	Other Current Public Company Boards

– None

•	Former Public Company Directorships Held in the Past Five Years

– None

13

3	Board of Directors (continued)

Stelios Papadopoulos, Ph.D.
•	Experience

Dr. Papadopoulos, 69, has served as one of our directors since 2008 and as our independent Chairman since June 2014. Dr. Papadopoulos also serves as the Chairman of Exelixis, Inc., a drug discovery and development company that he co-founded in 1994, and Regulus Therapeutics Inc., a biopharmaceutical company. Previously, he was an investment banker with Cowen & Co., LLC, a financial services company, focusing on the biotechnology and pharmaceutical sectors, from 2000 until his retirement as Vice Chairman in August 2006. Prior to joining Cowen & Co., Dr. Papadopoulos served for 13 years as an investment banker at PaineWebber, Inc., a financial services company, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. Dr. Papadopoulos is also a director of BG Medicine, Inc., a diagnostics company focused on the development and commercialization of cardiovascular diagnostic tests.

•	Qualifications

Having founded multiple life sciences companies and worked as an investment banker focused on the life sciences industry, Dr. Papadopoulos brings to our Board of Directors a firsthand understanding of the demands of establishing, growing and running life sciences businesses.

•	Biogen Committee Memberships

– Audit

– Finance

– Science and Technology

•	Other Current Public Company Boards

– BG Medicine, Inc.

– Exelixis, Inc. (Chair)

– Regulus Therapeutics, Inc. (Chair)

•	Former Public Company Directorships Held in the Past Five Years

– None

Brian S. Posner
•	Experience

Mr. Posner, 56, has served as one of our directors since 2008. Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm serving predominantly the financial services industry, as well as institutional investors seeking to make control investments in that industry. From 2005 to March 2008, Mr. Posner served as the President, Chief Executive Officer and co-Chief Investment Officer of ClearBridge Advisors LLC, an asset management company and a wholly-owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as its Managing Partner for five years. He served as a portfolio manager and an analyst at Fidelity Investments, a financial services company, from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as co-Chief Investment Officer and Director of Research. Mr. Posner also serves as a director of AQR Funds and Arch Capital Group Ltd., a specialty insurance and reinsurance provider.

•	Qualifications

Given his substantial experience as a leading institutional investment manager and advisor, Mr. Posner brings a professional investor’s perspective and significant management and financial expertise that are valuable to our Board of Directors as it oversees our strategy for enhancing stockholder value.

•	Biogen Committee Memberships

– Finance (Chair)

– Audit

– Corporate Governance

•	Other Current Public Company Boards

– AQR Funds

– Arch Capital Group Ltd.

•	Former Public Company Directorships Held in the Past Five Years

– BG Medicine, Inc.

– Bioverativ Inc. (Chair)

14

3	Board of Directors (continued)

Eric K. Rowinsky, M.D.

•	Experience

Dr. Rowinsky, 61, has served as one of our directors since 2010. He has served as President of RGenix, Inc., a privately-held life sciences company, since November 2015 and as its Executive Chairman since December 2016. Since June 2016, Dr. Rowinsky has also been the Chief Scientific Officer of Clearpath Development Co., which rapidly advances development stage therapeutic assets to pre-defined human proof-of-concept milestones. From January 2012 to November 2015, Dr. Rowinsky was the Head of Research and Development and Chief Medical Officer of Stemline Therapeutics, Inc., a biotechnology company focusing on the discovery and development of therapeutics targeting cancer stem cells. Dr. Rowinsky is an Adjunct Professor of Medicine at New York University and has been an independent consultant since January 2010. Prior to that, he was the Chief Medical Officer of Primrose Therapeutics, Inc., a start-up biotechnology company focusing on the development of therapeutics for polycystic kidney disease, from August 2010 until its acquisition in September 2011. From 2005 to December 2009, he served as the Chief Medical Officer and Executive Vice President of ImClone Systems Incorporated, a life sciences company. From 1996 to 2004, Dr. Rowinsky held several positions at the Cancer Therapy & Research Center’s Institute for Drug Development, including Director of the Institute and Director of Clinical Research. During that time, he held the SBC Endowed Chair for Early Drug Development and Clinical Professor of Medicine at the University of Texas Health Science Center at San Antonio. From 1988 to 1996, Dr. Rowinsky was an Associate Professor of Oncology at the Johns Hopkins School of Medicine and on the staff of the Johns Hopkins Hospital. Dr. Rowinsky serves as a director of Fortress Biotech Inc., a biopharmaceutical company, and Verastem, Inc., a biopharmaceutical company.

•	Qualifications

Dr. Rowinsky has extensive research and drug development experience and broad scientific and medical knowledge.

•	Biogen Committee Memberships

– Compensation and Management Development

– Corporate Governance

– Science and Technology

•	Other Current Public Company Boards

– Fortress Biotech Inc.

– Verastem, Inc.

•	Former Public Company Directorships Held in the Past Five Years

– BIND Therapeutics, Inc.

– Navidea Biopharmaceuticals, Inc.

15

3	Board of Directors (continued)

Lynn Schenk, J.D.
•	Experience

Ms. Schenk, 73, served as a director of the Company from 1995 to 2003 during the period the Company was operated as IDEC Pharmaceuticals, and has served as a director since 2003 following IDEC’s merger with Biogen, Inc. Ms. Schenk is an attorney and consultant in private practice with extensive public policy and business experience. She is also a member of the Board of Overseers of the Scripps Research Institute, a director of the California High Speed Rail Authority Board and a trustee of the University of California, San Diego Foundation. From 1999 to 2003, she served as Chief of Staff to the Governor of California, during which time she led the effort to create the Institutes for Science and Innovation at the University of California. She headed the State’s Executive Branch risk management team post 9/11 and during the California energy crisis. From 1993 to 1995, Ms. Schenk was a Member of the United States House of Representatives, representing San Diego, California and served on the House Energy & Commerce Committee with a special emphasis on biotechnology. From 1980 to 1983, she was the California Secretary of Business, Transportation and Housing during which time she formed the California Commission on Industrial Innovation. Ms. Schenk is a member of the Board of Directors of Sempra Energy, an energy services and development company, and serves on the Compensation Committee, the Executive Committee and is the Chair of the Environmental Health, Safety and Technology Committee. Ms. Schenk is also a National Association of Corporate Directors (NACD) Board Leadership Fellow, a member of the NACD Advisory Council on Risk Oversight and a Fellow of the UCLA Luskin School of Public Affairs. In 2017 Ms. Schenk was selected as an NACD Directorship 100 honoree.

•	Qualifications

Ms. Schenk’s strong public policy, government, legal and private sector experience provides vital insights to our Board of Directors about significant issues affecting the highly regulated life sciences industry. She brings public sector operations and management expertise to our Board of Directors. She has demonstrated her commitment to boardroom excellence by completing the NACD’s comprehensive program of study for corporate directors. She supplements her skill sets through ongoing engagement with the director community and access to leading practices.

•	Biogen Committee Memberships

– Risk (Chair)

– Compensation and Management Development

•	Other Current Public Company Boards

– Sempra Energy

•	Former Public Company Directorships Held in the Past Five Years

– None

16

3	Board of Directors (continued)

Stephen A. Sherwin, M.D.
•	Experience

Dr. Sherwin, 69, has served as one of our directors since 2010. Dr. Sherwin currently divides his time between advisory work in the life sciences industry and patient care and teaching in his specialty of medical oncology. He is a Clinical Professor of Medicine at the University of California, San Francisco and a volunteer Attending Physician in Hematology-Oncology at the Zuckerberg San Francisco General Hospital. Dr. Sherwin also currently serves as a venture partner with Third Rock Ventures, LLC. Dr. Sherwin previously served as the Chairman of Ceregene, Inc., a life sciences company that he co-founded, from 2001 until its acquisition by Sangamo Biosciences, Inc. in 2013. He was also a co-founder and chairman of Abgenix, Inc., an antibody company which was acquired by Amgen Inc. in 2006. From 1990 to October 2009, he served as the Chief Executive Officer of Cell Genesys, Inc., a life sciences company, and was its Chairman from 1994 until the company’s merger with BioSante Pharmaceuticals, Inc. (now Ani Pharmaceuticals, Inc.) in October 2009. Prior to that, he held various positions at Genentech, Inc., a life sciences company, most recently as Vice President, Clinical Research. Dr. Sherwin is a member of the Boards of Directors of Aduro Biotech, Inc. and Neurocrine Biosciences, Inc., both of which are clinical-stage life sciences companies.

•	Qualifications

Dr. Sherwin has extensive knowledge of the life sciences industry and brings more than 30 years of experience in senior leadership positions at large and small publicly traded life sciences companies to our Board of Directors.

•	Biogen Committee Memberships

– Finance

– Risk

– Science and Technology

•	Other Current Public Company Boards

– Aduro Biotech, Inc.

– Neurocrine Biosciences, Inc.

•	Former Public Company Directorships Held in the Past Five Years

– Biosante Pharmaceuticals, Inc.

– Rigel Pharmaceuticals, Inc.

– Verastem, Inc.

– Vical, Inc.

17

3	Board of Directors (continued)

Michel Vounatsos
•	Experience

Mr. Vounatsos, 56, has served as our Chief Executive Officer and one of our directors since January 2017. Prior to that, from April 2016 until his appointment as our Chief Executive Officer, he served as our Executive Vice President, Chief Commercial Officer. Prior to joining Biogen, Mr. Vounatsos spent 20 years at Merck & Co., Inc., a pharmaceutical company, where he most recently served as President, Primary Care, Customer Business Line and Merck Customer Centricity. In this role, he led Merck’s global primary care business unit, a role which encompassed Merck’s cardiology-metabolic, general medicine, women’s health and biosimilars groups and developed and instituted a strategic framework for enhancing the company’s relationships with key constituents, including the most significant providers, payers and retailers and the world’s largest governments. Mr. Vounatsos previously held leadership positions across Europe and in China for Merck. Prior to that, Mr. Vounatsos held management positions at Ciba-Geigy. Mr. Vounatsos received his C.S.C.T. certificate in Medicine from the Universite Victor Segalen, Bordeaux II, France, and his M.B.A. from the HEC School of Management in Paris.

•	Qualifications

Mr. Vounatsos has significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, a comprehensive leadership background resulting from service as an executive in the pharmaceutical industry and studied medicine as part of his educational background.

•	Biogen Committee Memberships

– None

•	Other Current Public Company Boards

– None

•	Former Public Company Directorships Held in the Past Five Years

– None

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH DIRECTOR NOMINEE NAMED ABOVE.

18

3	Board of Directors (continued)

Committees and Meetings

Our Board of Directors met 16 times in 2017. Our Board of Directors also has six standing committees. The principal functions of each committee, the committee composition in 2017 and number of meetings held in 2017 are described in the table below. The Chair of each committee periodically reports to our Board of Directors on committee deliberations and decisions. Each committee’s charter is posted on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section of the website. Also posted there are our Corporate Governance Principles, which, together with our committee charters, comprise our governance framework.

Committee	Function	2017 Members	Meetings in 2017
Audit	Assists our Board of Directors in its oversight of: • the integrity of our financial statements; • our accounting and financial reporting processes; • the independence, qualifications and performance of our independent registered public accounting firm; • our global tax compliance and tax audit processes; and • our internal audit and corporate compliance functions. Our Audit Committee has the sole authority and direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of our independent registered public accounting firm.	Caroline D. Dorsa† (Chair) Nancy L. Leaming† Stelios Papadopoulos Brian S. Posner†	9
Compensation and Management Development	Assists our Board of Directors with oversight of executive compensation and management development, including: • recommending to our Board of Directors the compensation for our Chief Executive Officer and approving the compensation for our other executive officers; • administration of our short- and long-term incentive plans; • reviewing executive and senior management development programs; and • recommending to our Board of Directors the compensation of our non-employee directors.	Robert W. Pangia (Chair) Richard C. Mulligan Eric K. Rowinsky Lynn Schenk	16
Corporate Governance	Assists our Board of Directors in assuring sound corporate governance practices and identifying qualified nominees to our Board of Directors and its committees.	Alexander J. Denner (Chair) Brian S. Posner Eric K. Rowinsky	9
Finance	Assists our Board of Directors with oversight of our financial strategy, policies and practices.	Brian S. Posner (Chair) Alexander J. Denner Robert W. Pangia Stelios Papadopoulos Stephen A. Sherwin	3
Risk	Assists our Board of Directors with oversight of management’s exercise of its responsibility to assess and manage risks associated with our business and operations. For more information on our Board oversight of risks, please see “Board Risk Oversight” below.	Lynn Schenk (Chair) Caroline D. Dorsa Nancy L. Leaming Stephen A. Sherwin	5
Science and Technology	Assists our Board of Directors with oversight of our key strategic decisions involving research and development matters and our intellectual property portfolio.	Richard C. Mulligan (Chair) Stelios Papadopoulos Eric K. Rowinsky Stephen A. Sherwin	7
†	Determined by our Board of Directors to be an audit committee financial expert.

•	Attendance at Board and Committee Meetings. No director attended fewer than 75% of the total number of meetings of our Board of Directors and the committees on which he or she served during 2017.

•	Executive Sessions. Under our Corporate Governance Principles, the independent directors of our full Board are required to meet without management present at least four times each year, and may also meet without management present at such other times as determined by our Chairman, or if requested by at least two other directors. In 2017 the independent directors of our full Board met without management present four times. Each committee of our Board also had numerous executive sessions throughout the year.

•	Attendance at Stockholder Meeting. We expect all of our directors and director nominees to attend our annual meetings of stockholders. All of our directors attended our 2017 annual meeting of stockholders.

19

3	Board of Directors (continued)

Director Compensation

This section describes our compensation program for our non-employee directors and shows the compensation paid to or earned by our non-employee directors during 2017. Mr. Vounatsos, our Chief Executive Officer, receives no compensation for his service on our Board of Directors. George A. Scangos, Ph.D., our former Chief Executive Officer and a former member of our Board of Directors, received no compensation for his service on our Board from January 1, 2017 through January 6, 2017.

Retainers, Meeting Fees and Expenses

Effective July 1, 2017, our Board of Directors amended our non-employee director compensation program to increase the annual retainer for the independent Chairman of the Board from $50,000 to $75,000. The annual retainers and meeting fees for our non-employee directors were otherwise unchanged from 2016. The following table presents the annual retainers and meeting fees for all non-employee members of our Board of Directors in effect as of December 31, 2017:

Annual Retainers		Meeting Fees
Annual Board Retainer	$65,000	Board of Directors Meetings (per meeting day):
Annual Retainers (in addition to Annual Board Retainer):		In-person attendance	$2,500
		Telephonic attendance	$1,500
Independent Chairman of the Board	$75,000	Committee Meetings (per meeting)	$1,500
Audit Committee Chair	$25,000	Attendance at Annual Science and Technology Committee Portfolio Review (per day)	$1,500
Compensation and Management Development Committee Chair	$20,000
Corporate Governance Committee Chair	$15,000
Finance Committee Chair	$15,000
Risk Committee Chair	$15,000
Science and Technology Committee Chair	$15,000
Audit Committee Member (other than Chair)	$5,000

Our non-employee directors are also eligible to be paid a fee of $1,000 for each full day of service to the Company other than in connection with meetings of our Board of Directors or its committees.

Our non-employee directors may defer all or part of their cash compensation under our Voluntary Board of Directors Savings Plan, which is similar to our Supplemental Savings Plan described in the narrative preceding the 2017 Non-Qualified Deferred Compensation Table in Part 5 – Executive Compensation Matters of this Proxy Statement, but without any Company matching contributions. If a non-employee director chooses to defer compensation under our Voluntary Board of Directors Savings Plan, his or her notional account under the plan will periodically be credited with amounts of deemed investment earnings as if the deferred compensation was actually invested in the notional investment(s) selected by the director or in a default investment if the director does not make a selection. These notional investment options include the mutual funds available under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For 2017 non-employee director contributions notionally invested in the fixed rate option, this rate of return was set at 5%. Contributions notionally invested in the fixed rate option continue to be credited with the rate of return that was in effect during the year of contribution.

Non-employee directors are also reimbursed for actual expenses incurred in attending meetings of our Board of Directors and any of its committees, as well as service to our Board of Directors or any of its committees that is unrelated to such meetings.

Equity Awards

Awards Under Our Non-Employee Directors Equity Plan

Our non-employee directors receive awards under our 2006 Non-Employee Directors Equity Plan (the Non-Employee Directors Equity Plan). The Non-Employee Directors Equity Plan was initially approved by our stockholders at our 2006 annual meeting of stockholders. In 2015 our stockholders approved an amendment to extend the term of the plan until June 10, 2025.

20

3	Board of Directors (continued)

General Provisions of the Non-Employee Directors Equity Plan

Non-employee directors receive an annual award under the Non-Employee Directors Equity Plan effective on the date of each annual meeting of stockholders (or a pro rata award upon election other than at an annual meeting of stockholders). Under the Non-Employee Directors Equity Plan, a maximum of 17,500 shares of our common stock (or 30,000 shares for the independent Chairman of the Board) may be granted to a non-employee director pursuant to such annual awards each calendar year. Annual awards vest on the one-year anniversary of the date of grant or over a longer period determined in the discretion of our Compensation Committee.

Awards to non-employee directors are recommended by our Compensation Committee and approved by our Board of Directors, with the independent Chairman recused from discussion and voting upon his awards.

Awards granted under the Non-Employee Directors Equity Plan are subject to accelerated vesting upon termination of a director’s service by reason of death, disability or retirement and upon a change in control (as such terms are defined in the Non-Employee Directors Equity Plan). In addition, non-employee director awards will become fully vested upon an involuntary termination of a director’s service within two years following certain mergers or other corporate transactions, as described in the Non-Employee Directors Equity Plan.

Awards During 2017

In June 2017 our Compensation Committee recommended, and our Board of Directors approved, annual awards with a grant date fair value of approximately $270,000 for each non-employee director and an additional annual award with a grant date fair value of approximately $175,000 for the independent Chairman. These annual awards were below the limits set forth in the Non-Employee Directors Equity Plan described above and were consistent with the awards made in 2016. The additional annual award for the independent Chairman had a higher grant date fair value than the additional annual award made in 2016 in recognition of Dr. Papadopoulos’ contributions to the Company as the independent Chairman. The June 2017 annual awards were made in the form of restricted stock units (RSUs) vesting in full on the first anniversary of the grant date, generally subject to the director’s continued service.

Periodically we review our compensation program for our non-employee directors in relation to those of the peer group used for compensation purposes (as described below in our Compensation Discussion and Analysis) to assess its competitiveness and appropriateness. While the grant date fair values of the equity awards granted in 2017 were above the median of our peer group, the annual retainer for our directors (after giving effect to the independent Chairman annual retainer increase effective July 1, 2017) was below the 25th percentile of that same peer group. Overall, the total compensation levels were market competitive. Our Compensation Committee and our Board of Directors believe that a somewhat heavier weighting towards equity awards than that of our peer group companies is appropriate because it further aligns the interests of our non-employee directors with those of our stockholders.

10b5-1 Trading Plans

Our directors must use pre-established trading plans to sell shares of our common stock. Trading plans may only be entered into during an open trading window and when the director is not in possession of material non-public information about the Company. We require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to provide safeguards that will allow our directors to have an opportunity to realize the value intended by the Company in granting equity-based awards.

Non-Employee Director Stock Ownership Guidelines

We maintain the following stock ownership guidelines for our non-employee directors:

Position	Stock Ownership Requirement(1)
Independent Chairman	Number of shares equal in value to 5x the total annual cash retainer for (i) the independent Chairman position and (ii) Board members
Non-Employee Directors (excluding Chairman)	Number of shares equal in value to 5x the annual cash retainer for Board members
(1)	Each non-employee director has five years from the date of initial election or appointment to meet the stock ownership requirement. All of our non-employee directors currently meet the stock ownership requirement.

21

3	Board of Directors (continued)

2017 Director Compensation

Name (a)	Fees Earned or Paid in Cash(1) (b)	Stock Awards(2) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) (d)	All Other Compensation(4) (e)	Total (f)
Alexander J. Denner	$134,000	$269,479	—	$17,000	$420,479
Caroline D. Dorsa	$147,500	$269,479	—	—	$416,979
Nancy L. Leaming	$129,000	$269,479	—	—	$398,479
Richard C. Mulligan	$151,000	$269,479	—	—	$420,479
Robert W. Pangia	$151,500	$269,479	$61,782	—	$482,761
Stelios Papadopoulos	$200,500	$444,448	—	$24,500	$669,448
Brian S. Posner	$156,000	$269,479	—	$25,000	$450,479
Eric K. Rowinsky	$149,500	$269,479	—	—	$418,979
Lynn Schenk	$149,500	$269,479	—	$25,000	$443,979
Stephen A. Sherwin	$124,500	$269,479	—	$25,000	$418,979

Notes to the 2017 Director Compensation Table

(1)	Includes $5,500 of fees received by each of Drs. Denner, Papadopoulos and Sherwin and Messrs. Pangia and Posner and $2,500 of fees received by each of Mses. Dorsa, Leaming and Schenk and Drs. Mulligan and Rowinsky in 2017 for fees earned in 2016. Also includes $1,500 of fees earned by each director in 2017 but which were paid in 2018.
(2)	The amounts in column (c) represent the grant date fair value of RSU awards made in 2017 to non-employee directors under the Non-Employee Directors Equity Plan, as described in the narrative preceding this table. These RSUs are scheduled to vest in full and be settled in shares on the first anniversary of the grant date, generally subject to continued service. Grant date fair values were computed in accordance with Accounting Standards Codification (ASC) 718 and determined by multiplying the number of RSUs awarded by the fair market value of the Company’s common stock on the relevant grant date.
(3)	The amounts in column (d) represent earnings under the Voluntary Board of Directors Savings Plan that are in excess of 120% of the average applicable federal long-term rate. The federal long-term rate for 2017 applied in this calculation is 3.26%, which was the federal long-term rate effective in January 2017 when the Fixed Rate Option (FRO) under this plan was established for 2017. Only Mr. Pangia has deferred compensation notionally invested in the FRO.
(4)	The amounts in column (e) represent the amount of matching contributions made in 2017 by the Biogen Foundation on behalf of the director pursuant to the terms of a matching gift program offered by the Biogen Foundation to all U.S. employees and non-employee directors of Biogen. Under the matching gift program, the Biogen Foundation matches gifts to eligible U.S.-based non-profit organizations, in accordance with the Biogen Foundation’s guidelines, up to an annual maximum per donor amount of $25,000 per calendar year and up to a program total of $1.5 million per calendar year. The matching contributions made by the Biogen Foundation are not taxable income to the director, and the director may not take any tax deductions for such matching contributions.

22

3	Board of Directors (continued)

Director Equity Outstanding at 2017 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2017, for each of the non-employee directors serving during 2017.

	Option Awards(1)	Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options	Number of Shares or Units of Stock That Have Not Vested
Alexander J. Denner	—	1,055
Caroline D. Dorsa	—	1,055
Nancy L. Leaming	—	1,055
Richard C. Mulligan	—	1,055
Robert W. Pangia	11,946	1,055
Stelios Papadopoulos	—	1,740
Brian S. Posner	—	1,055
Eric K. Rowinsky	—	1,055
Lynn Schenk	—	1,055
Stephen A. Sherwin	12,278	1,055

Notes to the Director Equity Outstanding at 2017 Fiscal Year-End Table

(1)	All stock option awards were granted to our non-employee directors with a ten-year term and vested in full on the first anniversary of the grant date. All outstanding stock options granted to non-employee directors were fully vested and exercisable as of December 31, 2017.
(2)	Represents the number of RSUs awarded to non-employee directors in 2017 under the Non-Employee Directors Equity Plan, as described in the narrative preceding the “2017 Director Compensation” table above. These RSU awards are scheduled to vest in full and be settled in shares on the first anniversary of the grant date, generally subject to continued service.

Board Risk Oversight

Our Board of Directors believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks and adopting appropriate control and mitigation of these risks. As stated in our Corporate Governance Principles, our Board and its committees are responsible for “reviewing the Company’s significant risk exposures and steps taken by management to monitor and mitigate such exposure”. We also have a separate Risk Committee of our Board that assists our Board “in its oversight of management’s exercise of its responsibility to assess and manage risk associate with the Company’s business and operations.”

Our Board oversees the management of material risks facing the Company. Biogen is committed to fostering a company culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation. Our Board and its committees oversee our efforts to foster this culture. Our Board regularly receives information about our material strategic, operational, financial and compliance risks and management’s response to, and mitigation of, such risks. In addition, our risk management systems, including our risk assessment processes, internal control over financial reporting, compliance programs and internal and external auditing procedures, are designed to inform management and our Board about our material risks. As part of its risk oversight function, our Board and its committees review this framework, its operation and our strategies for generating long-term value for our stockholders to ensure that such strategies will not motivate management to take excessive risks.

In determining the allocation of risk oversight responsibilities, our Board and its committees generally oversee material risks within their identified areas of concern. Our Board and each of its committees meet regularly with management to ensure that management is exercising its responsibility to identify relevant risks and is adequately assessing, monitoring and taking appropriate action to mitigate risk. In the event a committee receives a report from members of management on areas of material risk to the Company, the Chair of the relevant committee reports on the discussion to the full Board of Directors at the next Board of Directors meeting. This enables our Board and its committees to coordinate their oversight of risk and identify risk interrelationships.

23

3	Board of Directors (continued)

Our independent Chairman of the Board promotes effective communication and consideration of matters presenting significant risks to the Company through his role in developing our Board’s meeting agendas, advising committee chairs, chairing meetings of the independent directors and facilitating communications between independent directors and our Chief Executive Officer.

A summary of the key areas of risk oversight responsibility of our Board and each of its committees is set forth below:

Board or Committee	Area of Risk Oversight
Board	• Corporate and commercial strategy and execution, pricing and reimbursement, competition and other material risks.
Audit

•   Financial, accounting, disclosure, corporate compliance, distributors, insurance, anti-bribery and anti-corruption matters and other risks reviewed in its oversight of the internal audit and corporate compliance functions.

Compensation and Management Development

•   Workforce matters, including harassment.

•   Compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below.

Corporate Governance	• Corporate governance and board succession, director independence, potential conflicts of interest and related party transactions involving directors and executive officers.
Finance	• Financial, capital and credit risks.
Risk

•   The Company’s risk governance framework and infrastructure designed to identify, assess, manage and monitor the Company’s material risks.

•   The risk management policies, guidelines and practices implemented by Company management.

•   Allocation of risk oversight responsibilities to our Board and its committees.

•   Information technology, cybersecurity, environmental, health and sustainability and other material risks not allocated to our Board or another committee.

•   Material government and other investigations and litigation.

Science and Technology	• Research and development activities, clinical development and drug safety and intellectual property.

Compensation Risk Assessment

The Compensation Discussion and Analysis (CD&A) section of this Proxy Statement describes our compensation policies, programs and practices for our named executive officers. Our goal-setting, performance assessment and compensation decision-making processes described in the CD&A apply to all employees. We offer a limited number of short-term cash incentive plans, with employees eligible for either our annual bonus plan or a sales incentive compensation plan. No employee is eligible to participate in more than one cash incentive plan at any time. Our annual bonus plan is consistently maintained for all participants globally, with the same Company performance goals, payout levels (as a percentage of target) and administrative provisions regardless of the participant’s job level, location or function in the Company. We also have a long-term incentive program that provides different forms of awards depending upon an employee’s level, but is otherwise consistent throughout the Company.

In the CD&A, we describe the risk-mitigation controls for our compensation programs. These controls include Compensation Committee review and approval of the design, goals and payouts under our annual bonus plan and long-term incentive program and each executive officer’s compensation (or, in the case of our Chief Executive Officer’s compensation, a recommendation of that compensation to our Board for its approval). In addition, we review the processes, controls and design of our sales incentive compensation plans. Based on our assessment, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and Company-wide goals, our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

24

4	Audit Committee Matters

Proposal 2 – Ratification of the Selection of Our Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. Our Audit Committee has selected PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018. PwC has served as our independent registered public accounting firm since 2003.

In order to assure continuing auditor independence, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner required by applicable SEC rules, our Audit Committee and its Chair has in the past been and in the future will be directly involved in the selection of PwC’s new lead engagement partner.

Our Audit Committee believes at this time that the continued retention of PwC to serve as our independent registered public accounting firm is in the best interest of Biogen and its stockholders.

Although stockholder approval of our Audit Committee’s selection of PwC is not required, our Board of Directors believes that it is a matter of good corporate practice to solicit stockholder ratification of this selection. If our stockholders do not ratify the selection of PwC as our independent registered public accounting firm, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee always has the ability to change the engagement of PwC if it considers that a change is in Biogen’s best interest. Representatives of PwC will participate in the Annual Meeting, have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF

THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

25

4	Audit Committee Matters (continued)

Audit Committee Report

The Audit Committee’s role is to act on behalf of our Board of Directors in the oversight of Biogen’s financial reporting, internal control and audit functions. The roles and responsibilities of the Audit Committee are set forth in the written charter adopted by our Board of Directors, which is posted on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section of the website. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal control.

In fulfilling its oversight responsibilities, the Audit Committee, among other things:

•	reviewed and discussed with management the audited consolidated financial statements contained in Biogen’s 2017 Annual Report on Form 10-K;
•	discussed with PwC, Biogen’s independent registered public accounting firm, the overall scope and plans for the audit;
•	met with PwC, with and without management present, to discuss the results of its examination, management’s response to any significant findings, its observations of Biogen’s internal control, the overall quality of Biogen’s financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosures, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made and other pertinent items related to Biogen’s accounting, internal control and financial reporting;
•	discussed with representatives of Biogen’s corporate internal audit staff their purpose, authority, audit plan and reports;
•	reviewed and discussed with PwC the matters required to be discussed with the Audit Committee under generally accepted auditing standards (including Public Company Accounting Oversight Board — Auditing Standard No. 1301);
•	discussed with PwC its independence from management and Biogen, including the written disclosures and letter concerning independence received from PwC under applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has determined that the provision of non-audit services to Biogen by PwC is compatible with its independence;
•	provided oversight and advice to management in connection with Biogen’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, the Audit Committee reviewed a report by management on the effectiveness of Biogen’s internal control over financial reporting; and
•	reviewed PwC’s Report of Independent Registered Public Accounting Firm included in Biogen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, related to its audit of the effectiveness of internal control over financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Biogen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

The Audit Committee of our Board of Directors:

Caroline D. Dorsa (Chair)

Nancy L. Leaming

Stelios Papadopoulos

Brian S. Posner

26

4	Audit Committee Matters (continued)

Audit and Other Fees

The following table shows fees for professional audit services billed to us by PwC for the audit of our annual consolidated financial statements for the years ended December 31, 2017, and December 31, 2016, and fees billed to us by PwC for other services provided during 2017 and 2016:

Fees	2017	2016
Audit fees	$5,036,303	$4,359,989
Audit-related fees	281,188	2,661,994
Tax fees*	380,997	365,638
All other fees	7,110	7,110
Total	$5,705,598	$7,394,731
*	Includes tax compliance fees of $138,182 in 2017 and $137,746 in 2016.

Audit fees are fees for the audit of our 2017 and 2016 consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, review of the consolidated financial statements incorporated by reference into our outstanding registration statements and statutory audit fees in overseas jurisdictions. For 2017 compared to 2016, the increase in audit fees was primarily due to audit services provided in connection with the review and implementation of the Tax Cuts and Jobs Act of 2017 (2017 Tax Act), which was signed into law on December 22, 2017, and resulted in significant changes to the U.S. corporate income tax system.

Audit-related fees are fees that principally relate to assurance and related services that are also performed by our independent registered public accounting firm. More specifically, these services include audits of employee benefit plan information, accounting consultations, due diligence and audits in connection with business development activity, internal control reviews and attest services related to financial reporting that are not required by statute or regulation. For 2017 compared to 2016, the decrease in audit-related fees was primarily due to audit-related services provided during 2016 in relation to the spin-off of our hemophilia business, Bioverativ Inc., as an independent publicly traded company on February 1, 2017.

Tax fees are fees for tax compliance and planning services.

All other fees are license fees for a web-based accounting research tool.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws, Nasdaq requirements or Public Company Accounting Oversight Board rules. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than by another firm.

Our Audit Committee annually reviews and pre-approves the audit, audit-related, tax and other permissible non-audit services that can be provided by the independent registered public accounting firm. After the annual review, any proposed services exceeding pre-set levels or amounts or additional services not previously approved requires separate pre-approval by our Audit Committee or the Chair of our Audit Committee. Any pre-approval decision made by the Chair of our Audit Committee is reported to our Audit Committee at the next regularly scheduled Audit Committee meeting. Our Chief Financial Officer and our Chief Accounting Officer can approve up to an additional $50,000 in the aggregate per calendar year for categories of services that our Audit Committee (or the Chair through its delegated authority) has pre-approved.

All of the services provided by PwC during 2017 and 2016 were pre-approved in accordance with this policy.

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Proposal 3 – Advisory Vote on Executive Compensation

Our Compensation Discussion and Analysis, which appears below, describes our executive compensation programs and the compensation decisions that our Compensation Committee and our Board of Directors made with respect to the 2017 compensation of our named executive officers. As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our Board of Directors is asking that our stockholders support this proposal. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and our Compensation Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

As we describe in our Compensation Discussion and Analysis, our executive compensation programs embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. In particular, our compensation programs reward financial, strategic and operational performance and the goals set under our plans support our long-range plans. In addition, to discourage excessive risk taking, we maintain policies for stock ownership and recoupment of compensation, we cap payments under our annual bonus plan and we require multi-year vesting of long-term incentive awards.

We will hold a non-binding, advisory vote of our stockholders on the compensation of our named executive officers every year until the next required stockholder vote on the frequency of such advisory vote. The next stockholder vote on the frequency of such advisory vote is expected to be held at the 2023 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL

OF THE RESOLUTION SET FORTH ABOVE.

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5	Executive Compensation Matters (continued)

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes our compensation strategy, philosophy, policies and practices underlying our executive compensation programs for 2017. It also provides information regarding the manner and context in which compensation was earned by and awarded to our 2017 named executive officers listed below, whom we refer to collectively as “named executive officers” or “NEOs”.

Michel Vounatsos(1) Chief Executive Officer
Jeffrey D. Capello(2) Executive Vice President and Chief Financial Officer
Michael Ehlers, M.D., Ph.D. Executive Vice President, Research and Development
Susan H. Alexander Executive Vice President, Chief Legal Officer and Secretary
Paul F. McKenzie, Ph.D. Executive Vice President, Pharmaceutical Operations & Technology
Gregory F. Covino(3) Vice President, Finance and Chief Accounting Officer and Former Interim Principal Financial Officer
George A. Scangos, Ph.D.(1) Former Chief Executive Officer
Paul J. Clancy(4) Former Executive Vice President, Finance and Chief Financial Officer
Kenneth A. DiPietro(5) Former Executive Vice President, Human Resources
(1)	Effective January 6, 2017, Dr. Scangos ceased to be our Chief Executive Officer and Mr. Vounatsos was appointed as our Chief Executive Officer. From April 2016 until his appointment as our Chief Executive Officer, Mr. Vounatsos served as our Executive Vice President, Chief Commercial Officer.
(2)	Mr. Capello was appointed as our Executive Vice President and Chief Financial Officer effective December 11, 2017.
(3)	Mr. Covino served as our Interim Principal Financial Officer from July 1, 2017 to December 11, 2017.
(4)	Mr. Clancy ceased to be our Executive Vice President, Finance and Chief Financial Officer effective July 1, 2017.
(5)	Mr. DiPietro ceased to be our Executive Vice President, Human Resources effective May 26, 2017, and ceased to be employed by us effective September 30, 2017.

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Executive Summary

2017 Highlights

We had a productive and successful 2017. We generated record revenues of $12.3 billion for the year, performed well across our MS portfolio and successfully launched SPINRAZA worldwide, the first and only approved treatment for SMA.

We announced an updated strategic framework to drive long-term growth with the aim of maximizing the value of our core business while building our future growth engines. To that end, we are focused on the following strategic priorities:

•	Maximizing the resilience of our core MS business;
•	Accelerating efforts in SMA as a significant new growth opportunity;
•	Developing and expanding our neuroscience portfolio;
•	Focusing our capital allocation efforts to drive investment for future growth; and
•	Creating a leaner and simpler operating model to streamline our operations and reallocate resources towards prioritized research and development and commercial value creation opportunities.

We added seven new clinical stage programs across our strategic core and emerging growth areas and had one of our most productive years for business development.

We provided value to our stockholders through the return of approximately $1.4 billion in capital through share repurchases and we continued our leading efforts in environmental, sustainability and diversity matters.

Our executive compensation programs for 2017 were aligned with stockholder interests as compensation earned under them was closely-linked to the achievement of our corporate performance goals.

We achieved or exceeded the vast majority of these corporate performance goals that we set at the beginning of the year under our incentive compensation plans and, accordingly, the payouts under these plans for 2017 were above target payout levels.

A brief summary of our 2017 business, financial and executive compensation highlights are as follows:

Financial Performance

The following chart provides a summary of our financial performance for 2017 compared to 2016:

A reconciliation of our GAAP to Non-GAAP financial measures is provided in Appendix A to this Proxy Statement.

Product and Pipeline Developments

Approvals

•	SPINRAZA
•	In April 2017 SPINRAZA was approved for the treatment of 5q SMA in pediatric and adult patients by the European Commission (EC).
•	In June 2017 SPINRAZA was approved in Canada for the treatment of 5q SMA.
•	The Japanese Ministry of Health, Labor and Welfare approved SPINRAZA for the treatment of infantile SMA in July 2017 and for the treatment of pediatric and adult patients with SMA in September 2017.
•	In August 2017 SPINRAZA was approved in Brazil for the treatment of SMA.
•	In February 2017 the Committee for Medicinal Products for Human Use of the European Medicines Agency adopted a positive opinion to update the TYSABRI European Union (E.U.) label with pediatric information to remove the contraindication in pediatrics and to describe the results of the post-marketing meta-analysis of pediatric data.

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5	Executive Compensation Matters (continued)

•	In May 2017 FAMPYRA was approved for walking improvement in people with MS by the EC.
•	In August 2017 IMRALDI, an adalimumab biosimilar referencing HUMIRA developed through our joint venture, Samsung Bioepis, was approved by the EC.

Clinical Trials

•	In January 2017 we initiated a Phase 1 trial of BIIB076, an anti-tau monoclonal antibody, in healthy volunteers and participants with Alzheimer’s disease.
•	In June 2017 we dosed our first patient in our Phase 2 study of BIIB092, an antibody targeting tau, for PSP.
•	In July 2017 we completed enrollment in the Phase 1 study of BIIB054 in both healthy volunteers and patients with early onset Parkinson’s disease.
•	In October 2017 we initiated the Phase 2b clinical trial AFFINITY, designed to evaluate opicinumab, anti-LINGO-1, as an investigational add-on therapy in people with relapsing MS.
•	In October 2017 we initiated the Phase 2 OPUS study evaluating the efficacy, safety and tolerability of natalizumab, a4-integrin inhibitor, in drug-resistant focal epilepsy.

Business Development

•	In January 2017 we entered into a settlement and license agreement with Forward Pharma A/S (Forward Pharma). Pursuant to this agreement, we obtained U.S. and rest of world licenses to Forward Pharma’s intellectual property, including Forward Pharma’s intellectual property related to TECFIDERA.
•	In May 2017 we completed an asset purchase of the Phase 3-ready candidate BIIB093 (intravenous glibencamide) (formerly known as CIRARA) from Remedy Pharmaceuticals Inc. The target indication for BIIB093 is large hemispheric infarction, a severe form of ischemic stroke where brain swelling (cerebral edema) often leads to a disproportionately large share of stroke-related morbidity and mortality. The U.S. Food and Drug Administration (FDA) recently granted BIIB093 Orphan Drug Designation for severe cerebral edema in patients with acute ischemic stroke. The FDA has also granted BIIB093 Fast Track designation.
•	In June 2017 we completed an exclusive license agreement with Bristol-Myers Squibb Company for BIIB092 (formerly known as BMS-986168), a Phase 2-ready experimental medicine with potential in Alzheimer’s disease and PSP. BIIB092 is an antibody targeting tau, the protein that forms the deposits, or tangles, in the brain associated with Alzheimer’s disease and other neurodegenerative tauopathies such as PSP.
•	In October 2017 we entered into a new collaboration agreement with Eisai Co. Ltd. (Eisai) for the joint development and commercialization of aducanumab, our anti-amyloid beta antibody candidate for Alzheimer’s disease. Under this agreement, we will continue to lead the ongoing Phase 3 development of aducanumab and will remain responsible for 100% of development costs for aducanumab until April 2018. Eisai will then reimburse us for 15% of aducanumab development expenses for the period April 2018 through December 2018, and 45% thereafter. Upon commercialization, both companies will co-promote aducanumab with a region-based profit split.
•	In October 2017 we amended the terms of our collaboration and license agreement with Neurimmune Subone AG (Neurimmune). Under the amended agreement, we made a $150.0 million payment to Neurimmune in exchange for a 15% reduction in royalty rates payable on products developed under the agreement, including on potential commercial sales of aducanumab. Our royalty rates payable on products developed under the agreement, including on potential commercial sales of aducanumab, will now range from the high single digits to low-teens.
•	In November 2017 we entered into an exclusive license and collaboration agreement with Alkermes Pharma Ireland Limited, a subsidiary of Alkermes plc, for BIIB098 (formerly known as ALKS 8700), an oral monomethyl fumarate prodrug in Phase 3 development for the treatment of relapsing forms of MS.
•	In December 2017 we entered into a new collaboration agreement with Ionis to identify new antisense oligonucleotide (ASO) drug candidates for the treatment of SMA. Under this agreement, we have the option to license therapies arising out of this collaboration and will be responsible for the development and commercialization of these therapies.

Capital Allocation

•	In February 2017 we completed the spin-off of our hemophilia business, Bioverativ Inc., as an independent, publicly traded company.
•	Returned approximately $1.4 billion to stockholders in 2017 through share repurchases.
•	Announced a corporate restructuring program intended to streamline our operations and reallocate resources.

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Leadership Team

At the core of what we do are our people and our leaders. As a result, our goal is to find top-tier talent with the skills necessary to imagine and lead us into the future. We advanced this goal in 2017 by appointing several new executives in key roles. These appointments included:

•	Michel Vounatsos, Chief Executive Officer, formerly Executive Vice President, Chief Commercial Officer. Mr. Vounatsos joined us in April 2016 as our Executive Vice President, Chief Commercial Officer after a 20-year career with Merck and became our Chief Executive Officer in January 2017. While at Merck, he held leadership positions of increasing responsibility in Europe, China and the U.S., driving significant and consistent growth across multiple geographies. We believe that his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and his comprehensive leadership background, will guide Biogen in the next phase of its evolution.
•	Jeffrey D. Capello, Executive Vice President and Chief Financial Officer. Mr. Capello joined us in December 2017 as our Executive Vice President and Chief Financial Officer, bringing 26 years of experience in finance. Most recently he was Executive Vice President and Chief Financial Officer of Beacon Health Options Inc. His previous experience includes founding and running his own company, Monomy Advisors, and serving as Chief Financial Officer of Ortho Clinical Diagnostics, Boston Scientific Corporation and PerkinElmer. Earlier in his career he was a partner in the Boston and Amsterdam offices of PwC. We believe that Mr. Capello’s strong public company financial experience will allow him to play a critical role as we aim to execute on our business strategy, pursue business development opportunities and build our pipeline.
•	Ginger Gregory, Executive Vice President and Chief Human Resources Officer. Dr. Gregory joined us as our Executive Vice President, Chief Human Resources Officer in July 2017, bringing over 20 years of human resources experience to Biogen. She was most recently the Chief Human Resources Officer at Shire Pharmaceuticals. Prior to that, Dr. Gregory held executive-level human resources positions for several multinational companies across a variety of industries, including Dunkin’ Brands, where she served as Chief Human Resource Officer; Novartis, AG, where she was the division head of Human Resources for Novartis Vaccines and Diagnostics, Novartis Consumer Health and Novartis Institutes of BioMedical Research; and Novo Nordisk, where she served as Senior Vice President, Corporate People & Organization at the company’s headquarters in Copenhagen, Denmark. We believe that Dr. Gregory’s extensive experience in the biotechnology and pharmaceutical industries will be valuable as we endeavor to attract, develop and retain a talented, culturally diverse workforce to execute on our mission to transform neuroscience and the treatment of neurological diseases.
•	Chirfi Guindo, Executive Vice President and Head of Global Marketing, Market Access and Customer Innovation. Mr. Guindo joined us as our Executive Vice President and Head of Global Marketing, Market Access and Customer Innovation in November 2017. Mr. Guindo brings 27 years of experience in the global pharmaceutical industry and has held several leadership positions at Merck (known as MSD outside Canada and the U.S.) in Canada, the U.S., France, Africa and the Netherlands. He has worked in several disciplines including Finance, Sales & Marketing, General Management and Global Strategy/Product Development in specialty, acute and hospital care. Most recently Mr. Guindo was President & Managing Director of Merck Canada. We believe that Mr. Guindo’s extensive experience in the global pharmaceutical industry will help us further our leadership in MS and SMA, plan for our Alzheimer’s disease franchise and pursue future pipeline opportunities.

Other Notable Achievements in the Workplace and Community

•	Awarded, with our collaboration partner Ionis, the 2017 Prix Galien USA Award for Best Biotechnology Product for SPINRAZA.
•	Continued commitment to operational carbon neutrality highlighted by the use of 100% renewable electricity globally.
•	Committed to reduce carbon emissions by a targeted amount approved by the Science Based Target Initiative, to align ourselves with the global goal of limiting global temperature rise to under two degrees Celsius.
•	Recognized as a corporate sustainability leader with naming to the CDP A List for both Climate Change and Water and receiving RobecoSAM Silver Class and Industry Mover distinctions.
•	Earned a perfect score of 100% on the Human Rights Campaign’s Corporate Equality Index (a national benchmarking tool on corporate policies and practices pertinent to LGBTQ employees) for the fourth consecutive year.
•	Over 2,600 employees volunteered from 26 countries in our annual Care Deeply Day.
•	Engaged 44,000+ students in hands-on learning to inspire their passion for science since the inception of Biogen’s Community Labs.

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Total Stockholder Return

•	Our one-, three- and five-year total stockholder return (TSR)* compared to our peer group and the Standard & Poor’s 500 (S&P 500) is set forth below.

*	TSR is a measure of performance over time that combines changes in share price and dividends paid to show the total return to the stockholder expressed as an annualized percentage.

2017 Executive Compensation Programs and Pay-for-Performance Alignment

We believe our executive compensation programs are effectively designed and have worked well to implement a pay-for-performance culture that is aligned with the interests of our stockholders. In 2017 our executive compensation programs consisted of base salary, short- and long-term incentives and other benefits.

91% of our CEO’s and 84% of our other current NEOs’ 2017 target compensation was performance-based and at-risk.

*	Reflects annual salary, target bonus and grant date value of the 2017 annual long-term incentive awards. The CEO compensation mix reflects compensation for Mr. Vounatsos, who has served as our CEO since January 6, 2017. The NEO compensation mix excludes Dr. McKenzie’s one-time RSU award, as described in further detail below, as well as compensation for Dr. Scangos and Messrs. Capello, Clancy and DiPietro due to partial year employment with Biogen in 2017 and compensation for Mr. Covino, due to his change in roles during 2017.

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5	Executive Compensation Matters (continued)

Our 2017 performance-based compensation payouts align with our commitment to strong performance.

In 2017 overall we achieved or exceeded the vast majority of the corporate performance goals that we set at the beginning of the year for our incentive compensation plans. As a result, the payouts, as a percentage of target, for our 2017 annual bonus plan, 2017 awarded cash-settled performance units (CSPUs) and 2017 awarded market stock units (MSUs) were above target payout amounts, as described in further detail below.

Annual Bonus Plan 130%* Company Performance Multiplier (The overall annual bonus plan multiplier for each NEO was further modified based on his/her individual performance multiplier)	Cash-Settled Performance Units 123%* Performance multiplier for the CSPUs during the 2017 performance period (Earned units are subject to three-year time vesting from the grant date)	Market Stock Units 126%* Performance multiplier for the MSUs during the 2017 performance period

*	Actual multiplier for applicable 2017 award based on corporate performance.

2017 Advisory Vote on Executive Compensation

At our 2017 annual meeting of stockholders, we continued to receive support for our executive compensation programs with approximately 97% of the votes cast for approval of our annual “say-on-pay” proposal. Our Compensation Committee viewed this as very positive support for our executive compensation programs and their alignment with long-term stockholder value creation and noted that the Company’s executive compensation programs have been effective in implementing the Company’s stated compensation philosophy and objectives.

Our Compensation Committee is committed to continually reviewing our executive compensation programs on a proactive basis to ensure the ongoing alignment of such programs with the interests of our stockholders.

In 2017 we reviewed the external landscape, the results from our “say-on-pay” proposal at last year’s annual meeting of stockholders and the results of our current compensation programs. Our Compensation Committee was satisfied that our existing compensation programs further our pay-for-performance philosophy, and, accordingly, did not recommend any significant changes to our executive compensation programs for 2017.

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Roles and Responsibilities

Role of our Compensation Committee

Our Compensation Committee, which is composed of four independent directors, oversees and administers our executive compensation programs. In making executive compensation decisions, our Compensation Committee considers a variety of factors and data, most importantly our performance and individual executives’ performance, and takes into account the totality of compensation that may be paid. In addition, our Compensation Committee administers our annual bonus plan and our equity plans, reviews business achievements relevant to compensation levels, makes recommendations to our Board of Directors with respect to compensation policies and practices as well as the compensation of our CEO and seeks to ensure that total compensation paid to our executive officers is fair and aligned with stockholder interests. Our Compensation Committee retains the right to hire outside advisors as needed to assist it in reviewing and revising our executive compensation programs.

The duties and responsibilities of our Compensation Committee are described on page 19 and can be found in our Compensation Committee’s written charter adopted by our Board of Directors, which can be found on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section of the website.

Role of the Independent Compensation Consultant

Our Compensation Committee believes that independent advice is important in developing Biogen’s executive compensation programs. Frederic W. Cook & Co., Inc. (FW Cook) is currently engaged as our Compensation Committee’s independent compensation consultant. FW Cook does not provide any other services to Biogen.

Reporting directly to our Compensation Committee, FW Cook provides guidance on trends in CEO, executive and non-employee director compensation, the development of specific executive compensation programs and the composition of the Company’s compensation peer group. Additionally, FW Cook prepares a report on CEO pay that compares each element of compensation to that of CEOs in comparable positions at companies in our peer group. Using this and other similar information, our Compensation Committee recommends, and our Board of Directors approves, the elements and target levels of our CEO’s compensation. FW Cook also engages in other matters as needed and as directed solely by our Compensation Committee.

During 2017 the Company paid FW Cook $250,989 in consulting fees directly related to these services. Our Compensation Committee assesses FW Cook’s independence annually and, in accordance with applicable SEC and Nasdaq rules, confirmed in December 2017 that FW Cook’s work did not raise any conflicts of interest and that FW Cook remains independent under applicable rules.

Role of our CEO

Each year our CEO provides an assessment of the performance of each executive officer, other than himself, during the prior year and recommends to our Compensation Committee the compensation to be awarded to each executive. Our CEO’s recommendations are based on numerous factors including:

•	Company, team and individual performance;
•	potential for future contributions;
•	leadership competencies;
•	external market competitiveness;
•	internal pay comparisons; and
•	other factors deemed relevant.

To understand the external market competitiveness of the compensation for our executive officers, our CEO and our Compensation Committee review a report analyzing publicly-available information and surveys prepared by our internal compensation group and reviewed by FW Cook. The report compares the compensation of each executive officer, other than our CEO, to data for comparable positions at companies in our peer group, by compensation element (see “External Market Competitiveness and Peer Group” below for further details). Our Compensation Committee considers all of the information presented, discusses the recommendations with our CEO and with FW Cook and applies its judgment to determine the elements of compensation and target compensation levels for each executive officer other than the CEO.

Our CEO also provides a self-assessment of his achievements for the prior year. Our Compensation Committee reviews and considers this in analyzing the CEO’s performance, and in recommending for approval by our Board of Directors, the compensation of our CEO. Our CEO does not participate in any deliberations regarding his own compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation programs are designed to drive the creation of long-term stockholder value by deliver-

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5	Executive Compensation Matters (continued)

ing performance-based compensation that is competitive with our peer group in order to attract and retain extraordinary leaders who can perform at high levels and succeed in a demanding business environment. We aim to achieve this by designing programs that are:

•	Mission Focused and Business Driven. Our executive compensation programs support the relentless pursuit of delivering meaningful and innovative therapies to patients by providing our executives with incentives to achieve the near- and long-term objectives of our business. Substantially all of our executive incentive compensation programs are tied directly, and meaningfully, to Company performance. Our objective is to emphasize the importance of achieving short-term goals while building and sustaining a foundation for long-term success.
•	Competitively Advantageous. We benchmark our executive compensation programs against a peer group of biotechnology and pharmaceutical companies that we believe are representative of the companies we primarily compete with for talent, balanced with factors such as business scope and size, including revenues and market capitalization, business focus and geographic scope of operations. We consider peer group practices as one of many factors to be taken into account in developing programs that we believe are most meaningful to our leaders and the Company, and which enable us to recruit, retain and motivate our leadership team to achieve their best for Biogen and our stockholders.
•	Performance Differentiated. We believe strongly in pay-for-performance and endeavor to significantly differentiate rewards by delivering the highest rewards to our best performers and little or no rewards to those who do not perform at pre-established levels.
•	Ownership Aligned. At Biogen, we believe every employee contributes to the success of the Company and, as such, every employee has a vested interest in the Company’s success. To reinforce this alignment with our stockholders, we strongly encourage stock ownership through our equity-based compensation programs. For members of our executive team, including our NEOs, who set and lead the future strategic direction of our Company, we ensure that a significant portion of their total pay opportunities are equity-based to maintain alignment between the interests of our executive officers and our stockholders.
•	Flexible. We are committed to providing flexible benefits designed to allow our diverse global workforce to have reward opportunities that meet their varied needs so that they are inspired to perform their very best on behalf of patients and stockholders each day.

External Market Competitiveness and Peer Group

Market practices are one of the considerations taken into account when determining executive compensation levels and compensation program designs at Biogen. We do not target a specific market percentile or simply replicate the market practice. Instead, we review external market practices as a reference point to assist us in providing programs designed to attract, retain and inspire extraordinary talent. Our Compensation Committee also uses a peer group to provide context for its executive compensation decision-making. Each year our independent compensation consultant reviews the external market landscape and evaluates the composition of our peer group for appropriateness.

Our Compensation Committee reviews the information provided from internal sources as well as the information provided by our independent compensation consultant to select our peer group based on comparable companies that approximate (1) our scope of business, including revenues and market capitalization, (2) our global geographical reach, (3) our research-based business with multiple marketed products and (4) a comparable pool of talent for which we compete.

The peer group for determining our February 2017 compensation decisions consisted of biotechnology and pharmaceutical companies, as we compete with companies in both of these sectors for executive talent.

Biotechnology Peers
Alexion Pharmaceuticals, Inc. Amgen Inc. Celgene Corporation Gilead Sciences Inc. Vertex Pharmaceuticals International, Inc.
Pharmaceutical Peers
AbbVie Inc. Allergan plc Bristol-Myers Squibb Company Eli Lilly and Company Endo Health Solutions Merck & Co, Inc. Mylan N.V. Valeant Pharmaceuticals Incorporated

For each of the companies in our peer group, where available, we analyze the company’s Compensation Discussion and Analysis and other data publicly filed during the prior year to identify the executives at such companies whose positions are comparable to those held by our executive officers. We then compile and analyze the data for each

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5	Executive Compensation Matters (continued)

comparable position. Our competitive analysis includes the structure and design of the compensation programs as well as the targeted value of the compensation under these programs.

For our executive officers other than our CEO, we may supplement the data for our peer group with published compensation surveys where appropriate. For 2017, consistent with past years, we used the Willis Towers Watson U.S. CDB Pharmaceutical and Health Sciences Executive Compensation Database survey (which we refer to as the Willis Towers Watson survey). We chose this survey because of the number of companies in our peer group that participate in it, the number of positions reported by the survey that continue to be comparable to our executive positions and the high standards under which we understand the survey is conducted (including data collection and analysis methodologies). All of the companies in our peer group are represented in a special cross-section of the survey focused on our peer group, other than Valeant Pharmaceuticals Incorporated, which did not participate in the survey.

Compensation Elements

Our Compensation Committee determines the elements of compensation we provide to our executive officers. The elements of our executive compensation programs and their objectives are as follows:

Element		Objective(s)
Base Salary	•

Provides a fixed level of compensation that is competitive with the external market and reflects each executive’s contributions, experience, responsibilities and potential to contribute to our future success.

Annual Bonus Plan	•	Aligns short-term compensation with the annual goals of the Company.
	•	Motivates and rewards the achievement of annual Company and individual goals that support short- and long-term value creation.
Long-term Incentives	•	Aligns executives’ interests with the long-term interests of our stockholders by linking the value of awards to increases in our stock price.
	•	Motivates and rewards the achievement of stock price growth and pre-established corporate performance goals.
	•	Promotes executive retention and stock ownership, and focuses executives on enhancing stockholder value.
Benefits	•	Promotes health and wellness.
	•	Provides financial protection in the event of disability or death.
	•	Provides tax-beneficial ways for executives to save towards their retirement, and encourages savings through competitive matches to executives’ retirement savings.

Compensation Mix

Our Compensation Committee determines the general mix of the elements of our executive compensation programs. It does not target a specific mix of value for the compensation elements within these programs in either the program design or pay decisions. Rather, our Compensation Committee reviews the compensation mix to ensure an appropriate level of performance-based compensation is apportioned to the short-term and even more to the long-term to ensure alignment with our business goals and performance.

Additionally, our Compensation Committee believes the greater the leadership responsibilities, the greater the potential impact an individual will have on Biogen’s future strategic direction. Therefore, for our executive officers, including our NEOs, additional emphasis is placed on performance-based compensation, with a particular emphasis on long-term incentives (LTI).

The 2017 compensation mix for Mr. Vounatsos and our other NEOs was highly performance-based and at-risk; 91% of 2017 compensation was performance-based for Mr. Vounatsos and 84% of 2017 compensation was performance-based for our other current NEOs (other than Messrs. Capello and Covino), assuming target level achievement of applicable corporate performance goals and with LTI awards measured at target grant date values, and excluding Dr. McKenzie’s one-time RSU award, as described in further detail below.

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Performance Goals and Target Setting Process

Early each year, our Compensation Committee reviews and establishes the pay levels of each element of total compensation for our executive officers. Total compensation is comprised of base salary, annual bonus and LTI awards. A summary of the process our Compensation Committee follows in setting compensation is described below:

Target Setting	Monitoring & Tracking • Our Compensation Committee closely monitors the progress against the performance goals throughout the year and engages in dialogue with management on such progress.

Results & Awards:
Compensation Committee Actions

•    Reviews and certifies the annual Company results against the pre-established goals for our incentive compensation plans.

•    Reviews and discusses the performance of our executive officers against their respective performance goals, including our CEO.

•    Reviews and discusses the Company, team and individual performance of each executive officer as assessed by our CEO.

•    Reviews and discusses our CEO’s recommended compensation levels for each executive officer other than himself in the context of such executive officer’s contributions to the Company and the other factors described above.

•    Approves the final compensation for each NEO other than our CEO, including base salary, bonus and LTI awards.

•    Reviews CEO compensation and recommends to our Board of Directors for approval the compensation of our CEO, including base salary, bonus and LTI awards.

•    Our Compensation Committee and our CEO discuss potential goals for the upcoming year that are tied to the short- and longer-term strategic goals of the Company.

•    Our Compensation Committee and our CEO discuss potential goals for the upcoming year that are tied to the short- and longer-term strategic goals of the Company as well as individual goals for our executive officers.

•    The annual business plan for the year is approved by our Board of Directors, and performance goals and targets are aligned with the business plan.

•    Payout levels for each performance goal are established by management and approved by our Compensation Committee.

•    The performance goals are then applied to our executive officers, including NEOs, so that there is full alignment of executive incentive goals with the goals that have been established for the year.

•    Our Compensation Committee also reviews base salaries, bonus and LTI planning ranges, plan designs, benefits and peer group data.

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5	Executive Compensation Matters (continued)

2017 and 2018 Hiring- and Transition-Related Compensation Decisions

Arrangement with Mr. Vounatsos

In connection with Mr. Vounatsos’ appointment as our Chief Executive Officer effective as of January 6, 2017, our Compensation Committee approved, in December 2016, as part of the employment agreement he entered into with us, an increase in his annual base salary to $1.1 million and a target bonus of 125% of his annual base salary under our annual bonus plan, in each case, effective upon his appointment as our Chief Executive Officer on January 6, 2017. In addition, on February 15, 2017, he received a LTI award of CSPUs with a grant date fair value of $4,999,754 and a LTI award of MSUs with a grant date fair value of $4,868,786. The terms of the CSPUs and MSUs granted to Mr. Vounatsos are described below under the heading “Long-Term Incentives (LTI)” and the payments that Mr. Vounatsos would be eligible to receive under his employment agreement in connection with certain terminations of employment are described in further detail under the heading “Potential Payments Upon Termination or Change in Control” below. Our Compensation Committee approved these terms after reviewing peer group data provided by FW Cook.

Arrangement with Mr. Capello

In November 2017 we appointed Mr. Capello as our Executive Vice President and Chief Financial Officer, effective as of December 11, 2017.

In determining the annual and long-term compensation for Mr. Capello, our Compensation Committee followed the same compensation philosophy and objectives described in this CD&A and also took into consideration the value of compensation that Mr. Capello would have been eligible to earn had he remained employed by his prior employer. After considering the compensation opportunities that Mr. Capello would be required to forfeit in order to join us, and in order to incentivize him to do so, our Compensation Committee granted Mr. Capello a one-time cash sign-on bonus of $520,000. Our Compensation Committee also approved an annual base salary for Mr. Capello of $750,000 and, beginning in 2018, a target bonus of 70% of his annual base salary under our annual bonus plan.

Mr. Capello’s one-time cash sign-on bonus is subject to repayment to the Company in the event Mr. Capello voluntarily terminates his employment or his employment is terminated by us for cause (as defined in our 2017 Omnibus Equity Plan) or for misconduct or poor performance, as determined by us in good faith, as follows: 100% of his cash sign-on bonus is subject to repayment if such termination occurs within the first year of his employment, 70% of his cash sign-on bonus is subject to repayment if such termination occurs within the second year of his employment and 35% of his cash sign-on bonus is subject to repayment if such termination occurs within the third year of his employment, in each case, net of applicable tax withholdings.

In connection with Mr. Capello’s appointment, our Compensation Committee also granted him a LTI award in January 2018, which consisted of performance stock units (PSUs) and MSUs with an aggregate grant date target value of $3.0 million. The terms of the PSUs and MSUs awards granted to Mr. Capello are described below under the heading “Long-Term Incentives (LTI).” Because of this grant, Mr. Capello was not eligible to receive an annual LTI award in 2018.

Arrangement with Dr. McKenzie

In February 2016 Dr. McKenzie was appointed as our Senior Vice President for Global Biologics Manufacturing & Technical Operations. As part of his appointment, Dr. McKenzie was eligible to earn a one-time LTI award of RSUs that were contingent upon his achievement of at least a “solid” performance rating for 2016. This RSU award was intended to represent a portion of the compensation that Dr. McKenzie would have been eligible to receive had he remained with his prior employer. In March 2017, based upon his 2016 performance rating, Dr. McKenzie was granted RSUs with a grant date fair value of $800,600. These RSUs vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to Dr. McKenzie’s continued employment.

Dr. Scangos’ Arrangements

On January 6, 2017, Dr. Scangos ceased to be our Chief Executive Officer (which was considered a termination without cause under his employment agreement) and the Company paid him the severance benefits payable under his employment agreement, consisting of a lump sum cash payment in the amount of $7.2 million (two times his annual base salary and target annual bonus), a prorated bonus payment of $44,877 for the period January 1, 2017 through January 6, 2017, which was based on actual Company performance and deemed 100% individual performance (as provided under his employment agreement) and continuation of certain subsidized medical, dental and vision benefits until July 1, 2018. Dr. Scangos was also entitled to receive up to nine months of executive-level outplacement services at our cost; however, Dr. Scangos did not utilize these services. In addition, pursuant to the terms of his

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5	Executive Compensation Matters (continued)

employment agreement, all of his outstanding MSUs, CSPUs and stock options continue to vest as if he had remained employed by the Company for the duration of the respective award’s vesting period and all awards that require exercise by him remain exercisable until the earlier of January 7, 2020 or their respective expiration date.

Mr. Clancy’s Arrangements

Mr. Clancy voluntarily separated from the Company on July 1, 2017 and did not receive any severance benefits in connection with his separation. Mr. Clancy’s outstanding LTI awards were eligible for retirement vesting with either accelerated or continued vesting, as applicable, pursuant to the retirement provision under our 2008 Omnibus Equity Plan.

Mr. DiPietro’s Arrangements

On May 26, 2017, Mr. DiPietro ceased to be our Executive Vice President, Human Resources and ceased to be employed by us effective September 30, 2017. We provided him the severance benefits required under our executive severance policy for Executive Vice Presidents, which consisted of a lump sum payment of $2,019,413 (21 months of base salary and target bonus) and continuation of certain subsidized medical, dental and vision benefits until the earlier of (1) January 31, 2019 or (2) the date on which he becomes eligible to receive benefits through another employer. In addition, our Compensation Committee agreed to permit the continued vesting of one-third of his outstanding LTI awards scheduled to vest on February 15, 2018, February 22, 2018, and February 23, 2018. Mr. DiPietro was also eligible to receive up to 12 months of executive-level outplacement services at our cost; however, Mr.  DiPietro did not utilize these services.

2017 Base Salary

In determining Mr. Vounatsos’ base salary as our CEO, our Board of Directors reviewed the base salaries of comparable chief executive officers in our peer group and considered Mr. Vounatsos’ compensation mix, capabilities, performance and future expected contributions. Based on its review, Mr. Vounatsos’ base salary was set at $1,100,000, which positioned him below the 25th percentile when compared to the chief executive officers of our peer group.

Our Compensation Committee undertook a similar review when approving the base salaries for our other NEOs, which positioned them, on average, slightly below the market median compared to persons with comparable jobs within our peer group.

The annual base salary of each of our NEOs in 2017 compared to 2016 was as follows:

Name	2016 Salary	2017 Salary	% Increase(1)
M. Vounatsos	$750,000	$1,100,000	46.7%
J. Capello(2)	n/a	$750,000	n/a
M. Ehlers	$775,000	$794,375	2.5%
S. Alexander	$696,002	$723,842	4.0%
P. McKenzie	$575,000	$603,750	5.0%
G. Covino	$375,315	$386,574	3.0%
G. Scangos(3)	$1,500,000	$1,500,000	—
P. Clancy	$860,470	$890,586	3.5%
K. DiPietro	$655,840	$678,794	3.5%
(1)	Percentage increase reflects the annual merit increase for all NEOs other than for Mr. Vounatsos and, in the case of Mr. Vounatsos, represents an increase as a result of his appointment as our CEO.
(2)	Mr. Capello was hired in 2017. The initial determination of his base salary took into account the Company’s peer group data.
(3)	Due to the fact that Dr. Scangos’ employment terminated in January 2017 his base salary was not considered for an increase for 2017.

2017 Performance-Based Plans and Goal Setting

Our executive compensation programs place a heavy emphasis on performance-based compensation.

We maintain a short-term incentive plan, known as our annual bonus plan, as well as a LTI plan.

Awards to our NEOs under our annual bonus plan are made under our 2008 Performance-Based Management Incentive Plan, and awards under our LTI plan are granted under our 2017 Omnibus Equity Plan.

Awards made under our annual bonus plan are directly tied to the achievement of our corporate performance goals, which are aligned with the Company’s short- and long-term strategic plans, as well as individual performance goals.

Awards made under our LTI plan are directly tied to the performance of the price of our common stock, which align our executives’ long-term interests with the interests of our stockholders. Some of our LTIs are also tied to the Company’s financial performance, as described below under “2017 CSPU Company Performance Targets and Results Table.”

In setting our annual goals under our short- and long-term incentive plans, in addition to our internal forecasts, we consider analysts’ projections for our performance and the performance of companies in our peer group, as well as broad economic and industry trends. We strive to establish challenging targets that result in payouts at or above target

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5	Executive Compensation Matters (continued)

levels only when Company performance warrants it. Our Compensation Committee is responsible for reviewing and approving our annual goals, targets and levels of payout (e.g., threshold, target and maximum) for our executive incentive compensation plans and for reviewing and determining actual performance results at the end of the applicable performance period.

In setting and approving the corporate performance goals for our executive officers and for the Company under both the short- and long-term incentive plans, our Compensation Committee also considers the alignment of such goals to our business plan, the degree of difficulty of attainment and the potential for the goals to encourage inappropriate risk-taking. Our Compensation Committee has determined that the structures of our executive compensation programs do not put our patients, investors or the Company at any material risk.

Annual Bonus Plan

Our annual bonus plan is a cash incentive plan that rewards near-term financial, strategic and operational performance. Our Compensation Committee reviews our annual target bonus opportunities by job level each year to ensure such opportunities are competitive.

No changes were made in 2017 to the target annual bonus opportunities, as a percentage of year-end annual base salary, for any of our NEOs other than Mr. Vounatsos, whose target annual bonus opportunity was increased in connection with his appointment as our CEO in January 2017. In accordance with our policy, target annual bonus opportunities for all of our other NEOs in 2017 were determined based on their positions as Executive Vice Presidents and, in the case of Mr. Covino, based on his position as Vice President and Chief Accounting Officer.

The target annual bonus opportunity as a percentage of year-end annual base salary for each of our NEOs in 2017 was as follows:

Name	2017 Target %
M. Vounatsos	125%
J. Capello(1)	70%
M. Ehlers	70%
S. Alexander	70%
P. McKenzie	70%
G. Covino	35%
G. Scangos(2)	140%
P. Clancy(3)	70%
K. DiPietro(3)	70%
(1)	Amount represents the target annual bonus opportunity for Mr. Capello. Based on his hire date, Mr. Capello was ineligible for payout under our 2017 annual bonus plan.
(2)	Dr. Scangos ceased to be our Chief Executive Officer in January 2017, and received a prorated annual bonus payment pursuant to the severance provision of his employment agreement, as described in “2017 and 2018 Hiring- and Transition-Related Compensation Decisions—Dr. Scangos Arrangements” above, based on actual Company performance and assuming 100% individual performance.
(3)	Messrs. Clancy and DiPietro each ceased to be employed by the Company during 2017 and were ineligible for payouts under our 2017 annual bonus plan.

2017 Annual Bonus Plan Design

Awards for our NEOs under our 2017 annual bonus plan were based on the achievement of Company performance goals and individual performance goals.

At the beginning of 2017, our Compensation Committee set multiple Company performance goals for our 2017 annual bonus plan and provided for a payout multiplier, which we refer to as the Company Multiplier, ranging from 0% to 150%, for each Company goal based on the determination of the level of achievement of each goal and application of the weighting previously assigned to each goal, which determined the Company Multiplier applied to the bonus calculation.

The Company Multiplier ranged from 0% to 150% as follows:

Performance Multipliers	Below Threshold	Threshold	Target	Max
Company	0%	50%	100%	150%

In addition, our 2017 annual bonus plan payouts were also based on an assessment of each NEO’s individual performance as compared to his or her individual performance goals. Our executive officers’ individual performance goals were discussed with and subject to our Compensation Committee’s approval. Our CEO’s individual goals were also approved by our Compensation Committee with input from the Chairman and the other independent directors. Evaluating individual performance allows our Compensation Committee the discretion to increase or decrease each NEO’s bonus amount based on the NEO’s individual performance by applying an individual performance multiplier, ranging from 0% to 150%, which we refer to as the Individual Multiplier.

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5	Executive Compensation Matters (continued)

We determined the individual annual bonus payments for 2017 using the following calculation:

Our 2017 annual bonus plan provided that if the Company Multiplier was less than 50%, there would be no payout, regardless of individual performance. Further, because the Individual Multiplier and the Company Multiplier each have a maximum of 150%, the combined multiplier result for each NEO could not exceed 225%.

2017 Company Performance Goals and Results

Company performance goals were established at the start of 2017 with assigned weightings that reflected the Company’s focus on attaining both financial and strategic goals (pipeline performance, MS leadership, SMA launch excellence and enhancing our strategic alliances).

The goals and weightings we selected reflect the importance of linking reward opportunities to both near-term results and our progress in achieving longer-term goals.

The strategic goals we selected in 2017 were designed to measure the achievement of our annual strategic priorities relating to our commercial opportunities and pipeline progress. Our financial performance goals were based on the Company’s annual operating plan and long-range plan approved by our Board of Directors and with reference to analyst consensus for Biogen revenues and Non-GAAP diluted earnings per share (EPS) based on the most current analyst reports at the time we set our targets.

The following table presents our financial targets relative to analysts’ consensus for 2017:

(1) See “2017 Annual Bonus Plan Company Performance Targets and Results Table” below for more details.

(2) Wall Street figures reflect estimates made in December 2016 for the Biogen fiscal year ending December 31, 2017.

(3) Reflects Non-GAAP Diluted EPS.

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5	Executive Compensation Matters (continued)

2017 Annual Bonus Plan Company Performance Targets and Results Table

Set forth below is a summary of the Company performance goals and weightings that our Compensation Committee established for our 2017 annual bonus plan and the degree to which we attained these Company performance goals. As described below, the Company Multiplier for the 2017 Annual Bonus Plan was 130%.

		Performance Range
Company Goals	Weight	Threshold	Target	Max	Results		Company Multiplier
FINANCIAL PERFORMANCE
Non-GAAP diluted EPS	20%	$19.64	$21.70	$23.76	$23.19	(1)	123.0%
Revenues	20%	$10,687M	$11,495M	$12,303M	$12,201M	(1)	136.1%
MARKET PERFORMANCE
Achieve U.S. SMA Market Share and Obtain SMA Approvals in E.U. and Certain Other Markets	10%	Specific market goals are not disclosed for competitive reasons			Above Goal(2)		131.3%
Achieve Global MS Market Share	10%	Specific market goals are not disclosed for competitive reasons			Below Goal(2)		96.5%
MS Leader in Customer Trust and Value Survey	5%	Specific market goals are not disclosed for competitive reasons			Goal Met		100.0%
Establish Three Outcome-based Innovative contracts	5%	1	3	5	5		150.0%
PIPELINE DEVELOPMENT
Build and Advance Total Pipeline	10%	Specific pipeline goals are not disclosed for competitive reasons			Above Goal(3)		143.0%
Achieve Aducanumab Phase 3 Enrollment	10%	Specific enrollment goals are not disclosed for competitive reasons			Above Goal(4)		132.0%
COLLABORATION
Improve Key Strategic Alliances	10%	Specific strategic alliance goals are not disclosed for competitive reasons			Above Goal(5)		150.0%
Company Multiplier							130.0%*
*	Numbers may not recalculate due to rounding.

Notes to 2017 Annual Bonus Plan Company Performance Targets and Results Table

(1)	These financial measures were based on our publicly reported revenues of $12,274 million and our publicly announced Non-GAAP diluted EPS of $21.81, as adjusted as follows: for purposes of our 2017 annual bonus plan, revenues were adjusted to neutralize the effects of foreign exchange rate fluctuations and Non-GAAP diluted EPS was adjusted to add back $1.08 to reflect the impact of additional research and development expense recognized in 2017 resulting from increased business development activity and $0.29 to neutralize the unfavorable impact of the ZINBRYTA Article 20 Procedure, as these charges were not originally contemplated at the time the Company performance goals were determined.
(2)	Achievement of market goals for SMA and MS were above and below goals, respectively. Specific details are not disclosed for competitive reasons.
(3)	The Company continued to expand and re-shape its pipeline of pre-clinical and clinical stage programs through the advancement of internal programs, external business development activities and exceeding expectations with respect to the level of confidence in and momentum of its clinical stage portfolio. Specific details are not disclosed for competitive reasons.
(4)	Aducanumab Phase 3 clinical trial patient enrollment was above goal. Specific details are not disclosed for competitive reasons.
(5)	Key strategic alliance activities were above goal. Specific details are not disclosed for competitive reasons.

2017 Individual Performance Goals and Results

The Individual Multiplier reflects each named executive officer’s overall individual performance rating as part of our performance assessment process. Unlike our formulaic calculation of corporate performance versus Company per-

formance goals in determining the Company Multiplier, each named executive officer’s Individual Multiplier is based on a subjective evaluation of his or her overall performance and consideration of the achievement of individual goals established at the beginning of the year. For 2017, Mr. Vounatsos recommended to our Compensation Committee an

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5	Executive Compensation Matters (continued)

Individual Multiplier for each current named executive officer other than himself based on his assessment of their individual contributions for the full year. Our Compensation Committee considered all of the information presented, discussed our CEO’s recommendations with him and its independent compensation consultant and applied its judgment to determine the Individual Multiplier for each current named executive officer. Our Board of Directors determined Mr. Vounatsos’ Individual Multiplier based on its assessment of his performance.

In its evaluation, our Compensation Committee assigned Individual Multipliers to our current named executive officers of between 130% and 145% based on the following accomplishments during 2017:

Michel Vounatsos

•	Contributed to the achievement of record revenues of $12.3 billion for the year ended December 31, 2017.
•	Identified and took steps to create a leaner and simpler operating model to streamline our operations and reallocate resources towards prioritized research and development and commercial value creation opportunities, including the approval of a corporate restructuring program in October 2017.
•	Clarified and focused corporate strategy.
•	Made progress in defining and beginning to build a culture of excellence that values a tighter focus on priorities, faster decision making, enhanced accountability and improved teamwork.
•	Recruited outstanding members of our senior management team, including Dr. Gregory and Messrs. Capello and Guindo.
•	Excelled in leading the Company in setting and achieving its financial goals and business development goals.
•	Contributed significantly to the successful launch of SPINRAZA worldwide.

Michael Ehlers

•	Significantly improved our Research and Development organization structure, key processes and productivity.
•	Exceeded portfolio value and clinical development goals.
•	Added new capabilities and talent to our Research and Development organization.
•	Excelled in leadership of our Research and Development organization.
•	Added substantial value to our business development activities.
•	Contributed to excellent interactions with investors leading to transparent and trusted dialogue.

Susan H. Alexander

•	Supported our Board, the CEO and executive team transition and SEC disclosure requirements.
•	Led our initiative to create a leaner and simpler operating model to streamline our operations and reallocate resources towards prioritized research and development and commercial value creation opportunities, including the approval of a corporate restructuring program in October 2017.
•	Strengthened the intellectual property rights of our key assets, including our settlement and license agreement with Forward Pharma, pursuant to which we obtained U.S. and rest of world licenses to Forward Pharma’s intellectual property, including Forward Pharma’s intellectual property related to TECFIDERA.
•	Excelled in leadership of our Legal and Compliance teams while at the same time taking on leadership of our Corporate Services organization.
•	Contributed significantly and excellently on strategy and general business issues affecting the Company.

Paul F. McKenzie

•	Excelled in management of our large and complex manufacturing organization.
•	Maintained excellence in manufacturing plant quality.
•	Contributed significantly to the successful launch of SPINRAZA worldwide.
•	Contributed significantly and excellently on strategy and general business issues affecting the Company.
•	Enhanced discipline and rigor with respect to decision making in our Pharmaceutical Operations & Technology organization.
•	Exhibited outstanding leadership, fostering a culture of continuous improvement and cost-consciousness.

Gregory F. Covino

•	Provided excellent leadership and support across our Finance organization following the departure of Mr. Clancy as our CFO in July 2017, including acting as our Interim Principal Financial Officer.
•	Supported the effective transition of Mr. Capello as our CFO.
•	Helped lead the Company in achieving its financial goals and performance.
•	Contributed significantly and excellently on strategy and general business issues affecting the Company.
•	Added substantial value to our business development activities.

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5	Executive Compensation Matters (continued)

In addition, our Compensation Committee reviews on a qualitative basis each named executive officer’s other contributions that are not covered by the individual performance goals, leadership competencies and relative performance among our named executive officers.

2017 Annual Bonus Plan Awards

Our Compensation Committee determined that the final bonus awards under our 2017 annual bonus plan were as follows:

Name	Year-end Salary (A) x	Target Bonus% (B) x	Company Multiplier (C) x	Individual Multiplier (D) =	Bonus Award (E)
M. Vounatsos	$1,100,000	125%	130%	140%	$2,502,500
J. Capello(1)	$750,000	70%	n/a	n/a	n/a
M. Ehlers	$794,375	70%	130%	140%	$1,012,034
S. Alexander	$723,842	70%	130%	130%	$856,305
P. McKenzie	$603,750	70%	130%	145%	$796,648
G. Covino	$386,574	35%	130%	140%	$246,248
G. Scangos(2)	$1,500,000	140%	n/a	n/a	n/a
P. Clancy(2)	$890,586	70%	n/a	n/a	n/a
K. DiPietro(2)	$678,794	70%	n/a	n/a	n/a

Notes to the 2017 Annual Bonus Plan Awards Table

(1)	Based on his hire date, Mr. Capello was ineligible for a payout under our 2017 annual bonus plan.
(2)	Dr. Scangos received a prorated annual bonus payment pursuant to the severance provision of his employment agreement, as described in “2017 and 2018 Hiring- and Transition-Related Compensation Decisions—Dr. Scangos’ Arrangements” above, based on actual Company performance and assuming an Individual Multiplier of 100%. Messrs. Clancy and DiPietro ceased to be employed by the Company during 2017 and were ineligible for payout under our 2017 annual bonus plan.

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5	Executive Compensation Matters (continued)

Long-Term Incentives (LTI)

All annual LTI awards granted to our executives are performance-based and are designed to reward long-term Company performance.

Our executive LTI program for 2017 consisted primarily of CSPUs and MSUs. The CSPUs we awarded to executive officers are performance-based RSUs that may be settled in cash, or, in the discretion of our Compensation Committee, shares of our common stock. The MSUs we awarded to executive officers are performance-based RSUs that are settled in shares of our common stock. The performance conditions applicable to these CSPUs and MSUs are described in further detail below. As used in this Proxy Statement, references to RSUs include CSPUs and MSUs. The annual LTI awards are equally weighted between CSPUs and MSUs, based on grant date values.

We also generally award time-based RSUs in lieu of CSPUs at the time an executive is hired if employment commences after June 30th, as the performance period for CSPUs would be substantially in progress as of such time, and from time to time we grant time-based RSUs to recognize extraordinary contributions to the Company or in connection with new hires, as we did for Dr. McKenzie in 2017, or to recognize extraordinary contributions to the Company.

Our LTI planning range is reviewed each year. Our LTI grant values are differentiated based on an executive’s individual performance, potential future contributions and market competitiveness, as well as other factors. In determining the LTI planning range, our Compensation Committee reviews our LTI planning ranges against target LTI awards of our peer group and also reviews the overall total compensation of our executive officers against our peer group due to our heavier weighting in executive compensation mix towards LTI awards. No changes to our LTI planning range were made in 2017 as we believe that the current range positions us competitively against our peer group and allows for individual LTI award differentiation. On average, annual LTI grant values for our NEOs (excluding Mr. Capello who joined in 2017 after the annual awards were granted and Mr. Covino based on his position) position their overall compensation at or around the median values of our peer group in cases where there are comparable positions at the peer companies.

We have an established annual LTI grant practice where LTI grants are made following the completion of our internal performance reviews of our executive officers as well as our external market review of equity practices of our peer group, including the data from the Willis Towers Watson survey described above. Since 2004, we have made our annual LTI grants in February of each year following our annual earnings release. Other grants, such as those made in connection with a new hire, are generally granted on the first trading day of the month following the date of hire.

In 2017, the annual LTI grant date values for our NEOs were as follows:

Name	LTI Grant Date Value
M. Vounatsos	$10,000,000
J. Capello(1)	n/a
M. Ehlers	$ 3,200,000
S. Alexander	$ 3,200,000
P. McKenzie(2)	$ 2,750,000
G. Covino	$ 300,000
G. Scangos(3)	n/a
P. Clancy(3)	$ 3,000,000
K. DiPietro(3)	$ 2,500,000

Notes to the 2017 Annual LTI Awards Table

(1)	Mr. Capello joined Biogen after the annual LTI awards were granted. Mr. Capello received a new hire grant in January 2018, which consisted of PSUs and MSUs with an aggregate grant date target value of $3.0 million. Because of this grant, he was not eligible to receive an annual LTI award in 2018. With respect to the PSUs, 60% (based on the grant date target value) will be settled in shares of our common stock and performance will be based upon achievement of cumulative three-year financial and pipeline metrics. The remaining 40% of the PSUs will be settled in cash and performance will be based upon the achievement of three annual financial metrics to be determined at the beginning of each relevant year. Please see “2018 LTI Program” below for additional information.

(2)	In addition to the annual LTI award, Dr. McKenzie received a one-time award of RSUs. Please see “2017 and 2018 Hiring- and Transition-Related Compensation Decisions—Arrangements with Dr. McKenzie” above for a discussion of this additional LTI award.

(3)	Dr. Scangos and Messrs. Clancy and DiPietro ceased to be employed by the Company during 2017. Based on his departure date, Dr. Scangos was not eligible for a 2017 grant. Mr. Clancy’s CSPU and MSU grants were subject to either accelerated or continued vesting, as applicable, pursuant to the retirement provision under our 2008 Omnibus Equity Plan. Mr. DiPietro forfeited the majority of his 2017 grant in connection with the termination of his employment. Please see “2017 and 2018 Hiring- and Transition-Related Compensation Decisions” above for additional information.

The actual value that will be realized from CSPU awards depends on the degree of achievement of performance goals (revenues and adjusted free cash flow) applicable to each grant and the 30-day average closing stock price on each of the dates such awards vest. The actual value that will be realized from MSU awards depends on our 30-day

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5	Executive Compensation Matters (continued)

average common stock price growth between the grant date and each of the dates such awards vest. Our common stock price is influenced by the Company’s performance as well as external market factors.

2017 CSPUs

CSPUs are performance-based RSUs that are subject to a one-year performance period and three-year service-based vesting. Our 2017 CSPU awards are earned and eligible to vest based upon the achievement of an equal weighting of revenues and adjusted free cash flow results when compared to pre-established performance goals set at the start of the performance period by our Compensation Committee.

•	Revenues was selected as in past years, and is the same financial measure utilized in the determination of the 2017 annual cash bonuses. We selected revenues as a performance measure to reinforce the importance of achieving and exceeding our revenue goal and to provide further incentive to achieve such goal.
•	We also selected an adjusted free cash flow performance measure, similar to past years, because our Compensation Committee views free cash flow as a critical measure to align the interests of management with those of our stockholders as it reflects the net cash flows available to the Company to pursue opportunities that enhance stockholder value. We believe that long-term cash flow generation of our Company best reflects the intrinsic value of our enterprise. As such, a cash flow performance goal encourages management to optimize capital expenditures, invest prudently in high return projects and optimize working capital.

In order to further motivate our executives to drive the organization toward the achievement of these goals, we provide for a maximum payout of 200%. Participants may ultimately earn between 0% and 200% of the target number of CSPUs granted based on the degree of actual performance goal achievement. Earned CSPUs are subject to service-based vesting, with one-third of the earned CSPUs vesting on each of the first three anniversaries of the grant date, generally subject to continued service with the Company.

2017 CSPU Company Performance Targets and Results Table

The following table shows the pre-established corporate performance goals and the actual results that determined the percentage of target CSPUs earned for 2017:

Company Goals (1)	Weight %	Target Performance Range				Payout
		Threshold	Target	Max	Results
Revenue	50%	$10,687M	$11,495M	$12,604M	$12,201M	136.1%
Adjusted Free Cash Flow	50%	$3,671M	$4,110M	$4,714M	$4,285M	109.6%
CSPU Performance Multiplier						123.0%*
*	Numbers may not recalculate due to rounding.

Notes to 2017 CSPU Company Performance Targets and Results Table

(1) See “Notes to 2017 Annual Bonus Plan Performance Company Targets and Results Table” above for definitions and adjustments related to revenue goals and results.

(2) Final 2017 adjusted free cash flow was adjusted to remove (a) the net of tax impact of $366.0 million of operating charges in excess of $100.0 million recognized in relation to upfront and developmental milestones and other expenses associated with our agreements to exclusively license BIIB092 and BIIB098 and entering into a new collaboration agreement with Ionis to identify new ASO drug candidates for the treatment of SMA and (b) the net of tax impact of $61.0 million related to the Article 20 Procedure of ZINBRYTA and resulting impairment of ZINBRYTA related assets.

The 2017 CSPUs are also subject to stock price performance, in that the value actually received in respect of CSPUs is dependent on the performance of our common stock, and are subject to service-based vesting over three years from the grant date, in furtherance of the Company’s long-term pay-for-performance philosophy and to encourage employee retention.

Once vested, the CSPUs are generally converted into and settled in cash, based on the 30-day average closing price of our common stock prior to and including the date on which they vest, except that, with respect to equity awards made to the executive officers, our Compensation Committee may, in its discretion, settle such awards in shares of our common stock or in cash.

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5	Executive Compensation Matters (continued)

CSPU Illustration:

2017 MSUs

MSUs are performance-based RSUs that are earned based on the growth of our common stock price from the date of grant to each of the three annual vesting dates. On each vesting date, the performance multiplier is derived based on the stock price growth measured from the grant date to such vesting date using the average closing stock price for the 30 calendar days prior to and including the grant date and such vesting date. The performance multiplier for MSUs awarded prior to 2014 continues to be calculated using a 60-day average closing stock price and vesting occurs over 4 annual installments.

Participants may ultimately earn between 0% and 200% of the target number of MSUs awarded based on actual stock performance. The maximum payout percentage of MSUs available to be awarded in 2017 is consistent with the 2017 CSPUs (200%). Once the performance multiplier is determined, it is applied to the target number of MSUs granted to each executive and can increase or decrease the overall number of MSUs earned based on stock price performance. For grants made prior to 2014, the maximum payout continues to be 150%.

MSU Illustration:

The three-year (or four year, for pre-2014 MSUs) service vesting period ties executive compensation directly to our common stock price performance, as both the units earned and the value actually received in respect of MSUs is dependent on the performance of our common stock. On each vesting date, the earned MSUs are settled in shares of our common stock.

The following table shows the vesting date, performance period and performance multiplier applied for MSUs vesting in 2017 and 2018:

Grant Date	Vest Date	Performance Period	Performance Multiplier
2/2017	2/2018	1 year	126%
2/2016	2/2018	2 years	132%
	2/2017	1 year	111%
2/2015	2/2018	3 years	88%
	2/2017	2 years	75%
2/2014	2/2017	3 years	92%
2/2013	2/2017	4 years	150%

2018 LTI Program

Although we believe our executive compensation programs are effectively designed and have worked well to implement a pay-for-performance culture aligned with the interests of our stockholders, our Compensation Committee decided to make certain enhancements to the design of our 2018 LTI program to reinforce focus on long-term performance. Specifically, under our 2018 LTI program, grants of PSUs have replaced CSPUs. The PSUs will have three-year cliff vesting. In addition, 60% of the PSUs (based on the grant date target value) will be settled in shares of our common stock and performance will be based upon achievement of cumulative three-year financial and pipeline metrics. The remaining 40% of the PSUs will be settled in cash and performance will be based upon the achievement of three annual financial metrics to be determined at the beginning of each relevant year.

As part of our 2018 LTI program, our Compensation Committee also decided to grant one-time special transition awards in the form of RSUs to certain eligible executive officers. These awards were granted in February 2018 to executive officers, excluding the CEO, and will vest over a two-year period, with 33% vesting on the first anniversary of the grant date and 67% vesting on the second anniversary of the grant date. Our Compensation Committee decided to grant these awards in acknowledgement of the change to the three-year cliff vesting schedule discussed above compared to the three-year installment vesting that previously applied to CSPUs.

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5	Executive Compensation Matters (continued)

Retirement Plans

We maintain a Supplemental Savings Plan (SSP), which is a non-qualified deferred compensation plan covering our executive officers and other eligible employees in the U.S. We offer the SSP as part of the retirement savings component of our benefits program. We designed the SSP to be competitive with the non-qualified deferred compensation plans offered by companies in our peer group. Details of the SSP are discussed under the heading “2017 Non-Qualified Deferred Compensation” below.

Other Benefits

In addition to eligibility for the benefit programs generally provided to all employees, such as our employee stock purchase plan, 401(k) plan and medical, dental, vision, life and disability insurance, we provide certain supplemental benefits to our executives. These benefits include:

Life Insurance

All of our U.S. executives, including our NEOs, receive Company-paid term life insurance equal to three times their annual base salary, up to a maximum benefit of $1.5 million. Employees who are not executives receive Company-paid term life insurance equal to two times their annual base salary. The additional value of Company-provided life insurance for our executive officers reflects competitive practices and is consistent with our philosophy to provide appropriate levels of financial security for our employees based on their positions within the Company. The cost of Company-paid life insurance in excess of a $50,000 insurance level is taxable income to U.S. employees and is not grossed up by the Company.

Executive Physicals, Tax Preparation, Financial and Estate Planning

Our executive officers, other than our CEO, are eligible for reimbursement of expenses incurred for tax preparation and financial and estate planning services, as well as the purchase of tax preparation and financial planning software, subject to annual expense limits of $7,500 for executive vice presidents and $4,500 for vice presidents. Such reimbursements are taxable income to our executives and are not grossed up.

All of our executive officers, including our CEO, are eligible for reimbursement for the cost of their executive physicals, subject to the annual expense limits noted above of $7,500 for our executive vice presidents and CEO and $4,500 for vice presidents. This benefit provides our executives with additional flexibility to proactively manage their health and wellness.

Relocation Expenses

Under our Executive Relocation Policy, we will, in certain circumstances, provide relocation benefits when executives first join us.

Post-Termination Compensation and Benefits

We provide severance benefits to all of our executive officers if they are terminated without cause or in certain circumstances. The terms of these arrangements and the amounts payable under them are described below for each NEO under the heading “Potential Payments Upon Termination or Change in Control.” We provide these benefits because we believe that severance protection is necessary to help our executives maintain their focus on the best interests of the Company when providing advice to the Company and making strategic decisions about a potential corporate transaction or change in control, and encourages effective leadership in the closing and integration of significant transactions affecting the Company.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers to strengthen and reinforce the link our compensation programs create between our executives and our stockholders. A summary of our stock ownership guidelines is set forth below.

Level	Number of Shares Equal in Value to:
CEO	6x salary
EVP	3x salary
Chief Accounting Officer	1x salary

Executive officers have five years from their initial appointment to meet the requirement. In the event the requirement is not met within that time, 100% of vested shares received in respect of LTI awards are required to be held until the requirement is satisfied. Only stock owned outright or otherwise vested or earned performance-based shares is credited toward the stock ownership requirement. Shares underlying unvested RSUs are not included in the calculation. All of our executive officers currently meet the stock ownership requirement or are still within the five-year period to meet such requirement.

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5	Executive Compensation Matters (continued)

Recoupment of Compensation

We may recover compensation from our employees, including our executive officers, who engage in detrimental or competitive activity. Detrimental activity includes any action or failure to act that constitutes financial malfeasance that is materially injurious to the Company, violates our Code of Business Conduct (Values in Action), results in a restatement of our earnings or financial results or results in a violation or breach of law or contract. Competitive activity includes any action or failure to act that violates non-disclosure, non-competition and/or non-solicitation agreements. Our 2008 Performance-Based Management Incentive Plan allows for the forfeiture and/or repayment of cash-based awards and our 2008 Omnibus Equity Plan and our 2017 Omnibus Equity Plan each allow for the cancellation of LTI awards in these circumstances. In addition, cash sign-on bonuses paid to our NEOs may be subject to repayment if the NEO voluntarily resigns from the Company or if his or her employment is terminated by the Company in certain circumstances.

Insider Trading, Hedging and Pledging Policy Prohibitions

We maintain a Global Insider Trading Policy that prohibits our employees and directors from, among other things, engaging in hedging or derivative transactions with respect to the Company’s equity securities, purchasing Company stock on margin, pledging Company securities as collateral for a loan or engaging in short sales of the Company’s securities.

Tax-Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the amount a company may deduct for compensation in excess of $1 million paid to certain “covered employees”. For taxable years ending December 31, 2017, and earlier, “covered employees” generally referred to the chief executive officer and the next three highly compensated executive officers (excluding the chief financial officer). However, for these taxable years this limitation did not apply to compensation meeting the definition of qualifying performance-based compensation.

The exemption from Section 162(m)’s deduction limitation for qualifying performance-based compensation has been repealed by recent legislation, effective for taxable years beginning after December 31, 2017, such that compensation paid to covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, for taxable years beginning after December 31, 2017, “covered employee” generally has been expanded to include a company’s chief financial officer. In addition, each individual who is a covered employee for any taxable year beginning after December 31, 2016 will remain a covered employee for all future years.

Management regularly reviews the provisions of our plans and programs, monitors legal developments and works with our Compensation Committee and its independent compensation consultant to review and consider Section 162(m) tax deductibility of compensation payments. Our Compensation Committee, however, believes that compensation programs that attract, retain and reward executive talent and achievement are necessary for our success and, therefore, are in the best interests of the Company and our stockholders and that, in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under such programs should only be one of a number of relevant factors taken into consideration. Consequently, our Compensation Committee may pay or provide, and has paid or provided, compensation in excess of $1.0 million that is not exempt from the deduction limitations under Section 162(m).

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Biogen management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by,

Robert W. Pangia (Chair)

Richard C. Mulligan

Eric K. Rowinsky

Lynn Schenk

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5	Executive Compensation Matters (continued)

Summary Compensation Table

The following table shows the compensation paid to or earned by our NEOs during the years ended December 31, 2017, December 31, 2016, and December 31, 2015, for the year(s) in which they were a named executive officer.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus(1) (d)	Stock Awards(2) (e)	Non-Equity Incentive Plan Compensation(3) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (g)	All Other Compensation(5) (h)	Total (i)
Michel Vounatsos(6)	2017	$1,087,885	—	$9,868,540	$2,502,500	$18,881	$186,567	$13,664,373
Chief Executive Officer	2016	$519,231	$1,500,000	$3,151,199	$447,799	$1,598	$181,568	$5,801,395
Jeffrey D. Capello(7)	2017	$28,846	$520,000	—	—	—	$132	$548,978
Executive Vice President and Chief Financial Officer
Michael D. Ehlers	2017	$792,139	—	$3,157,338	$1,012,034	$1,799	$101,671	$5,064,981
Executive Vice President,	2016	$491,827	$1,170,177	$3,410,650	$425,062	$155	$14,665	$5,512,536
Research & Development
Susan H. Alexander	2017	$720,630	—	$3,157,338	$856,305	$148,961	$178,008	$5,061,242
Executive Vice President,	2016	$693,663	—	$2,337,051	$589,514	$133,726	$171,114	$3,925,068
Chief Legal Officer	2015	$697,721	—	$2,795,055	$266,069	$112,406	$296,052	$4,167,303
and Secretary
Paul F. McKenzie	2017	$600,433	—	$3,514,451	$796,648	$2,471	$101,254	$5,015,257
Executive Vice President,
Pharmaceutical Operations & Technology
Gregory F. Covino(8)	2017	$385,275	—	$297,750	$246,248	$22,787	$43,470	$995,530
Vice President, Finance and Chief Accounting Officer and Former Interim Principal Financial Officer
George A. Scangos(9)	2017	$60,065	—	—	—	$159,968	$7,255,796	$7,475,829
Former Chief Executive	2016	$1,500,000	—	$13,007,653	$2,541,000	$221,642	$463,493	$17,733,788
Officer	2015	$1,538,462	—	$13,015,232	$1,181,250	$184,724	$954,718	$16,874,386
Paul J. Clancy(10)	2017	$458,945	—	$2,961,929	—	$61,983	$168,361	$3,651,218
Former Executive Vice	2016	$844,600	—	$3,556,773	$728,818	$55,376	$199,635	$5,385,202
President, Finance and	2015	$747,498	—	$2,543,374	$284,655	$45,960	$332,115	$3,953,602
Chief Financial Officer
Kenneth A. DiPietro(11)	2017	$568,319	—	$2,467,730	—	$149	$2,187,069	$5,223,267
Former Executive Vice	2016	$652,581	—	$2,539,625	$555,496	$18,011	$174,714	$3,940,427
President, Human	2015	$648,023	—	$2,795,055	$247,117	$12,081	$287,621	$3,989,897
Resources

Notes to the Summary Compensation Table

(1)	The amounts in column (d) reflect sign-on bonuses paid to Mr. Vounatsos, Mr. Capello and Dr. Ehlers at the time of hire. All other cash bonuses, which were based on achievement of performance criteria under our annual bonus plan, are disclosed in column (f).
(2)

The amounts in column (e) reflect the grant date fair value computed in accordance with ASC 718 for RSUs, MSUs and CSPUs granted during 2017, 2016 and 2015, as applicable, excluding the effect of estimated forfeitures. The 2017 amounts for Dr. McKenzie represent grants of MSUs, CSPUs and RSUs, as described in more detail in the CD&A above, and the 2016 amounts for Dr. Ehlers represent grants of MSUs, CSPUs and RSUs as described in “Executive Compensation Matters—Compensation Discussion and Analysis—2016 and 2017 Hiring- and Transition-Related Compensation Decisions—Arrangements with Mr. Vounatsos and Dr. Ehlers” in our 2017 proxy statement. The amounts for all other NEOs for 2017 and, as applicable, for 2016 and 2015 represent grants of MSUs and CSPUs. The awards granted before February 1, 2017, were subsequently adjusted pursuant to the anti-dilution provisions of such awards in connection with the spin-off of our hemophilia business on February 1, 2017. The amounts reported in this column were not impacted by such anti-dilution adjustments. The grant date fair value for MSU awards are estimated as of the date of grant using a lattice model with a Monte Carlo simulation, based on the probable outcome of applicable performance conditions, on the date of grant. Assumptions used in this calculation are included on page F-46 in footnote 16 of our 2017 Annual Report on Form 10-K. The grant date fair value for CSPU and RSU awards was determined by multiplying the number of shares subject to the award (assuming target performance for CSPUs) by the closing price of the Company’s common stock on the grant date. The table below shows the

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5	Executive Compensation Matters (continued)

target and maximum payouts possible for the 2017, 2016 and 2015 MSU and CSPU awards based on the value at the date of grant and the target and maximum payout levels.

	2017		2016		2015
Executive Officer	Target Payout	Maximum Payout	Target Payout	Maximum Payout	Target Payout	Maximum Payout
Mr. Vounatsos	$9,868,540	$19,737,080	$3,151,199	$6,302,398	—	—
Mr. Capello	—	—	—	—	—	—
Dr. Ehlers	$3,157,338	$6,314,676	$2,540,438	$5,080,876	—	—
Ms. Alexander	$3,157,338	$6,314,676	$2,337,051	$4,674,102	$2,795,055	$5,590,110
Dr. McKenzie	$2,713,851	$5,427,702	—	—	—	—
Mr. Covino	$297,750	$595,500	—	—	—	—
Dr. Scangos	—	—	$13,007,653	$26,015,306	$13,015,232	$26,030,464
Mr. Clancy	$2,961,929	$5,923,858	$3,556,773	$7,113,546	$2,543,374	$5,086,749
Mr. DiPietro	$2,467,730	$4,935,460	$2,539,625	$5,079,250	$2,795,055	$5,590,110
(3)	The amounts in column (f) reflect actual bonuses paid under our annual bonus plan for the applicable year.
(4)	The amounts in column (g) reflect earnings in the SSP that are in excess of 120% of the applicable federal long-term rate. The federal long-term rates applied in this calculation are 3.26%, 3.14% and 3.16% for 2017, 2016 and 2015, respectively. A description of the SSP is described under the heading “2017 Non-Qualified Deferred Compensation” below.
(5)	The amounts in column (h) for 2017 reflect the following:

Executive Officer	Company Matching Contribution to 401(k) Plan Account (12)	Company Contribution to SSP Account	Personal Health and Financial Planning(13)	Value of Company- Paid Life Insurance Premiums	Relocation(14)	Recognition Award(15)	Severance
Mr. Vounatsos	$17,931	$113,911	—	$1,055	$53,670	—	—
Mr. Capello	—	—	—	$132	—	—	—
Dr. Ehlers	$16,200	$83,889	—	$1,582	—	—	—
Ms. Alexander	$16,200	$149,649	$10,690	$1,469	—	—	—
Dr. McKenzie	$16,200	$51,107	$11,524	$1,213	$21,210	—	—
Mr. Covino	$16,200	$25,645	—	$792	—	$833	—
Dr. Scangos	$3,604	—	—	$88	—	—	$7,252,104	(16)
Mr. Clancy	$13,500	$151,179	$2,759	$923	—	—	—
Mr. DiPietro	$9,818	$133,511	—	$577	—	—	$2,043,163	(17)
(6)	Mr. Vounatsos joined Biogen as our Executive Vice President, Chief Commercial Officer effective April 18, 2016. Mr. Vounatsos was appointed our Chief Executive Officer and a member of our Board of Directors effective January 6, 2017. His base salary for 2017 was $1,100,000, of which he received a pro rata share from January 6, 2017 to December 31, 2017. From January 1, 2017 to January 5, 2017, he was paid at his prior rate of base salary ($750,000).
(7)	Mr. Capello was appointed as our Executive Vice President and Chief Financial Officer effective December 11, 2017. His base salary for 2017 was $750,000, of which he received a pro rata share from December 11, 2017 to December 31, 2017. Mr. Capello was not eligible to participate in our 2017 annual bonus plan and was not granted any stock awards in 2017.
(8)	Mr. Covino was appointed as our Interim Principal Financial Officer on July 1, 2017, and served in this role until December 11, 2017.
(9)	Dr. Scangos ceased to be our Chief Executive Officer effective January 6, 2017. His base salary for 2017 was $1,500,000, of which he received a pro rata share from January 1, 2017 to January 6, 2017. Dr. Scangos was not granted any stock awards in 2017.
(10)	Mr. Clancy ceased to be our Executive Vice President, Finance and Chief Financial Officer effective July 1, 2017. His base salary for 2017 was $890,586, of which he received a pro rata share from January 1, 2017 to July 1, 2017. Mr. Clancy was not eligible to receive a bonus under our 2017 annual bonus plan.
(11)	Mr. DiPietro ceased to be our Executive Vice President, Human Resources effective May 26, 2017, and ceased to be employed by us effective September 30, 2017. His base salary for 2017 was $678,794, of which he received a pro rata share from January 1, 2017 to September 30, 2017. Mr. DiPietro was not eligible to receive a bonus under our 2017 annual bonus plan.
(12)	The amount for Mr. Vounatsos includes a Company 401(k) match of $1,731 paid in 2017 for benefit year 2016 in connection with an administrative correction.
(13)

Represents reimbursements of expenses relating to tax, financial and estate planning and executive physicals as described under the heading “Executive Physicals, Tax Preparation, Financial and Estate Planning” above. The amount for Ms. Alexander includes the

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5	Executive Compensation Matters (continued)

2017 benefit of $5,720 and reimbursement during 2017 of the 2016 benefit of $4,970. The amount for Dr. McKenzie includes the 2017 benefit of $7,500 and reimbursement during 2017 of the 2016 benefit of $4,024. The amount for Mr. Clancy includes the reimbursement during 2017 of the 2016 benefit of $2,759.
(14)	The amounts for Mr. Vounatsos and Dr. McKenzie reflect relocation benefits under the Company’s Executive Relocation Policy and include tax gross-ups of $25,889 and $2,672, respectively.
(15)	The amount for Mr. Covino reflects an employee service recognition award and related $333 tax gross-up.
(16)	On January 6, 2017, Dr. Scangos ceased to be our Chief Executive Officer and the Company paid him the severance benefits payable under his employment agreement, which consisted of (a) a lump sum cash payment in the amount of $7.2 million (two times his annual base salary and target annual bonus), (b) a prorated annual bonus payment for the period January 1, 2017 through January 6, 2017, based on actual Company performance and assuming individual performance of 100% and (c) continuation of certain subsidized medical, dental and vision benefits until July 1, 2018. The amount of the prorated annual bonus equaled $44,877 and the cost of the continuation of certain subsidized medical, dental and vision benefits equaled $7,227. In addition, Dr. Scangos was eligible to receive nine months of executive-level outplacement services at our cost equaling $28,000; however, Dr. Scangos did not utilize this benefit.
(17)	On May 26, 2017, Mr. DiPietro ceased to be our Executive Vice President, Human Resources and ceased to be employed by us effective September 30, 2017. The Company provided him the severance benefits required under our executive severance policy for Executive Vice Presidents, which consisted of (a) a lump sum cash payment of $2,019,413 (21 months of base salary and target bonus) (b) continuation of certain subsidized medical, dental and vision benefits until the earlier of (1) January 31, 2019, or (2) the date on which he becomes eligible to receive benefits through another employer. In addition, our Compensation Committee agreed to permit continued vesting of one-third of his outstanding LTI awards scheduled to vest on February 15, 2018, February 22, 2018, and February 23, 2018, as if he had remained employed by the Company through February 2018. The cost of the continuation of certain subsidized medical, dental and vision benefits equaled (assuming the benefits continue until January 31, 2019) $23,750. Mr. DiPietro was eligible to receive up to 12 months of executive-level outplacement services at our cost equaling $32,000; however, Mr. DiPietro did not utilize this benefit.

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5	Executive Compensation Matters (continued)

2017 Grants of Plan-Based Awards

The following table shows additional information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares or Units (#)(i)	Grant Date Fair Value of Stock Awards(2) (j)
Name (a)	Grant Date (b)	Notes	Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Michel Vounatsos	02/15/2017	(3)	—	—	—	6,375	12,750	25,500	—	$4,868,786
	02/15/2017	(4)	—	—	—	8,543	17,085	34,170	—	$4,999,754
	02/15/2017	(5)	$343,750	$1,375,000	$3,093,750	—	—	—	—	—
Jeffrey D. Capello	—	—	—	—	—	—	—	—	—	—
Michael D. Ehlers	02/15/2017	(3)	—	—	—	2,040	4,080	8,160	—	$1,558,060
	02/15/2017	(4)	—	—	—	2,733	5,465	10,930	—	$1,599,278
	02/15/2017	(5)	$139,016	$556,063	$1,251,141	—	—	—	—	—
Susan H. Alexander	02/15/2017	(3)	—	—	—	2,040	4,080	8,160	—	$1,558,060
	02/15/2017	(4)	—	—	—	2,733	5,465	10,930	—	$1,599,278
	02/15/2017	(5)	$126,672	$506,689	$1,140,051	—	—	—	—	—
Paul F. McKenzie	02/15/2017	(3)	—	—	—	1,753	3,505	7,010	—	$1,338,443
	02/15/2017	(4)	—	—	—	2,350	4,700	9,400	—	$1,375,408
	02/15/2017	(5)	$105,656	$422,625	$950,906	—	—	—	—	—
	03/01/2017	(6)	—	—	—	—	—	—	2,730	$800,600
Gregory F. Covino	02/15/2017	(3)	—	—	—	193	385	770	—	$147,040
	02/15/2017	(4)	—	—	—	258	515	1,030	—	$150,710
	02/15/2017	(5)	$33,825	$135,301	$304,427	—	—	—	—	—
George A. Scangos	—	—	—	—	—	—	—	—	—	—
Paul J. Clancy	02/15/2017	(3)	—	—	—	1,913	3,825	7,650	—	$1,460,686
	02/15/2017	(4)	—	—	—	2,565	5,130	10,260	—	$1,501,243
Kenneth A. DiPietro(7)	02/15/2017	(3)	—	—	—	1,595	3,190	6,380	—	$1,218,157
	02/15/2017	(4)	—	—	—	2,135	4,270	8,540	—	$1,249,573

Notes to the 2017 Grants of Plan-Based Awards Table

(1)	Reflects the potential future payouts of awards granted in 2017 under our 2017 annual bonus plan and our LTI program for each NEO as of the respective grant dates.
(2)	Represents the grant date fair value of CSPUs, MSUs and RSUs, computed in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value for MSU awards are estimated as of the date of grant using a lattice model with a Monte Carlo simulation based on the probable outcome of applicable performance conditions. Assumptions used in this calculation are included on page F-46 in footnote 16 of our 2017 Annual Report on Form 10-K. The grant date fair value for both CSPU and RSU awards was determined by multiplying the number of shares subject to the award (assuming target performance for CSPUs) by the closing price of the Company’s common stock on the grant date. The maximum payouts for these awards are included in the footnotes following the Summary Compensation Table above.
(3)	These amounts relate to the annual grant of MSUs. These are performance-based RSUs tied to the growth in our stock price between the grant date and each of three annual vesting dates. The number of MSUs earned is determined on each vesting date. Columns (f), (g) and (h) represent the number of MSUs that can be earned based on performance at the threshold level of 50%, target level of 100% and the maximum level of 200%, respectively. To the extent earned, the award becomes eligible to vest ratably over three years, generally subject to continued service, as described in further detail under the heading “Long-Term Incentives (LTI)” above.
(4)	These amounts relate to the annual grant of CSPUs. These are performance-based RSUs tied to our 2017 financial performance and subsequently subject to time-based vesting. The number of CSPUs earned is determined in early 2018 based on 2017 revenues and adjusted free cash flow performance against target. CSPUs, if earned, will vest ratably over three years, generally subject to continued service. These awards are settled in cash or stock in the discretion of our Compensation Committee upon the vesting date based on the 30-day average closing price of our common stock. Columns (f), (g) and (h) represent the number of CSPUs earned if the CSPU multiplier were 50%, 100% and 200%, respectively.
(5)

These amounts relate to our 2017 annual bonus plan. The amounts shown in column (d) represent the 2017 target payout amount based on the target percentage applied to each NEO’s annual base salary as of December 31, 2017. For 2017, the bonus targets were 125% of base salary for Mr. Vounatsos, 35% of base salary for Mr. Covino and 70% of base salary for all other current NEOs. Dr. Scangos and Messrs. Clancy and DiPietro were not eligible to participate in our 2017 annual bonus plan. The amounts in column (c), (d) and (e) represent a payment if the Company Multiplier and the Individual Multiplier were each 50%, 100% and 150%,

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5	Executive Compensation Matters (continued)

respectively. Actual amounts paid to each NEO under our 2017 annual bonus plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(6)	These amounts relate to a one-time grant of time-based RSUs for Dr. McKenzie, as described in further detail in the CD&A above under the heading “2017 and 2018 Hiring- and Transition-Related Compensation Decisions—Arrangement with Dr. McKenzie.”
(7)	As a result of his separation from the Company on September 30, 2017, our Compensation Committee agreed to permit continued vesting of one-third of Mr. DiPietro’s outstanding LTI awards scheduled to vest on February 15, 2018, February 22, 2018, and February 23, 2018.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2017, for each of our NEOs.

		Option Awards(1)				Stock Awards
								Equity Incentive Plan Awards
	Grant Date (b)	Number of Securities Underlying Unexercised Options		Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) (h)	Number of Unearned Shares or Units That Have Not Vested(4) (i)	Market Value of Unearned Shares or Units That Have Not Vested(3) (j)
(a)		Exercisable (c)	Unexercisable (d)
Michel Vounatsos	5/2/2016	—	—	—	—	4,638	$1,477,528	—	—
	5/2/2016	—	—	—	—	—	—	6,496	$2,069,431
	2/15/2017	—	—	—	—	21,015	$6,694,749	—	—
	2/15/2017	—	—	—	—	—	—	25,500	$8,123,535
Michael D. Ehlers	6/1/2016	—	—	—	—	3,588	$1,143,029	—	—
	6/1/2016	—	—	—	—	—	—	4,996	$1,591,576
	6/1/2016	—	—	—	—	2,070	$659,440	—	—
	2/15/2017	—	—	—	—	6,722	$2,141,428	—	—
	2/15/2017	—	—	—	—	—	—	8,160	$2,599,531
Susan H. Alexander	2/24/2009	6,395	—	$48.52	2/23/2019	—	—	—	—
	2/23/2015	—	—	—	—	937	$298,500	—	—
	2/23/2015	—	—	—	—	—	—	974	$310,287
	2/22/2016	—	—	—	—	3,559	$1,133,791	—	—
	2/22/2016	—	—	—	—	—	—	4,960	$1,580,107
	2/15/2017	—	—	—	—	6,722	$2,141,428	—	—
	2/15/2017	—	—	—	—	—	—	8,160	$2,599,531
Paul F. McKenzie	3/1/2016	—	—	—	—	1,214	$386,744	—	—
	3/1/2016	—	—	—	—	—	—	1,692	$539,020
	2/15/2017	—	—	—	—	5,781	$1,841,653	—	—
	2/15/2017	—	—	—	—	—	—	7,010	$2,233,176
	3/1/2017	—	—	—	—	2,730	$869,696	—	—
Gregory F. Covino	2/23/2015	—	—	—	—	99	$31,538	—	—
	2/23/2015	—	—	—	—	—	—	104	$33,131
	12/1/2015	—	—	—	—	165	$52,564	—	—
	2/22/2016	—	—	—	—	425	$135,392	—	—
	2/22/2016	—	—	—	—	—	—	596	$189,868
	12/1/2016	—	—	—	—	634	$201,973	—	—
	2/15/2017	—	—	—	—	633	$201,655	—	—
	2/15/2017	—	—	—	—	—	—	770	$245,299
George A. Scangos	2/23/2015	—	—	—	—	4,361	$1,389,284	—	—
	2/23/2015	—	—	—	—	—	—	4,530	$1,443,122
	2/22/2016	—	—	—	—	19,808	$6,310,235	—	—
	2/22/2016	—	—	—	—	—	—	27,604	$8,793,806
Paul J. Clancy	2/23/2015	—	—	—	—	852	$271,422	—	—
	2/23/2015	—	—	—	—	—	—	887	$282,572
	2/22/2016	—	—	—	—	5,418	$1,726,012	—	—
	2/22/2016	—	—	—	—	—	—	7,546	$2,403,929
	2/15/2017	—	—	—	—	6,310	$2,010,177	—	—
	2/15/2017	—	—	—	—	—	—	7,650	$2,437,061
Kenneth A. DiPietro	2/23/2015	—	—	—	—	312	$99,394	—	—
	2/23/2015	—	—	—	—	—	—	325	$103,535
	2/22/2016	—	—	—	—	635	$202,292	—	—
	2/22/2016	—	—	—	—	—	—	898	$286,076
	2/15/2017	—	—	—	—	578	$184,133	—	—
	2/15/2017	—	—	—	—	—	—	708	$225,548

Notes to the Outstanding Equity Awards at 2017 Fiscal Year End Table

(1)

All stock options were granted with a ten-year term. Stock options vest 25% on each of the first four anniversaries of the grant date. It has not been the Company’s practice to cash out stock options having an exercise price greater than the market price (i.e., underwater

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5	Executive Compensation Matters (continued)

options). These stock options were adjusted pursuant to the anti-dilution provisions of such awards in connection with the spin-off of our hemophilia business on February 1, 2017. The amounts listed above reflect adjusted share amounts.
(2)	CSPUs were granted in 2017, 2016 and 2015. The numbers in column (g) reflect the number of CSPUs that were earned based on our financial performance for each of 2017, 2016 and 2015, but that had not vested based on our service-based vesting requirement as of December 31, 2017. CSPUs that have been earned based on the satisfaction of the performance conditions vest ratably over three years from the grant date. The cash payout for these awards will be based on our 30-day average closing stock price at vesting. For Dr. Ehlers, Dr. McKenzie and Mr. Covino, the amounts in this column also reflect 3,104 RSUs granted to Dr. Ehlers on June 1, 2016, in connection with his hiring, 2,730 RSUs granted to Dr. McKenzie on March 1, 2017, under his one-time award, as described in more detail under the heading “2017 and 2018 Hiring- and Transition-Related Compensation Decisions—Arrangements with Dr. McKenzie” above and 494 and 951 RSUs granted to Mr. Covino under his special recognition awards on December 1, 2015 and December 1, 2016, respectively, in each case vesting ratably over three years from the grant date. Grants made before February 1, 2017, were adjusted pursuant to the anti-dilution provisions of such awards in connection with the spin-off of our hemophilia business on February 1, 2017. The amounts listed above reflect adjusted share amounts.
(3)	The market value of awards is based on the closing price of our stock on December 29, 2017 ($318.57), as reported by Nasdaq.
(4)	MSUs were granted in 2017, 2016 and 2015. These are performance-based RSUs earned based on the growth in our stock price between the dates of grant and vesting. Earned MSUs are eligible to vest ratably over three years. The number and value shown in columns (i) and (j), respectively, reflects maximum performance results for MSUs granted in 2016 and 2017 and target performance results for MSUs granted in 2015 based on the prior year’s performance in each case. Grants made before February 1, 2017, were subsequently adjusted pursuant to the anti-dilution provisions of such awards in connection with the spin-off of our hemophilia business on February 1, 2017. The amounts listed above in column (i) reflect adjusted share amounts.

2017 Option Exercises and Stock Vested

Our executive officers must use pre-established trading plans to sell shares of Biogen stock. Trading plans may only be entered into when the executive is not in possession of material non-public information about the Company, and we require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to provide safeguards that will allow our executives an opportunity to realize the value intended by the Company in granting equity-based LTI awards.

Our NEOs are also subject to the stock ownership guidelines described above under the heading “Stock Ownership Guidelines.”

The following table shows information regarding vesting of stock awards for each NEO during the year ended December 31, 2017. None of the NEOs exercised stock options during the year ended December 31, 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)(3)
Michel Vounatsos	4,054	$1,103,874
Jeffrey D. Capello	—	—
Michael D. Ehlers	4,059	$1,029,660
Susan H. Alexander	10,994	$3,006,369
Paul F. McKenzie	1,078	$307,318
Gregory F. Covino	1,734	$496,773
George A. Scangos	49,837	$13,660,677
Paul J. Clancy	12,816	$3,515,428
Kenneth A. DiPietro	11,097	$3,037,824

Notes to the 2017 Option Exercises and Stock Vested Table

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5	Executive Compensation Matters (continued)

(1)	With the exception of Dr. Scangos’ 2014 CSPUs, CSPUs were settled in cash for all of our NEOs. The number of actual shares of our common stock acquired on vesting after shares were withheld to pay the minimum withholding of taxes was as follows:

Net Shares Acquired(4)
Mr. Vounatsos	1,172
Mr. Capello	—
Dr. Ehlers	1,546
Ms. Alexander	3,150
Dr. McKenzie	324
Mr. Covino	916
Dr. Scangos	18,890
Mr. Clancy	3,726
Mr. DiPietro	3,240

(2)	The value realized for MSUs and RSUs are calculated by multiplying the closing price of a share of our common stock on the vesting date by the total number of shares that vested on such date. The value realized for CSPUs is calculated using the 30-day average closing price of the common stock of the Company through the vesting date.
(3)	The value realized upon vesting for Mr. Covino includes CSPUs with a value of $141,937 and MSUs with a value of $118,422, the receipt of which was deferred under the SSP, as described below. Terms of the non-qualified deferred compensation plan are described under the heading “2017 Non-Qualified Deferred Compensation” below.
(4)	MSUs were settled in shares of our common stock. CSPUs were settled in cash for all of our NEOs, other than Dr. Scangos, who had a portion of his CSPUs settled in shares of our common stock. For Dr. Scangos, in 2015, our Compensation Committee exercised its discretion to settle Dr. Scangos’ 2014 CSPUs in shares of our common stock; the net shares acquired by Dr. Scangos reflected in the table above represent 13,447 MSUs and 5,533 CSPUs settled in shares.

2017 Non-Qualified Deferred Compensation

The SSP covers our executive officers and other eligible employees in the U.S. whose base salary and annual cash incentives for the year exceed a specified limit ($270,000 in 2017) receive a Company-paid restoration match on the portion of their base salary, annual bonus and payments in respect of CSPUs that exceeds this limit; the restoration match equals 6% of this excess compensation. The restoration match feature is intended to provide the amount of matching employer contributions that the participant would otherwise have been eligible to receive under our 401(k) plan but for the $270,000 limit imposed by Section 401(a)(17) of the Internal Revenue Code. In addition, eligible employees may make voluntary contributions of up to 80% of their base salary and 100% of their annual bonus and cash payments in respect of CSPUs to the SSP, and thereby defer income taxes on such amounts until distribution is made from the SSP. The Company does not match participants’ voluntary contributions to the SSP. The SSP provides for immediate vesting of the restoration match consistent with our immediate vesting of the Company match provided under our 401(k) plan.

Notional SSP accounts are maintained for each participant. Accounts include employee and employer contributions and reflect the performance of notional investments selected by the employee or a default investment if the employee does not make a selection. These notional investment options include the mutual funds offered under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For contributions to the SSP fixed rate option in 2017, this rate of return is set at 5%. Contributions to the fixed rate option continue to earn interest at the rate of return that was in effect during the year of contribution. The excess of the interest rate paid on the fixed rate option above 120% of the applicable federal long-term rate (compounded quarterly) earned by our NEOs during 2017 is shown in the Summary Compensation Table. We fund the SSP liabilities through corporate owned life insurance (COLI), which we purchase with the written consent of SSP participants and mutual funds. We believe that the COLI policies and mutual funds will be sufficient to cover plan liabilities through the projected payout date so the plan will not require direct funding by the Company. Upon enrollment in the SSP, a participant must elect when and how distributions will be made from the participant’s account. Distributions can be made upon termination of the participant’s employment, either in a lump sum or up to 15 annual installments, or at a specified future date while the participant is still employed (an “in-service” distribution), either in a lump sum or up to 5 annual installments. Further, upon enrollment, a participant must also elect a distribution method upon death or a change in control of the Company, which can either be a lump sum payment or, if different, the method selected for payment upon termination of employment.

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5	Executive Compensation Matters (continued)

The following table shows a summary of all contributions to, earnings on and distributions received from the SSP for each of our NEOs for the year ended December 31, 2017. The account balances as of year-end include all contributions and interest amounts earned by our NEOs through the end of 2017 plus the SSP contributions that the Company made in early 2018 based on earnings in the last quarter of 2017.

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End(4)
Michel Vounatsos	$1,025,867	$113,911	$51,551	—	$1,513,091
Jeffrey D. Capello	—	—	—	—	—
Michael D. Ehlers	$365,160	$83,889	$61,885	—	$643,125
Susan H. Alexander	$573,897	$149,649	$324,632	—	$5,875,553
Paul F. McKenzie	$221,128	$51,107	$16,457	—	$348,429
Gregory F. Covino	$260,359	$25,645	$143,953	—	$1,564,049
George A. Scangos	$768,306	—	$1,192,859	$4,414,508	$9,166,069
Paul J. Clancy	$68,842	$151,179	$126,811	—	$2,198,361
Kenneth A. DiPietro	—	$133,511	$22,997	$887,238	$20,698

Notes to the 2017 Non-Qualified Deferred Compensation Table

(1)	The amounts in this column are also included, in part, in columns (c), (e) and/or (f) of the Summary Compensation Table as non-qualified deferral of salary, non-qualified deferral of payments under our 2017 annual bonus plan and non-qualified deferral of CSPU payments, respectively. The non-qualified deferral of MSU vested shares is only applicable to Mr. Covino, based on his pre-2015 election. Historically, eligible employees were allowed to make voluntary contributions of up to 100% of their MSU vested shares. Effective as of January 1, 2015, deferral of vested shares under MSU awards granted on or after January 1, 2015, is no longer permitted under the SSP.
(2)	The amounts in this column are also included in column (h) of the Summary Compensation Table for 2017 as Company contributions to the SSP.
(3)	Earnings in excess of 120% of the applicable federal long-term rate are reported in column (g) of the Summary Compensation Table for 2017 for Mr. Vounatsos ($18,881), Dr. Ehlers ($1,799), Ms. Alexander ($148,961), Dr. McKenzie ($2,471), Mr. Covino ($22,787), Dr. Scangos ($159,968), Mr. Clancy ($61,983) and Mr. DiPietro ($149).
(4)	The following table lists the compensation deferrals during 2016 and 2015 by the NEOs, as reported, where applicable, in the proxy statement for our 2017 and 2016 Annual Meetings of Stockholders:

	Amounts Previously Reported as Deferred
Name	2016	2015
Mr. Vounatsos	$300,000	—
Dr. Ehlers	$116,250	—
Ms. Alexander	$259,816	$733,687
Dr. Scangos	$504,375	$1,368,040
Mr. DiPietro	—	—

This column also includes Company contributions and compensation earned and deferred in prior years, which was disclosed in our prior proxy statements where applicable, together with earnings on these amounts.

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5	Executive Compensation Matters (continued)

Potential Payments Upon Termination or Change in Control

Executive Severance Policy

Definition of Key Terms Relating to our Executive Severance Policy

Our executive severance policy and benefits refer to certain key terms. These terms are defined in our 2017 Omnibus Equity Plan.

Executive Vice President Arrangements

Each of our current NEOs, other than Messrs. Vounatsos and Covino, were covered by our executive severance policy in 2017 under which they were eligible to receive the following benefits if certain events occurred during 2017:

•	In the event of a termination of employment other than for cause and other than by reason of the executive’s death or disability, the NEO would be entitled to receive a lump sum severance payment equal to a minimum of 12 months of such NEO’s then base salary and target bonus, with an additional 2 months of base salary and target bonus for each full year of service to a maximum benefit of 21 months of base salary and target bonus. We refer to the number of months of severance a NEO is entitled to receive as the “severance period.”

•	If, within two years following a corporate transaction or a corporate change in control, the NEO experiences a termination of employment other than for cause or by reason of death or disability or experiences an involuntary employment action, the NEO would be entitled to a lump sum severance payment equal to two times the NEO’s then- annual base salary plus target annual bonus. These payments are in lieu of any payment in the preceding paragraph.

The payment of these severance benefits is conditioned upon execution of an irrevocable release in favor of the Company.

The executive severance policy does not pay severance upon a termination for cause, voluntary resignation, retirement or death or disability.

In any case where severance is payable under our executive severance policy, our NEOs would also receive continuation of medical, dental and vision insurance benefits until the earlier of the last date of the severance period or the date the executive becomes eligible to participate in another employer’s medical, dental and vision insurance plans. NEOs would also be provided up to 12 months of executive-level outplacement services at our cost.

Vice President Arrangements

Mr. Covino participated in our vice president severance policy in 2017 under which he was eligible to receive the following benefits if certain events occurred during 2017:

•	In the event of a termination of employment other than for cause and other than by reason of Mr. Covino’s death or disability, he would be entitled to receive a lump sum severance payment equal to a minimum of 6 months of his then base salary and target bonus, with an additional 1 month of base salary and target bonus for each full year of service to a maximum benefit of 12 months of base salary and target bonus. We refer to the number of months of severance Mr. Covino is entitled to as the “vice president severance period.”
•	If, within two years following a corporate transaction or a corporate change in control, Mr. Covino experiences a termination of employment other than for cause or by reason of death or disability or experiences an involuntary employment action, Mr. Covino would be entitled to a lump sum severance payment equal to one times his then-annual base salary plus target annual bonus. These payments are in lieu of any payment in the preceding paragraph.

The payment of these severance benefits is conditioned upon execution of an irrevocable release in favor of the Company. The vice president severance policy does not pay severance upon a termination for cause, voluntary retirement or death or disability.

In any case where severance is payable under our vice president severance policy, Mr. Covino would also receive continuation of medical, dental and vision insurance benefits until the earlier of the last date of the vice president severance period or the date he becomes eligible to participate in another employer’s medical, dental and vision insurance plans. Mr. Covino would also be provided up to six months of executive-level outplacement services at our cost.

Annual Bonus Plan

Our annual bonus plan provides for a prorated target bonus payment upon a termination of employment due to the death or disability of the participant. As our annual bonus plan provides for payment of a full bonus to any participant remaining employed on the last day of the plan year, annual bonus amounts are not included in the Potential Post-Termination Payments Table below.

Mr. Vounatsos’ Arrangements

We entered into an employment agreement with Mr. Vounatsos effective January 6, 2017, with an initial term

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5	Executive Compensation Matters (continued)

ending on December 31, 2019, at which time the term automatically extends for additional 12-month periods until the agreement is otherwise terminated in accordance with its terms.

Under Mr. Vounatsos’ employment agreement, if his employment is terminated by the Company without cause or if he terminates his employment for good reason (referred to in his employment agreement as an involuntary employment action), then he would be entitled to a lump sum payment of cash severance in the amount of one and one-half times his annual base salary and target annual bonus. If, however, such termination of employment occurs within two years following a corporate transaction or a corporate change in control (CIC), then he would be entitled to a lump sum payment of cash severance in the amount of two times his annual base salary and target annual bonus. Mr. Vounatsos would also receive continuation of medical, dental and vision benefits until the earlier of 18 months (24 months if within 2 years of a CIC) following the date his employment terminates or the date upon which he becomes eligible to receive substantially comparable benefits through another employer. In addition, he would be entitled to receive a pro rata portion of his annual cash bonus for the year that such termination occurs based on actual performance or, in the event the termination occurs within two years following a CIC, the target annual bonus. Mr. Vounatsos would also be provided executive-level outplacement services for a 12-month period following the termination date at our cost. The payment of Mr. Vounatsos’ severance benefits is conditioned upon execution of general release in favor of the Company.

During 2017, Mr. Vounatsos invested $1.0 million in Biogen common stock.

Dr. Ehlers’ Additional Arrangements

In connection with the hiring of Dr. Ehlers, we agreed that if a new CEO were appointed within two years from his start date (i.e., prior to May 9, 2018) and as a result of the appointment (1) Dr. Ehlers’ employment is terminated other than for cause or (2) if Dr. Ehlers terminates his employment, following a notice and cure period, because there is a material and substantial change in the Company’s financial spend committed to the Research and Development organization or a material alteration and diminution in Dr. Ehlers’ authority, duties or responsibilities, then he would be entitled to receive severance benefits and accelerated vesting of outstanding LTI awards as if a change in control and involuntary employment action had occurred under our executive severance policy and our 2008 Omnibus Equity Plan.

Dr. Scangos’ Arrangements

On January 6, 2017, Dr. Scangos ceased to be our Chief Executive Officer and the Company paid him the severance benefits payable under his employment agreement, as described in the CD&A above under the heading “2017 and 2018 Hiring- and Transition-Related Compensation Decisions—Dr. Scangos’ Arrangements.”

Mr. Clancy’s Arrangements

Mr. Clancy voluntarily separated from the Company on July 1, 2017, and did not receive any severance benefits in connection with his separation. Mr. Clancy’s outstanding LTI awards were eligible for retirement vesting with either accelerated or continued vesting, as applicable, pursuant to the retirement provision under our 2008 Omnibus Equity Plan.

Mr. DiPietro’s Arrangements

On May 26, 2017, Mr. DiPietro ceased to be our Executive Vice President, Human Resources and effective September 30, 2017, Mr. DiPietro ceased to be employed by us. We paid him the severance benefits payable under our executive severance policy for Executive Vice Presidents and certain additional benefits, as described in the CD&A above under the heading “2017 and 2018 Hiring- and Transition-Related Compensation Decisions—Mr. DiPietro’s Arrangements.”

Excise Tax Provisions

Before June 2009 we maintained an excise tax gross-up policy for all of our executives, including certain of our NEOs. Under this policy, if payments to these executive officers in the event of a corporate transaction or corporate change in control were subject to the excise tax under Internal Revenue Code Section 4999, we would pay the executive officer an additional amount that equals the amount of the excise tax, plus the income and other payroll taxes arising from our payment of the excise tax amount (280G tax gross-up), so that the executive officer realized the full intended benefit.

In June 2009 we changed our excise tax gross-up policy so that newly-hired executives are not eligible for any 280G tax gross-up but may elect to have severance payments reduced to an amount that will not be subject to excise tax. Consistent with this policy, as Ms. Alexander was already eligible for this benefit prior to June 2009, she remains eligible for a 280G tax gross up. No other current NEO is eligible for this benefit.

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5	Executive Compensation Matters (continued)

Awards Under Equity Plans

Under the provisions of our equity plans, if a corporate change in control occurs, all outstanding options and stock awards under our equity plans granted prior to February 12, 2014, will become fully exercisable or vested, as the case may be, and options will remain exercisable until the original option expiration date.

As amended in February 2014, awards granted under our 2008 Omnibus Equity Plan on or after February 12, 2014, and awards granted our 2017 Omnibus Equity Plan, unless otherwise determined by our Compensation Committee at the time of grant, will not automatically vest or become exercisable upon a corporate change in control (i.e., upon a “single trigger”), but will vest or become exercisable in full immediately prior to an involuntary employment action that occurs within two years following a corporate change in control (i.e., upon a “double trigger”).

In the event of a corporate transaction, we can either cause the surviving corporation to assume all equity awards or accelerate their vesting and exercisability immediately before the corporate transaction. If the equity awards are assumed and an executive officer’s employment is terminated in an involuntary employment action within two years following the corporate transaction, the equity awards that are assumed will become fully vested and, if applicable, exercisable. Under our equity plans, any assumed awards that become vested will remain exercisable through the earlier of 12 months from the termination date or the original option expiration date.

If the holder of an equity award retires, which is defined under our equity plans as leaving the employment of Biogen after reaching age 55 with 10 consecutive years of service, each then outstanding equity award not yet vested or exercisable will become immediately vested or exercisable upon such termination at a rate of 50% of the shares unvested at the time of retirement plus an additional 10% of the shares for each full year of service beyond 10 years of service. Options vested under these provisions remain exercisable for 36 months from retirement or until the original option expiration date, if sooner.

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5	Executive Compensation Matters (continued)

Potential Post-Termination Payments Table

The following table summarizes the potential payments to each NEO under various termination events. The table assumes that the event occurred on December 31, 2017, for all NEOs except for Dr. Scangos and Messrs. Clancy and DiPietro who separated from the Company during 2017. The calculations use the closing price of our common stock as reported by Nasdaq on December 29, 2017, the last trading day of 2017, which was $318.57 per share.

Name and Payment Elements(1) (a)	Retirement(2) (b)	Qualifying Termination of Employment Not Following a Corporate Transaction or Change in Control (c)(3)	Qualifying Termination of Employment Following a Corporate Transaction or Change in Control (d)(3)
Michel Vounatsos(4)
Severance	—	$5,087,500	$6,325,000
Performance-based RSUs	—	—	$14,407,305
Medical, Dental and Vision	—	$30,679	$40,905
Outplacement(5)	—	$32,000	$32,000
Total	—	$5,150,179	$20,805,210
Jeffrey D. Capello
Severance	—	$1,275,000	$2,550,000
Medical, Dental and Vision	—	$19,954	$39,908
Outplacement(5)	—	$32,000	$32,000
Total	—	$1,326,954	$2,621,908
Michael D. Ehlers(6)
Severance	—	$2,700,875	$2,700,875
Performance-based RSUs	—	$5,878,440	$5,878,440
Time-based RSUs	—	$659,440	$659,440
Medical, Dental and Vision	—	$42,088	$42,088
Outplacement(5)	—	$32,000	$32,000
Total	—	$9,312,843	$9,312,843
Susan H. Alexander
Severance	—	$2,153,430	$2,461,063
Performance-based RSUs	$3,881,140	$3,881,140	$6,468,566
Medical, Dental and Vision	—	$25,644	$29,308
Outplacement(5)	—	$32,000	$32,000
280G Tax Gross-Up(7)	—	—	—
Total	$3,881,140	$6,092,214	$8,990,937
Paul F. McKenzie
Severance	—	$1,197,438	$2,052,750
Performance-based RSUs	—	—	$3,940,587
Time-based RSUs	—	—	$869,696
Medical, Dental and Vision	—	$23,547	$40,367
Outplacement(5)	—	$32,000	$32,000
Total	—	$1,252,985	$6,935,400
Gregory F. Covino
Severance	—	$478,386	$521,875
Performance-based RSUs	—	—	$672,178
Time-based RSUs	—	—	$254,537
Medical, Dental and Vision	—	$19,023	$20,753
Outplacement(5)	—	$7,000	$7,000
Total	—	$504,409	$1,476,343
George A. Scangos(8)
Severance	—	$7,244,877	—
Performance-based RSUs	—	$14,780,047	—
Medical, Dental and Vision	—	$7,227	—
Outplacement(5)	—	$28,000	—
Total	—	$22,060,151	—
Paul J. Clancy(9)
Performance-based RSUs	$7,322,590	—	—
Total	$7,322,590	—	—
Kenneth A. DiPietro(10)
Severance	—	$2,019,413	—
Performance-based RSUs	—	$903,189	—
Medical, Dental and Vision	—	$23,750	—
Outplacement(5)	—	$32,000	—
Total	—	$2,978,352	—

62

5	Executive Compensation Matters (continued)

Notes to the Potential Post-Termination Payments Table

(1)	In the event of an executive’s death or disability, all outstanding awards under the Company’s LTI program will vest in full. The value of such accelerated awards for all NEOs would be the same amount as shown in column (d) for such NEO (based on actual performance estimated as of December 31, 2017).
(2)	Ms. Alexander and Mr. Clancy were eligible for potential payments upon retirement at December 31, 2017. Upon retirement, any vested CSPU awards would be paid following, if applicable, the six-month delay required by Section 409A of the Internal Revenue Code, any unvested CSPU awards would vest immediately upon certification of the achievement of the applicable performance criteria and would be paid following, if applicable, the six-month delay required by Section 409A of the Internal Revenue Code and any unvested MSU awards would, subject to the achievement of any applicable performance criteria, vest in accordance with the terms of such awards. The amount listed in column (b) assumes the value of all unvested awards based on actual performance estimated as of December 31, 2017. Based on years of service, Ms. Alexander and Mr. Clancy were eligible for continued vesting on 60% and 100% of outstanding awards, respectively.
(3)	The amounts listed in column (c) and column (d) for Performance-based RSUs for the applicable named executive officers assumes the value of applicable unvested awards based on actual performance estimated as of December 31, 2017.
(4)	Pursuant to his employment agreement effective January 6, 2017, upon an involuntary termination by the Company without cause or involuntary employment action not following a corporate transaction or change in control, Mr. Vounatsos is eligible to receive a lump sum payment within 60 days consisting of the pro rata portion of the target bonus for the year of termination and an amount equal to the sum of the salary annual rate and target bonus in effect at the time of termination multiplied by a factor of 1.5, continuation of medical, dental and vision insurance for up to 18 months and up to 12 months of executive outplacement services. Upon an involuntary termination by the Company without cause or an involuntary employment action following a corporate transaction or change in control, Mr. Vounatsos is eligible to receive a lump sum payment within 60 days consisting of the pro rata portion of the target bonus for the year of termination and an amount equal to the sum of the salary rate and target bonus in effect at the time of termination multiplied by a factor of 2.0, continuation of medical, dental and vision insurance for up to 24 months and up to 12 months of outplacement services.
(5)	The named executive officers are provided outplacement services at a cost of up to $32,000 for the Executive Vice President level and $7,000 for the Vice President level except for Dr. Scangos, who was eligible for outplacement services at a cost of $28,000 based the cost of the program offered to executives on his termination date of January 6, 2017; however, Dr. Scangos did not utilize this benefit.
(6)	Dr. Ehlers would be entitled to the payments in column (d) in connection with a termination as discussed above under the heading “Potential Payments Upon Termination or Change in Control—Executive Severance Policy—Dr. Ehlers’ Additional Arrangements.”
(7)	The payments for Ms. Alexander upon a corporate transaction or a corporate change in control on December 31, 2017, would not have been subject to a Section 280G excise tax.
(8)	On January 6, 2017, Dr. Scangos ceased to be our Chief Executive Officer and became entitled to the payments in column (c), as further described in the CD&A under the heading “2017 and 2018 Hiring- and Transition-Related Compensation Decisions — Dr. Scangos’ Arrangements.” As part of his employment agreement, Dr. Scangos was also eligible to receive a severance payment equal to the pro rata portion of the 2017 bonus, subject to performance determination. The amount of the prorated annual bonus equaled $44,877. In addition, Dr. Scangos was eligible to receive nine months of executive-level outplacement services at our cost equaling $28,000; however, Dr. Scangos did not utilize this benefit.
(9)	Mr. Clancy voluntarily separated from the Company on July 1, 2017. Mr. Clancy’s outstanding LTI awards were eligible for retirement vesting and continue to vest in accordance with the service requirements of the original awards.
(10)	On September 30, 2017, Mr. DiPietro’s employment terminated, at which time he became entitled to the payments in column (c), as further described in the CD&A under the heading “2017 and 2018 Hiring- and Transition-Related Compensation Decisions — Mr. DiPietro’s Arrangements.” In addition, Mr. DiPietro was eligible to receive 12 months of executive-level outplacement services at our cost equaling $32,000; however, Mr. DiPietro did not utilize this benefit.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee as of October 6, 2017, based on a consistently applied compensation measure defined as the sum of base salary, target bonus and LTI target value. For the identified median employee, annual total compensation was then calculated in accordance with the SEC’s rules for the Summary Compensation Table. For our CEO, annual total compensation was equivalent to the Summary Compensation Table value with the exception of base salary, which was annualized to $1,100,000 based on the rate approved coincident with Mr. Vounatsos’ appointment to the CEO role effective January 6, 2017. The annual total compensation of the median employee (excluding our CEO) for 2017 was $148,904 and our CEO’s annual total compensation for 2017 was $13,676,488. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees was 92 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

63

6	Stockholder Proposals

Proposal 4 – Stockholder Proposal Requesting Certain Proxy Access Bylaw Amendments

Mr. James McRitchie and Ms. Myra K. Young (whom we sometimes refer to as the Proposal 4 Proponents) have notified us that they intend to submit the following proposal for consideration at the Annual Meeting. The Proposal 4 Proponents have indicated that they beneficially own 50 shares of our common stock. We will provide their address promptly upon a stockholder’s oral or written request. The

Proposal 4 Proponents are responsible for the content of the proposal, for which we and our Board of Directors accept no responsibility. The proposal will be voted on at the Annual Meeting if the Proposal 4 Proponents, or a qualified representative, is present at the Annual Meeting and submits the proposal for a vote. Our statement in opposition follows the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE APPROVAL

OF THIS STOCKHOLDER PROPOSAL.

Proposal 4 – Stockholder Proxy Access Amendments

RESOLVED: Stockholders of Biogen Inc. (the “Company”) ask the board of directors (the “Board”) to amend its proxy access bylaw provisions and any associated documents, to include the following changes for the purpose of (1) decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for three years to satisfy the aggregate ownership requirements to form a nominating group and (2) decreasing the barriers for re-nomination:

1.	No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company’s proxy access provisions.
2.	No limitation shall be placed on the re-nomination of stockholder nominees based on the number or percentage of votes received in any election.

Supporting Statement: Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% holding criteria at most of companies examined by the Council of Institutional Investors. Allowing an unlimited number of shareholders to aggregate shares would facilitate greater participation by individuals and institutional investors in meeting the stock ownership requirements, 3% of the outstanding common stock entitled to vote.

The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, a cost-benefit analysis by CFA Institute, Proxy Access in the

United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion.

Proxy Access: Best Practices 2017

(http://www.cii.org/files/publications/misc/Proxy_Access_2017_FINAL.pdf) by the Council of Institutional Investors (CII), notes “while proxy access has gained broad acceptance, some adopting companies have included, or are considering including, provisions that could significantly impair shareholders’ ability to use it.”

Governance Changes through Shareholder Initiatives (https://cba.unl.edu/academic-programs/departments/finance/about/seminar-series/documetnts/llieve.pdf) found the announcement of shareholder proposals for proxy access submitted to 75 U.S. public companies resulted in $10.6 billion of increased shareholder value across targeted firms.

Although the Company’s Board adopted a proxy access bylaw, it contains troublesome provisions that significantly impair the ability of shareholders to participate because of the large average amount of common shares each is required to hold for three years given the current aggregation limit of 20 and the ability of shareholder nominees to run again. Adoption of the requested amendments would come closer to meeting best practices as described by CII. Last year dozens of funds voted FOR a similar proposal, including Wells Fargo Advisors, Invesco Advisors and PNC Capital Advisors. The proposal is especially important shareholders, given Company underperformance relative to the Nasdaq.

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6	Stockholder Proposals (continued)

Increase Stockholder Value

Vote for Stockholder Proxy Access Amendments – Proposal 4

Company Statement in Opposition

Our Board of Directors recommends that stockholders vote AGAINST this stockholder proposal for the following reasons:

Our proxy access framework, the result of discussions with the Proposal 4 Proponents in 2015, strikes the right balance between promoting stockholder nomination rights and protecting the interests of all our stockholders.

In 2015 we adopted a proxy access bylaw that is within the mainstream of other significant U.S. public companies with proxy access rights and that is more favorable by allowing a stockholder or group to nominate up to 25% of the Board (but not fewer than one nominee) as opposed to the more standard 20% of the Board.

Specifically, our Bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least 3 years, to nominate and include in our annual meeting proxy materials director nominees constituting 25% of the Board (but no fewer than one nominee), subject to the other procedural requirements specified in our Bylaws, which is posted on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section of our website.

Our Board adopted a regime that it believed struck the appropriate balance between providing a workable process that can be used if ever needed and that reinforces our Board’s accountability, while mitigating the possibility of proxy access being used by stockholders pursuing objectives that are not broadly supported by other stockholders or otherwise misusing proxy access.

The Proposal 4 Proponents submitted a proxy access stockholder proposal in 2015. After we adopted proxy access, they withdrew their proposal. As described below, the changes advocated by the stockholder proposal are not necessary for the proper functioning of proxy access.

We have provided an effective and workable proxy access framework. The requested changes are unnecessary and potentially disruptive.

Our proxy access bylaw permits groups of up to 20 stockholders to aggregate their shares to reach the required 3% ownership threshold (with a group of funds under common management and investment control counting as a single stockholder). The Proposal 4 Proponents’ requested change to our proxy access bylaw would place no limit on the number of stockholders who may aggregate their holdings to reach the required 3% ownership threshold. We believe that permitting a group of unlimited size to use the proxy access bylaw provisions could be unworkable and could impose a significant cost and administrative burden on the Company to verify that the eligibility and procedural requirements have been satisfied (and continue to be satisfied through the annual meeting date) by each of the potentially very large number of stockholders in the aggregate pool.

We believe an aggregation limit of 20 provides abundant opportunities for the Company’s stockholders to combine with other stockholders to satisfy the ownership requirement, provided that they also satisfy the required holding period requirement. In addition, a 20-stockholder limit is widely embraced by companies adopting proxy access, and widely endorsed among institutional stockholders’ voting policies.

Our proxy access bylaw provides that a candidate who does not receive at least 25% of the votes cast in favor of such candidate’s election will not be nominated as a proxy access candidate for the following two years. This is designed solely to prevent stockholders from abusing the proxy access process, subjecting the Company and other stockholders to the expense and effort of responding to proxy access, after that process has already been used once with a particular candidate whom stockholders as a whole did not meaningfully support.

We have a strong corporate governance structure and record of accountability.

The Company’s corporate governance structure reflects our commitment to strong and effective governance practices and a willingness to be responsive and accountable to stockholders. We regularly assess our corporate governance policies to take into account evolving best practices and to address stockholder feedback. Our goals are to align the interests of stockholders, directors and management; ensure accountability; encourage robust engagement with our key stakeholders and provide our stockholders with a meaningful voice in both the nomination and the election of directors. Some of our governance policies and practices that support these goals are:

•	Annual elections of all directors.
•	Majority voting in uncontested director elections and resignation policy.

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6	Stockholder Proposals (continued)

•	Our Board comprises a substantial majority of independent directors and all standing committees of our Board comprise only independent directors.
•	We have an independent Chairman with significant responsibilities, including:
•	presiding at meetings of our Board and executive sessions of our independent directors;
•	reviewing and assisting in setting the agenda and schedule for our Board meetings in collaboration with our Chief Executive Officer; and
•	serving as a liaison for stockholder communications with our Board.
•	Stockholders representing 25% or more of our outstanding shares can call a special meeting of stockholders.
•	Our stockholders are able to:
•	recommend director candidates to our Corporate Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources;
•	directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our Bylaws and the federal securities laws; and

•	communicate directly with members of our Board, the Chairman, any Board committee or our independent directors as a group.

The robust proxy access provisions our Board has adopted, together with these other practices, promote Board independence and provide substantial opportunities consistent with best practices for stockholder input into the governance process. The changes to proxy access requested by the proposal are unnecessary and disrupt the balanced approach reflected in our Bylaws.

Proposal 5 – Stockholder Proposal Requesting a Report on the Extent to Which Risks Related to Public Concern Over Drug Pricing Strategies are Integrated into Incentive Compensation Arrangements

Azzad Asset Management (co-sponsored with Boston Common Asset Management, LLC; Domini Impact Equity Fund; Mercy Investment Services, Inc.; Missionary Oblates of Mary Immaculate OIP Investment Trust; Northwest Women Religious Investment Trust; Sisters of St. Francis Charitable Trust; Trinity Health; and UAW Retiree Medical Benefits Trust) (we sometimes refer to these entities as the Proposal 5 Proponents) have notified us that it intends to submit the following proposal for consideration at the Annual Meeting. Azzad Asset Management has indicated

that they beneficially own 6.607 shares of our common stock. We will provide the Proposal 5 Proponents’ address promptly upon a stockholder’s oral or written request. The Proposal 5 Proponents are responsible for the content of the proposal, for which we and our Board accept no responsibility. The proposal will be voted on at the Annual Meeting if the Proposal 5 Proponents, or a qualified representative, is present at the Annual Meeting and submits the proposal for a vote. Our statement in opposition follows the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE APPROVAL

OF THIS STOCKHOLDER PROPOSAL.

RESOLVED, that shareholders of Biogen Inc. (“Biogen”) urge the Compensation Committee to report annually to shareholders on the extent to which risks related to public concern over drug pricing strategies are integrated into Biogen’s incentive compensation policies, plans and programs (together, “arrangements”) for senior executives. The report should include, but need not be limited to, discussion of whether incentive compensation arrangements reward, or not penalize, senior executives for (i) adopting pricing strategies, or making and honoring commitments about pricing, that incorporate public concern regarding the level or rate of increase in prescription drug prices; and (ii) considering risks related to drug pricing when allocating capital.

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6	Stockholder Proposals (continued)

SUPPORTING STATEMENT

As long-term investors, we believe that senior executive incentive compensation arrangements should reward creation of sustainable long-term value. To that end, it is important that those arrangements align with company strategy and encourage responsible risk management.

A key risk facing pharmaceutical companies is backlash against high drug prices. Public outrage over high prices and their impact on patient access may force price rollbacks and harm corporate reputation. Legislative or regulatory investigations regarding pricing of prescription medicines may bring about broader changes. (E.g., https://democrats-oversight.house.gov/news/press-releases/cummings-and-welch-launch-investigation-of-drug-companies-skyrocketing-prices; https://democrats-oversight.house.gov/news/press-releases/cummings-and-welch-propose-medicare-drug-negotiation-bill-in-meeting-with)

Biogen was publicly criticized in 2017 for the $750,000 first-year price tag, and $375,000 annual cost thereafter, for new spinal muscular atrophy treatment Spinraza. (E.g.,  https://www.npr.org/sections/health-shots/2017/08/01/540100976/drug-puts-a-750-000-price-tag-on-life) Congressional attention has also recently focused on the price of drugs for multiple sclerosis, including those sold by Biogen. (https://www.investors.com/news/technology/biogen-teva-slip-after-democrats-launch-ms-drug-pricing-probe/)

We are encouraged by Biogen’s improved transparency on pricing. We are concerned, however, that the incentive compensation arrangements applicable to Biogen’s senior executives may not encourage senior executives to take actions that result in lower short-term financial performance even when those actions may be in Biogen’s best long-term financial interests.

Biogen uses revenue and earnings per share as metrics for the annual bonus (together with strategic goals), and revenue and free cash flow as the metrics for the cash settled performance units program. (2017 Proxy Statement, at 38-41) A recent Credit Suisse analyst report found that “US drug price rises contributed 100% of industry EPS growth in 2016” and characterized that fact as “the most important issue for a Pharma investor today.” The report identified Biogen as a company where U.S. net price increases accounted for at least 100% of 2016 EPS growth. (Global Pharma and Biotech Sector Review: Exploring Future US Pricing Pressure, Apr. 18, 2017, at 1)

In our view, excessive dependence on drug price increases is a risky and unsustainable strategy, especially when price hikes drive large senior executive payouts. For example, media coverage noted that a 600% rise in Mylan’s CEO’s total compensation accompanied the 400% EpiPen price increase. (See, e.g., https://www.nbcnews.com/business/consumer/mylan-execs-gave-themselves-raises-they-hiked-epipen-prices-n636591; https://www.wsj.com/articles/epipen-maker-dispenses-outsize-pay-1473786288; https://www.marketwatch.com/story/mylan-top-executive-pay-was-second-highest-in-industry-just-as-company-raised-epipen-prices-2016-09-13)

The requested disclosure would allow shareholders to assess the extent to which compensation arrangements encourage senior executives to responsibly manage risks relating to drug pricing and contribute to long-term value creation. We urge shareholders to vote for this Proposal.

Company Statement in Opposition

Our Board of Directors recommends that stockholders vote AGAINST this stockholder proposal for the following reasons:

Our annual proxy statement provides detailed information on the material factors upon which our incentive compensation for executive officers is based and therefore covers the information that would be included in the report called for by this stockholder proposal.

Each year, the CD&A section of our proxy statement describes our executive compensation philosophy, our Compensation Committee’s process for setting executive compensation, the elements of our compensation program, the factors our Compensation Committee considered when setting executive compensation for the previous year and the factors that affected incentive payouts for the previous year’s performance.

Our proxy statements include detailed analyses of our Compensation Committee’s review of the compensation paid to individual named executive officers. These analyses provide all relevant information about the material factors that were considered in those executives’ compensation. These analyses include information regarding specific individualized performance goals, including goals relating to strategic efforts and decisions. This is information that is broadly available to stockholders and the general public.

Further, as part of its review of the CD&A, our Compensation Committee is required to assess the risk associated with our compensation policies and decisions. In connection

67

6	Stockholder Proposals (continued)

with this assessment, we provide robust disclosure in the CD&A about the factors, including risk, that our Compensation Committee considers when determining executive compensation. Our CD&A thus makes it clear that the potential risks of our incentive compensation programs — including long-term risks, which are a central focus of this stockholder proposal — are already assessed and weighed by our Compensation Committee when it approves executive compensation.

In addition, our Compensation Committee’s charter sets forth the duties and responsibilities of our Compensation Committee, which include, among other things, determining and approving the compensation of our CEO and other executive officers. The charter makes clear that the duties and responsibilities of our Compensation Committee encompass a review of significant risks with respect to our compensation and benefits program and steps taken by management to monitor and mitigate such risk. Furthermore, our compensation philosophy is performance based. Each year we establish performance targets that are based on financial, market share, pipeline development and other goals that we deem relevant for creation of stockholder value. Underlying these targets are consideration of, among other things, overall market growth, competitive threats, new product introductions, unit growth and product pricing.

The report the Proposal 5 Proponents ask for would contain no material information that is not already evident from the information that we are required to, and do, disclose in our CD&A. Accordingly, we believe an annual report is unnecessary.

68

7	Additional Information

STOCK OWNERSHIP

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director; and
•	all of our directors and executive officers as a group.

Except as otherwise noted, the persons identified have sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Except as otherwise noted, the information below is as of April 12, 2018 (Ownership Date).

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142.

Name	Shares Owned (1)	Shares Subject to Options and Stock Units (2)	Total Number of Shares Beneficially Owned	Percentage of Outstanding Shares (3)
5% Stockholders
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	16,804,682	—	16,804,682	7.96%
PRIMECAP Management Company(5) 177 East Colorado Boulevard 11th Floor Pasadena, CA 91105	15,109,231	—	15,109,231	7.16%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	14,871,019	—	14,871,019	7.05%
Named Executive Officers
Michel Vounatsos(7)	8,432	3,244	11,676	*
Jeffrey D. Capello	—	—	—	—
Michael Ehlers(7)	2,904	3,528	6,432	*
Susan H. Alexander	24,844	6,395	31,239	*
Paul F. McKenzie	2,557	—	2,557	*
Gregory F. Covino	4,021	—	4,021	*
George A. Scangos(8)	89,751	—	89,751	*
Paul J. Clancy(9)	13,525	—	13,525	*
Kenneth A. DiPietro(10)	913	—	913	*
Directors
Alexander J. Denner(11)	422,832	1,055	423,887	*
Caroline D. Dorsa	17,117	1,055	18,172	*
Nancy L. Leaming	9,008	1,055	10,063	*
Richard C. Mulligan	8,974	1,055	10,029	*
Robert W. Pangia	16,652	7,169	23,821	*
Stelios Papadopoulos(12)	28,206	1,740	29,946	*
Brian S. Posner	5,275	1,055	6,330	*
Eric K. Rowinsky	13,089	1,055	14,144	*
Lynn Schenk(13)	9,074	1,055	10,129	*
Stephen A. Sherwin	4,079	13,333	17,412	*
Executive officers and directors as a group (19 persons)(7)(14)	581,710	42,794	624,504	*

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

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7	Additional Information (continued)

(1)	The shares described as “owned” are shares of our common stock directly or indirectly owned by each listed person, rounded up to the nearest whole share.
(2)	Includes options that are or will become exercisable and RSUs that will vest within 60 days of the Ownership Date.
(3)	The calculation of percentages is based upon 211,007,835 shares outstanding on the Ownership Date, plus for each of the individuals listed above the shares subject to options and RSUs exercisable within 60 days of the Ownership Date, as reflected in the column under the heading “Shares Subject to Options and Stock Units.”
(4)	Based solely on information as of December 31, 2017, contained in a Schedule 13G/A filed with the SEC by BlackRock Inc. on January 29, 2018, which also indicates that it has sole voting power with respect to 14,879,331 shares and sole dispositive power with respect to 16,804,683 shares.
(5)	Based solely on information as of December 31, 2017, contained in a Schedule 13G/A filed with the SEC by PRIMECAP Management Company on February 27, 2018, which also indicates that it has sole voting power over 1,930,730 shares and sole dispositive power over 15,109,231 shares.
(6)	Based solely on information as of December 31, 2017, contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 8, 2018, which also indicates that it has sole voting power with respect to 302,180 shares, sole dispositive power with respect to 14,530,150 shares, shared voting power with respect to 46,671 shares and shared dispositive power with respect to 340,869 shares.
(7)	Includes shares underlying MSUs that will vest within 60 days of the Ownership Date, assuming the maximum possible number of shares that are eligible for vesting on the vesting date.
(8)	Includes 10,756 shares held in trusts of which Dr. Scangos is a trustee. Dr. Scangos ceased to be Biogen’s Chief Executive Officer and a member of our Board, effective January 6, 2017. Dr. Scangos’s stock ownership is based on Company information.
(9)	Mr. Clancy voluntarily separated from the Company effective July 1, 2017.
(10)	Mr. DiPietro ceased to be Biogen’s Executive Vice President, Human Resources effective May 26, 2017, and ceased to be employed by us effective September 30, 2017.
(11)	Includes (i) 30,000 shares of common stock directly beneficially owned by Sarissa Capital Catapult Fund LLC, a Delaware limited liability company (Sarissa Catapult); and (ii) 383,858 shares of common stock directly beneficially owned by Sarissa Capital Offshore Master Fund LP, a Cayman Islands limited partnership (Sarissa Offshore and, together with Sarissa Catapult, the Sarissa Funds). Sarissa Capital Management GP LLC, a Delaware limited liability company (Sarissa Capital GP), is the general partner of Sarissa Capital Management LP, a Delaware limited partnership (Sarissa Capital), the investment advisor to the Sarissa Funds. Dr. Denner is the Chief Investment Officer of Sarissa Capital and the managing member of Sarissa Capital GP. By virtue of the foregoing, Dr. Denner may be deemed to indirectly beneficially own the shares that the Sarissa Funds directly beneficially own. Dr. Denner disclaims beneficial ownership of such shares of common stock owned by the Sarissa Funds.
(12)	Includes 28,206 shares held in limited liability companies of which Dr. Papadopoulos is the sole manager.
(13)	Includes 738 shares held in a trust of which Ms. Schenk is a trustee and 2,362 shares held in a defined benefit plan.
(14)	Includes 445,164 shares held indirectly through trusts, funds, defined benefit plans or limited liability companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and greater than 10% stockholders to file initial reports of ownership and changes of ownership of our common stock. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 forms on their behalf. Based solely on information provided to us by our directors and executive officers, we believe that during 2017 all such parties complied with all applicable filing requirements.

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7	Additional Information (continued)

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Code of Business Conduct (Values in Action), Corporate Governance Principles, Related Person Transaction Policy and Conflict of Interest Policy set forth our policies and procedures for the review and approval of transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with SEC rules.

In circumstances where one of our directors or executive officers, or a family member, has a direct or indirect material interest in a transaction involving Biogen, our Corporate Governance Committee must review and approve all such proposed transactions or courses of dealing. In determining whether to approve or ratify a transaction with a related person, among the factors our Corporate Governance Committee may consider (as applicable) are:

•	the business reasons for entering into the transaction;
•	the size of the transaction and the nature of the related person’s interest in the transaction;
•	whether the transaction terms are as favorable to us as they would be to an unaffiliated third party;
•	whether the transaction terms are more favorable to the related person than they would be to an unaffiliated third party;
•	the availability of alternative sources for comparable products, services or other benefits;
•	whether the transaction would impair the independence or judgment of the related person in the performance of his or her duties to us;
•	for non-employee directors, whether the transaction would be consistent with Nasdaq’s requirements for independent directors;
•	whether the transaction is consistent with our Conflict of Interest Policy, which prohibits related persons and others from having a financial interest in any competitor, customer, vendor or supplier of ours;
•	the related person’s role in arranging the transaction;
•	the potential for the transaction to be viewed as representing or leading to an actual or apparent conflict of interest; and
•	any other factors that our Corporate Governance Committee deems appropriate.

Our Code of Business Conduct, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair their ability to make objective and fair decisions while acting in their Company roles. Other than the sponsored research agreement described below, there are no relationships or transactions with related persons that are required to be disclosed in this Proxy Statement under SEC rules.

On January 27, 2017, we entered into a sponsored research agreement with Harvard University (the Research Agreement), under which the Artavanis-Tsakonas Laboratory at Harvard Medical School will conduct research to identify novel genes, targets and pathways that regulate neurodegenerative diseases. We believe the Research Agreement will support the identification of new drug targets and pathways in a resource efficient manner. Under the Research Agreement, we have an option to negotiate an exclusive license to any invention resulting from projects funded under the agreement. Dr. Spyros Artavanis-Tsakonas is the Principal Investigator and directs the activities of the Artavanis-Tsakonas Laboratory and is a Professor of Cell Biology at Harvard Medical School. Dr. Artavanis-Tsakonas served as a Visiting Scientist at Biogen from March 1, 2017 to February 28, 2018, which was a part-time position, and previously served as our Senior Vice President, Chief Scientific Officer. The Research Agreement requires us to make payments to Harvard University of $1.7 million per year, of which $1.0 million per year will directly fund the sponsored research at the Artavanis-Tsakonas Laboratory. The Research Agreement has an initial term of five years and may, after three years, be terminated on six months’ notice if certain milestones have not been met.

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7	Additional Information (continued)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017, about:

•	the number of shares of common stock subject to issuance upon exercise of outstanding options and vesting of RSUs under plans adopted and assumed by us;
•	the weighted-average exercise price of outstanding options under plans adopted and assumed by us; and
•	the number of shares of common stock available for future issuance under our active plans: our 2017 Omnibus Equity Plan, our Non-Employee Directors Equity Plan and our 2015 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-average Exercise Price of Outstanding Options and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(2) (c)
Equity compensation plans approved by stockholders	1,245,385	$ 53.83	21,805,335
Equity compensation plans not approved by stockholders	—	—	—
Total	1,245,385	$ 53.83	21,805,335
(1)	The weighted-average exercise price includes all outstanding stock options but does not include RSUs, which do not have an exercise price. If the RSUs were included in this calculation, the weighted average exercise price would be $1.82. The total number of RSUs included in column (a) is 1,203,299.
(2)	Of these shares, (a) 15,185,030 remain available for future issuance under our 2017 Omnibus Equity Plan, (b) 717,480 remain available for future issuance under our Non-Employee Directors Equity Plan and (c) 5,902,825 remain available under our 2015 Employee Stock Purchase Plan. In addition to shares issuable upon the exercise of options or rights, the shares under our 2017 Omnibus Equity Plan and our Non-Employee Directors Equity Plan may also be issued other than upon such exercise.

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7	Additional Information (continued)

MISCELLANEOUS

Stockholder Proposals

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2019 annual meeting of stockholders must be received by our Secretary no later than December 28, 2018, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.

A stockholder proposal submitted outside the processes of Rule 14a-8 and not for inclusion in our proxy statement for the 2019 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice no later than March 14, 2019, and no earlier than February 12, 2019. However, if the date of the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2019 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2019 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made.

All stockholder proposals for our 2019 annual meeting of stockholders should be sent to our Secretary, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142.

Other Stockholder Communications

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (781) 464-2442. However, stockholders who wish to communicate directly with our Board of Directors, or any individual director, should direct questions in writing to our Secretary, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142. Communications addressed in this manner will be forwarded directly to our Board of Directors or named individual director(s).

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report, the content of www.biogen.com, including the charters of the committees of our Board of Directors, Corporate Governance Principles, Related Person Transaction Policy, Conflicts of Interest Policy, Code of Business Conduct and Bylaws, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

Copies of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of this Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents without charge to you if you write or call Investor Relations, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, (781) 464-2442. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

Manner and Cost of Proxy Solicitation

Biogen pays the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may contact you in person, by telephone or by email or other electronic means. None of our directors, officers or employees will receive additional compensation for soliciting you. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock. Georgeson LLC, New York, New York, has been retained to assist us in the solicitation of proxies at a fee estimated not to exceed $11,000.

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2018 PROXY STATEMENT

APPENDIX A

GAAP to Non-GAAP Reconciliation

Diluted Earnings Per Share and Net Income Attributable to Biogen Inc.

(unaudited, $ in millions, except per share amounts)

	For the Twelve Months Ended
	December 31, 2017	December 31, 2016
GAAP earnings per share – Diluted	$11.92	$16.93
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	9.89	3.29
Non-GAAP earnings per share – Diluted	$21.81	$20.22

	For the Twelve Months Ended
	December 31, 2017	December 31, 2016
GAAP net income attributable to Biogen Inc.	$2,539.1	$3,702.8
Adjustments:
Amortization of acquired intangible assetsA,B	814.7	373.6
TECFIDERA litigation settlement chargeA	—	454.8
Acquired in-process research and development	120.0	—
Loss (gain) on fair value remeasurement of contingent consideration	62.7	14.8
Net distribution to noncontrolling interestsC	109.7	—
Gain on deconsolidation of variable interest entities	—	(4.4)
Hemophilia business separation costs	19.2	18.1
Restructuring, business transformation and other cost saving initiatives:
2017 corporate strategy implementationD	18.5	—
Restructuring chargesD	0.9	33.1
Cambridge manufacturing facility rationalization costsE	—	54.8
Income tax effect related to reconciling items	(213.0)	(224.9)
Tax reformF	1,173.6	—
Non-GAAP net income attributable to Biogen Inc.	$4,645.4	$4,422.7

A

Amortization of acquired intangible assets for the twelve months ended December 31, 2017, includes $444.2 million of impairment and amortization charges related to the intangible asset associated with our U.S. and rest of world licenses to Forward Pharma’s intellectual property, including Forward Pharma’s intellectual property related to TECFIDERA. In exchange for these licenses, we paid Forward Pharma $1.25 billion in cash. During the fourth quarter of 2016 we recognized a pre-tax charge of $454.8 million and in the first quarter of 2017 we recognized intangible assets of $795.2 million related to this agreement.

We have two intellectual property disputes with Forward Pharma, one in the U.S. and one in the E.U., concerning intellectual property related to TECFIDERA. In March 2017 the U.S. intellectual property dispute was decided in our favor. We evaluated the recoverability of the U.S. asset acquired from Forward Pharma and recorded an impairment charge in the first quarter of 2017 to adjust the carrying value of the acquired U.S. asset to fair value reflecting the impact of the developments in the U.S. legal dispute. In March 2018 the European Patent Office issued its decision revoking Forward Pharma’s European Patent No. 2 801 355. Based upon our assessment of these rulings, we continue to amortize the remaining net book value of the U.S. and rest of world intangible assets in our consolidated statements of income utilizing an economic consumption model.

The TECFIDERA litigation settlement charge for the twelve months ended December 31, 2016, represents the portion of the $1.25 billion cash payment made in the first quarter of 2017 attributable to our sales of TECFIDERA during the period April 2014 through December 31, 2016.

B

Amortization of acquired intangible assets for the twelve months ended December 31, 2017, includes a $31.2 million pre-tax impairment charge related to our acquired and in-licensed rights and patents intangible asset due to the Article 20 Procedure of ZINBRYTA.

A-1

2018 PROXY STATEMENT

Appendix A (continued)

C

Net distribution to noncontrolling interests for the twelve months ended December 31, 2017, reflects the after-tax $150.0 million upfront payment made to Neurimmune in exchange for a 15% reduction in royalty rates payable on potential commercial sales of aducanumab. This upfront payment is in relation to the amendment of the terms of our collaboration agreement with Neurimmune.

D	2017 corporate strategy and restructuring charges for the twelve months ended December 31, 2017, are related to our efforts to create a leaner and simpler operating model.

Restructuring charges for the twelve months ended December 31, 2016, include $8.0 million of costs incurred in connection with our 2015 corporate restructuring. Restructuring charges for the twelve months ended December 31, 2016, include charges of $17.7 million incurred in connection with our 2016 restructuring resulting from our decision to spin-off our hemophilia business. Restructuring charges for the twelve months ended December 31, 2016, also include severance charges of $7.4 million related to employee separation costs as a result of our decision to vacate and cease manufacturing in Cambridge, MA and vacate our warehouse in Somerville, MA.

E

Cambridge manufacturing facility rationalization costs for the twelve months ended December 31, 2016, reflect $45.5 million of additional depreciation expense included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income. Cambridge manufacturing facility rationalization costs for the twelve months ended December 31, 2016, also include charges of $6.9 million for the write-down of excess inventory.

F

On December 22, 2017, the 2017 Tax Act was signed into law and has resulted in significant changes to the U.S. corporate income tax system. The 2017 Tax Act includes a federal statutory rate reduction from 35% to 21%, the elimination or reduction of certain domestic deductions and credits, the transition of U.S. international taxation from a worldwide tax system towards a territorial tax system, limitations on the deductibility of interest expense and executive compensation and base-erosion prevention measures on future non-U.S. earnings of U.S. entities, which has the effect of subjecting certain of our earnings of foreign subsidiaries to U.S. taxation. These changes are effective beginning in 2018.

The 2017 Tax Act also includes a one-time mandatory deemed repatriation tax on accumulated foreign subsidiaries’ previously untaxed foreign earnings (the Transition Toll Tax).

Changes in tax rates and tax laws are accounted for in the period of enactment. Therefore, during the year ended December 31, 2017, we recorded a charge totaling $1,173.6 million related to our current estimate of the provisions of the 2017 Tax Act, including a $989.6 million expense under the Transition Toll Tax. The Transition Toll Tax must be paid over an eight-year period, starting in 2018, and will not accrue interest.

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Inc. and diluted earnings per share.

Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share – Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share – Diluted”:

1. Purchase accounting and merger-related adjustments

We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation or deconsolidation of variable interest entities for which we are the primary beneficiary. These adjustments include, but are not limited to, charges for in-process research and development, the amortization of certain acquired intangible assets and charges or credits from the fair value remeasurement of our contingent consideration obligations.

2. Hemophilia business separation costs

We have excluded costs that are directly associated with the set up and spin-off of our hemophilia business into an independent, publicly-traded company on February 1, 2017. These costs represent incremental third party costs attributable solely to hemophilia separation and set up activities.

A-2

2018 PROXY STATEMENT

Appendix A (continued)

3. Restructuring, business transformation and other cost saving initiatives

We exclude costs associated with the Company’s execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus R&D activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our on-going or future business operations.

4. Other items

We evaluate other items of income and expense on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and diluted earnings per share.

A-3

BIOGEN INC.

225 BINNEY STREET

CAMBRIDGE, MA 02142

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BIIB2018

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E43520-P06571 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIOGEN INC.

The Board recommends a vote FOR the following proposals:

1.	Election of Directors. To elect the eleven director nominees numbered 1a through 1k to serve for a one-year term extending until the 2019 annual meeting of stockholders and their successors are duly elected and qualified.		For	Against	Abstain				For	Against	Abstain

	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i.	Alexander J. Denner Caroline D. Dorsa Nancy L. Leaming Richard C. Mulligan Robert W. Pangia Stelios Papadopoulos Brian S. Posner Eric K. Rowinsky Lynn Schenk	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		1j.	Stephen A. Sherwin	☐	☐	☐
							1k.	Michel Vounatsos	☐	☐	☐
						2.	To ratify the selection of PricewaterhouseCoopers LLP as Biogen Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2018.		☐	☐	☐
						3.	Say on Pay - To approve an advisory vote on executive compensation.		☐	☐	☐
The Board recommends a vote AGAINST the following stockholder proposals:
						4.	Stockholder proposal requesting certain proxy access bylaw amendments.		☐	☐	☐
						5.	Stockholder proposal requesting a report on the extent to which risks related to public concern over drug pricing strategies are integrated into incentive compensation arrangements.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2018 Notice and Proxy Statement and 2017 Annual Report with Form 10-K are available at: www.proxyvote.com.

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E43521-P06571

BIOGEN INC.

Annual Meeting of Stockholders

June 12, 2018, 9:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michel Vounatsos, Jeffrey D. Capello and Susan H. Alexander, and each of them (with full power to act alone), as proxies of the undersigned with all the powers the undersigned would possess if present during the 2018 Annual Meeting, and with full power of substitution in each of them to appear, represent and vote all shares of common stock of Biogen Inc. which the undersigned would be entitled to vote at the 2018 Annual Meeting of Stockholders, to be held at Biogen Inc.’s offices located at 225 Binney Street, Cambridge, Massachusetts 02142 and online at www.virtualshareholdermeeting.com/BIIB2018 on Tuesday, June 12, 2018, at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof.

The shares represented by this proxy will be voted as directed herein. If no direction is indicated, such shares will be voted FOR the election of all of the director nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5. As to any other matter that may be properly brought before the meeting or any adjournment or postponement thereof, proxy holders will vote in accordance with their best judgment.

Continued and to be signed on reverse side